     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1997


                                      REGISTRATION STATEMENT NO. 333-30925
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               FLORIDA                                 7941                                65-0676005
   (State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
    Incorporation or Organization)          Classification Code Number)                      Number)
                                                                              RICHARD L. HANDLEY
                                                                             SENIOR VICE PRESIDENT
                                                                              AND GENERAL COUNSEL
        100 NORTHEAST THIRD AVENUE, SECOND FLOOR                        FLORIDA PANTHERS HOLDINGS, INC.
             FORT LAUDERDALE, FLORIDA 33301                        100 NORTHEAST THIRD AVENUE, SECOND FLOOR
                     (954) 768-1900                                     FORT LAUDERDALE, FLORIDA 33301
   (Address, Including Zip Code, and Telephone Number,                          (954) 768-1900
                         Including                             (Name, Address, Including Zip Code, and Telephone
 Area Code, of Registrant's Principal Executive Offices)      Number, Including Area Code, of Agent For Service)

                            ------------------------
                                   Copies to:

              STEPHEN K. RODDENBERRY, ESQ.                                  THOMAS J. MURPHY, ESQ.
           AKERMAN, SENTERFITT & EIDSON, P.A.                               MCDERMOTT, WILL & EMERY
            ONE S.E. THIRD AVENUE, 28TH FLOOR                               227 WEST MONROE STREET
                MIAMI, FLORIDA 33131-1704                                   CHICAGO, IL 60606-5096
                     (305) 374-5600                                             (312) 372-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                           PROPOSED            PROPOSED
               TITLE OF EACH CLASS                      AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
               OF SECURITIES TO BE                       TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
                   REGISTERED                        REGISTERED(1)        PER UNIT(2)          PRICE(2)               FEE
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share...      7,680,135            $20 1/8          $154,562,717            $0(3)
=================================================================================================================================



(1) The Company has granted the several Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 900,000 additional shares of Class A Common Stock on the same terms as set forth above solely to cover overallotments, if any. Includes 6,900,000 shares which were previously registered on this Registration Statement on Form S-1. Also includes 300,000 shares which were previously registered on a Registration Statement on Form S-1 (333-23133) filed March 11, 1997 and 480,135 shares which were previously registered on a Registration Statement on Form S-4 (333-28951) filed June 12, 1997, which are collectively being carried forward and included in this Registration Statement pursuant to Rule 429 under the Securities Act.


(2) Calculated on the basis of the average of the high and low sales prices of the Class A Common Stock on the New York Stock Exchange on August 4, 1997, pursuant to Rule 457(c) solely for the purpose of determining the amount of the registration fee.


(3) For the reasons set forth in Footnote (1) above, no additional registration fee is required to be paid herewith.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 5, 1997


PROSPECTUS
            , 1997


                                6,780,135 SHARES


                        FLORIDA PANTHERS HOLDINGS, INC.
'[LOGO]                       CLASS A COMMON STOCK


     Of the 6,780,135 shares of Class A Common Stock offered hereby 6,000,000 are being sold by Florida Panthers Holdings, Inc. and 780,135 shares are being offered for the account of certain sellers identified herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Class A Common Stock is listed on the New York Stock Exchange under the symbol "PAW." On August 4, 1997, the last reported sale price of the Class A Common Stock as reported by the New York Stock Exchange was $20 1/8 per share. See "Price Range of Class A Common Stock."


     The Company has two classes of Common Stock: Class A Common Stock, which is offered hereby, and Class B Common Stock, all of which is currently owned by H. Wayne Huizenga, the Company's principal shareholder and Chairman of the Board. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes, on all matters submitted to the shareholders for approval. Accordingly, following the consummation of this Offering, Mr. Huizenga, as the sole holder of the Class B Common Stock, will be able to control the management and policies of the Company and substantially all the matters submitted to the shareholders for approval, including the election of the directors. The shares of Common Stock are subject to certain NHL requirements and restrictions with respect to ownership. The NHL has mandated that, unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. THE SHARES OF CLASS B COMMON STOCK WERE ISSUED TO MR. HUIZENGA TO SATISFY THE CONTROL REQUIREMENTS OF THE NHL. See "The National Hockey League -- Restriction on Ownership,"
"-- Control Requirement" and "Description of Capital Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
                                                 PRICE                 UNDERWRITING               PROCEEDS
                                                 TO THE               DISCOUNTS AND                TO THE
                                                 PUBLIC               COMMISSIONS(1)             COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................            $                        $                        $
Total(3)...............................            $                        $                        $
------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $         .
(3) The Company has granted the several Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 900,000 additional shares of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and
    Commissions and Proceeds to the Company will be $         , $         and
    $         , respectively. See "Underwriting."

     The shares of Class A Common Stock are being offered hereby by the Underwriters named herein, subject to prior sale, when, as, and if accepted by them, subject to certain prior conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that the delivery of shares of Class A Common Stock will be made in New York, New York on
or about             , 1997.

DONALDSON, LUFKIN & JENRETTE
        SECURITIES  CORPORATION

                                ALLEN & COMPANY
                                  INCORPORATED
                                                RAYMOND JAMES & ASSOCIATES, INC.

                              [INSERT PHOTOS HERE]

The inside front cover will consist of a foldout of three pages each of which has a number of pictures of the Florida Panthers players, the crowd at a hockey game, Eastern Conference Championship Trophy, the Panthers' logo, the scoreboard, the ice rink, the words "Power Play" and the 1996 Eastern Conference championship flag.

          ------------------------------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all information contained in this Prospectus assumes no exercise of the over-allotment option. This Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. The actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.

     Florida Panthers Holdings, Inc. (the "Company") currently conducts substantially all of its business through its subsidiaries, which include Panthers BRHC Limited ("Panthers BRHC"), 2301 SE 17th St. Ltd. ("2301 Ltd.") and Rahn Bahia, Ltd. ("Rahn Ltd."), each a limited partnership formed for the purpose of owning and operating the Boca Raton Resort and Club ("Boca Resort"), the Hyatt Regency Pier 66 Hotel ("Pier 66") and the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar"), respectively, as well as the Florida Panthers Hockey Club, Ltd. ("Panthers Ltd."), a limited partnership formed for the purpose of owning and operating the Florida Panthers (the "Panthers"), a professional hockey team of the National Hockey League (the "NHL"), Arena Development Company, Ltd. ("Arena Development"), a limited partnership formed for the purpose of developing a new multi-purpose sports and entertainment center (the "Broward County Civic Arena" or the "Facility") in Broward County, Florida, Arena Operating Company ("Arena Operator"), a limited partnership formed for the purposes of managing and operating the Broward County Civic Arena, and Florida Panthers Ice Ventures, Inc. ("FPIVI"), a corporation formed for the purpose of developing ice rink facilities (the "Ice Rink Business"). In addition, the Company owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd. ("Decoma"), a Florida limited partnership, which operates the Miami Arena in which the Panthers currently play. Unless the context otherwise requires, all references herein to the Company shall mean Florida Panthers Holdings, Inc. and its subsidiaries collectively.

                                  THE COMPANY

     The Company currently operates in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) sports and entertainment (the "Sports and Entertainment Business"). The Leisure and Recreation Business currently consists of the Company's resort property operations at Boca Resort, Pier 66 and Bahia Mar (the "Resort Facilities"). The Sports and Entertainment Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations.

LEISURE AND RECREATION BUSINESS

     The Company currently owns three resort properties in South Florida, all of which have been acquired since February 1997. The Company believes that attractive opportunities exist to acquire other luxury resorts.

  BOCA RESORT

     Boca Resort is a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida and consisting of, among other things, 963 luxury guest rooms, a 70,000 square foot convention center, a separate 130,000 square foot convention center currently under construction, a 25 slip marina, two 18 hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts and a half mile of private beach with various water sports facilities. Other amenities of Boca Resort include 15 food and beverage sites, ranging from five star cuisine to beachside grills, and a new fitness center. Boca Resort has been awarded the Readers' Award for "Top 25 Hotels in North America" by Travel & Leisure magazine.

  PIER 66

     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. It has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

  BAHIA MAR

     Bahia Mar is a resort and marina complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The Bahia Mar marina is host to the International Boat Show, an annual six day boating and marine event.

SPORTS AND ENTERTAINMENT BUSINESS

  HOCKEY OPERATIONS

     The Panthers commenced play in the NHL on October 4, 1993 and, in their third season, reached the Stanley Cup Finals. The Company's hockey revenue is primarily derived from (i) the sale of tickets to the Panthers' home games, (ii) contracts with broadcast organizations and (iii) advertising and promotions. A substantial portion of the Company's annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and contracts with broadcast organizations and sponsors. The Company intends to capitalize on the increasing popularity of hockey by continuing to advertise and market the Panthers, as well as continuing to enhance the service and entertainment provided at games.

  ARENA DEVELOPMENT AND MANAGEMENT OPERATIONS

     In June 1996, the Company entered into an agreement (the "Development Agreement") with Broward County to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased a 135 acre parcel of land (the "Development Site"), which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. See "Risk Factors -- Sports and Entertainment Business -- Development of the Broward County Civic Arena" and
"Business -- Sports and Entertainment Business -- Arena Development and Operations -- Development of the Broward County Civic Arena."

     In connection with the development of the Broward County Civic Arena, the Company entered into a 30-year license agreement (the "License Agreement") and co-terminus operating agreement (the "Operating Agreement") with Broward County, pursuant to which the Company will utilize and operate the Broward County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, the Company is entitled to retain 95% of the revenue derived from the sale of general seating tickets to the Panthers' home games, and all of certain other hockey related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with revenues from luxury suites, premium seating and parking, are considered Facility operating revenue which is the primary source of revenue, in determining net operating income. Net operating income is the difference between Facility operating revenue and Facility operating expense. Under the License Agreement, the Company is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of all net operating income in excess of $14.0 million. The Company believes that successful operation of the Broward County Civic Arena will significantly enhance the Company's total revenue. See "Business -- Sports and Entertainment Business -- Arena Development and Operations."

     The Company owns approximately 78% of the partnership interests in Decoma. Decoma derives all of its revenue from its Miami Arena operations. This revenue is primarily derived from (i) seat use charges imposed on tickets sold at the Miami Arena, (ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena. See "Risk Factors -- Sports and Entertainment Business -- Litigation Relating to Miami Arena."

  ICE SKATING RINK OPERATIONS

     The Company also owns and operates a twin-pad ice rink facility located in Coral Springs, Florida ("Incredible Ice"). In addition, the Company operates an ice skating rink facility in Pompano Beach, Florida ("Gold Coast") pursuant to a lease. Incredible Ice and Gold Coast are open to the general public and derive revenues from, among other things, (i) fees charged to the public for use of the facilities for various hockey and skating programs and open skating sessions,
(ii) food and beverage sales and (iii) retail sales.

                              RECENT DEVELOPMENTS

     On July 8, 1997, the Company entered into a merger agreement (the "Merger Agreement") with Gary V. Chensoff and ResortHill, Inc., an Illinois corporation. Pursuant to the Merger Agreement, the Company will acquire interests constituting approximately 68% of The Registry Hotel at Pelican Bay (the "Registry Hotel"), in exchange for approximately $75.0 million in cash, together with approximately 930,000 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock") (the "Registry Acquisition"). The Registry Hotel is a well-known luxury resort hotel located on the Gulf of Mexico in Naples, Florida within a 90-minute drive from the east coast of South Florida. The Registry Hotel includes 474 guest rooms, a conference center, recreational areas, restaurant and retail outlets, 15 tennis courts and a nature reserve boardwalk, as well as watersports and beach amenities along the Gulf of Mexico. The Naples market is a key vacation and conference group destination. The consummation of the transaction contemplated by the Merger Agreement is subject to customary conditions.

     The Company's principal executive offices are located at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301 and its telephone number is (954) 768-1900. The Company was incorporated in Florida on July 3, 1996.

                                  THE OFFERING


Class A Common Stock Offered by
     The Company.............................  6,000,000 shares
     The Selling Stockholders................  780,135 shares
       Total.................................  6,780,135 shares

Common Stock to be Outstanding after the Offering
     Class A Common Stock(1).................  33,943,093 shares
     Class B Common Stock(2).................  255,000 shares
       Total.................................  34,198,093 shares
                                               ____________

Use of Proceeds..............................  The Company will use the net proceeds from this Offering to repay certain outstanding
                                               indebtedness, for possible future
                                               acquisitions and for working capital and
                                               general corporate purposes. See "Use of
                                               Proceeds."

New York Stock Exchange Symbol...............  PAW


------------------------------


(1) Includes 3,762,451 shares of Class A Common Stock reserved for issuance upon exercise of exchange rights which were issued in connection with the acquisition of Boca Resort. Does not include 869,810 shares of Class A Common Stock reserved for issuance upon the exercise of warrants to purchase shares of Class A Common Stock at a purchase price of $29.01 per share, which were issued in connection with the acquisition of Boca Resort, or 2,600,000 shares of Class A Common Stock reserved for issuance under the Company's stock option plan (the "Stock Option Plan"), of which 1,957,792 shares are subject to outstanding options with exercise prices ranging from $10 per share to $26 5/8 per share. The exercise price of each of these options is the fair market value of the Class A Common Stock on the date of grant. See "Management -- Stock Option Plan."

(2) All the outstanding shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), are currently owned by Mr. Huizenga.

                             SUMMARY FINANCIAL DATA

    The summary financial data set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, the unaudited pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The summary financial data as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996 are derived from unaudited interim financial statements contained elsewhere herein. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending June 30, 1997.

                                              NINE MONTHS ENDED
                                                  MARCH 31,                           FISCAL YEARS ENDED JUNE 30,
                                     -----------------------------------    ------------------------------------------------
                                              1997                                    1996
                                     -----------------------      1996      ------------------------      1995        1994
                                     ACTUAL     PRO FORMA(F)                 ACTUAL     PRO FORMA(F)
                                            )                                           (IN THOUSANDS, EXCEPT PER SHARE DATA
Revenue:
 Sports and Entertainment
   Tickets.........................  $18,944      $ 18,944      $ 15,379    $ 23,226      $ 23,226      $  9,559    $ 14,784
   Other...........................   13,241        13,597         8,645      10,861        10,861         8,187       6,898
 Leisure and Recreation
   Rooms...........................    2,535        51,991            --          --        65,331            --          --
   Food and beverage...............    1,209        34,929            --          --        44,153            --          --
   Other...........................    1,208        37,433            --          --        42,971            --          --
                                     -------      --------      --------    --------      --------      --------    --------
   Total revenue...................   37,137       156,894        24,024      34,087       186,542        17,746      21,682
Operating expenses:
 Cost of services..................   31,986        86,883        28,372      35,958       105,605        17,210      20,189
 Selling, general and
   administrative..................    7,243        42,994         5,055       8,371        58,861         5,569       5,512
 Amortization and depreciation.....    3,586        13,626         5,411       9,815        23,107         6,266       6,444
                                     -------      --------      --------    --------      --------      --------    --------
   Total operating expenses........   42,815       143,503        38,838      54,144       187,573        29,045      32,145
                                     -------      --------      --------    --------      --------      --------    --------
Net operating income (loss)........   (5,678)       13,391       (14,814)    (20,057)       (1,031)      (11,299)    (10,463)
Interest and other expense, net....   (1,844)       (6,600)       (3,538)     (5,082)       (8,800)       (4,087)     (2,463)
                                     -------      --------      --------    --------      --------      --------    --------
Net income (loss)..................  $(7,522)     $  6,791      $(18,352)   $(25,139)     $ (9,831)     $(15,386)   $(12,926)
                                     =======      ========      ========    ========      ========      ========    ========
Pro Forma Data:
Net income (loss) per share........  $ (0.72)(b)   $   0.22(d)  $  (3.48)(a) $  (4.76)(a)   $  (0.34)(c) $  (2.96)(a) $  (2.93)(a)
Weighted average shares
 outstanding.......................   10,498(b)     30,324(d)      5,276(a)    5,276(a)     28,938(c)      5,203(a)    4,405(a)


                                         INCEPTION
                                     (DECEMBER 2, 1992)
                                          THROUGH
                                       JUNE 30, 1993

Revenue:
 Sports and Entertainment
   Tickets.........................            --
   Other...........................            --
 Leisure and Recreation
   Rooms...........................            --
   Food and beverage...............            --
   Other...........................            --
                                           ------
   Total revenue...................            --
Operating expenses:
 Cost of services..................            --
 Selling, general and
   administrative..................           768
 Amortization and depreciation.....             2
                                           ------
   Total operating expenses........           770
                                           ------
Net operating income (loss)........          (770)
Interest and other expense, net....          (167)
                                           ------
Net income (loss)..................       $  (937)
                                           ======
Pro Forma Data:
Net income (loss) per share........       $ (0.21)(a)
Weighted average shares
 outstanding.......................         4,405(a)

                                                                   MARCH 31, 1997
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(G)
Balance Sheet Data:
Total current assets........................................  $ 87,405      $127,413
Total current liabilities...................................    34,685        58,374
Total assets................................................   262,071       655,200
Non-current obligations.....................................    27,511       170,071
Shareholders' equity........................................   199,875       426,755

                                              NINE MONTHS ENDED
                                                  MARCH 31,                              FISCAL YEARS ENDED JUNE 30,
                                     ------------------------------------     -------------------------------------------------
                                              1997                                     1996
                                     -----------------------       1996       -----------------------       1995         1994
                                                      PRO                                      PRO
                                        ACTUAL       FORMA                       ACTUAL       FORMA
Supplemental Cash Flow Data(e).....    $ (2,092)    $ 32,425     $ (9,403)      $(10,242)    $ 26,152     $ (5,033)    $ (4,019)


                                         INCEPTION
                                     (DECEMBER 2, 1992)
                                          THROUGH
                                       JUNE 30, 1993

Supplemental Cash Flow Data(e).....        $ (768)

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization of the Company consummated on November 18, 1996 (the "Reorganization") as follows:
   (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.
   (ii) The 870,968 shares issued in exchange for the partnership interests of Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.
(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 7,300,000 shares issued in connection with the Company's initial public offering of 2,700,000 shares of Class A Common Stock and concurrent offering of 4,600,000 shares of Class A Common Stock (the "Prior Offerings") for the period for which they were actually outstanding, (iii) 2,460,000 shares issued in the Company's private placement which closed on January 30, 1997 (the "Private Placement") for the period for which they were actually outstanding, (iv) 212,766 shares issued in the acquisition of Incredible Ice for the period for which they were actually outstanding and
    (v) 8,400,000 shares issued in connection with the acquisition of Pier 66 and Bahia Mar (the "Fort Lauderdale Resort Facilities Acquisition") (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) for the period for which they were actually outstanding.
(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness,
    (iii) 8,400,000 shares issued in connection with the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,514,889 shares issued or issuable in connection with the acquisition of Boca Resort, (vi) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness and (vii) 3,700,753 shares (of the 6,000,000 issued in this Offering) used to repay a portion of outstanding indebtedness assumed in the acquisition of the Resort Facilities, all as if they had been outstanding for the entire period presented.
(d) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 4,514,889 shares issued or issuable in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (viii) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Resort, as if they had been outstanding for the period prior to the Private Placement and (ix) 3,700,753 shares (of the 6,000,000 issued in this Offering) used to repay a portion of the outstanding indebtedness assumed in the acquisition of the Resort Facilities, as if they had been outstanding for the entire period presented.
(e) Represents the difference between total revenue and total operating expenses (exclusive of amortization and depreciation) plus Boca Resort's Premier Club (the "Premier Club") membership deposits for the pro forma periods. When adding the positive cash flows pertaining to the Premier Club membership deposits to Boca Resort's earnings before interest, depreciation, amortization and taxes, an informative supplemental measurement of operating results has been provided. This supplemental cash flow data is not determined in accordance with generally accepted accounting principles ("GAAP") nor is it intended as an alternative to GAAP operating income, net income or cash flows from operations, or as a source of liquidity.
(f) Represents the pro forma results of operations of the Company after giving effect to the (i) Reorganization, (ii) Prior Offerings, (iii) Fort Lauderdale Resort Facilities Acquisition, (iv) Private Placement, (v) acquisition of Incredible Ice, (vi) acquisition of Boca Resort as if each event had occurred as of the beginning of the period presented and (vii) issuance of 3,700,753 shares (of the 6,000,000 issued in this Offering) used to repay a portion of the outstanding indebtedness assumed in the acquisition of the Resort Facilities, as if they had been outstanding for the entire period presented.
(g) Represents pro forma balance sheet data for the Company after giving effect to the acquisition of Boca Resort and this Offering and the application of the net proceeds therefrom as if such events had occurred on March 31, 1997.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

GENERAL

  HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS

     The Company has not generated any earnings to date and has incurred net losses of approximately $7.5 million, $25.1 million, $15.4 million, $12.9 million and $937,000 for the nine months ended March 31, 1997, the years ended June 30, 1996, 1995 and 1994 and the seven months ended June 30, 1993, respectively. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  NEED FOR ADDITIONAL CAPITAL

     The Company's business may require substantial capital infusions on a continuing basis to finance operations and expansion. The Company's additional needs for capital could include cash needed for potential acquisitions, including acquisitions of additional luxury resorts, as well as capital to be used in connection with its current businesses and operations. The Company intends to use its existing capital and cash flow from operations, as well as a portion of the net proceeds from this Offering, to meet its capital needs. Additional capital needs may require additional borrowings or the sale of debt or equity securities, or some combination thereof. In the event the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition or results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  SUBSTANTIAL LEVERAGE

     In connection with the Company's acquisition of the Resort Facilities, the Company assumed substantial indebtedness. Although such indebtedness will be partially repaid with a portion of the net proceeds from this Offering, the ability of the Company to repay the remaining indebtedness will depend upon future operating performance, including that of the Resort Facilities, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control.

     The Company believes that it will have sufficient resources to pay its obligations and commitments. However, there can be no assurance that future cash flows of the Company will be sufficient to meet all such obligations and commitments. If the Company is unable to generate sufficient cash flows from operations in the future to meet its obligations and commitments, the Company could be required to pursue one or more alternatives, such as attempting to arrange a refinancing or restructuring of its indebtedness, selling material assets or operations or seeking to obtain additional debt or equity financing. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted by the terms of applicable debt agreements. In addition, if the Company were to encounter difficulty in covering its fixed charges, it would have to consider reductions in its operations and deferrals of planned capital expenditures and any potential acquisitions.

  CHALLENGES OF INTEGRATING THE OPERATIONS OF THE RESORT FACILITIES

     The full benefits of the Company's acquisitions of the Resort Facilities will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate opera-tional, financial and management systems and controls. There can be no assurance that the Company will be able to integrate the operations of the Resort Facilities successfully.

  RISKS RELATING TO EXPANSION OF BUSINESS; USES OF EXCESS PROCEEDS

     The Company may, as part of its growth strategy, consider making additional acquisitions of certain resort-related, sports-related or other types of businesses, as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. The Company may make such acquisitions with cash or with stock or a combination thereof. If the Company does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired fixed assets, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition or results of operations. In addition, transactions, including acquisitions, which would result in the issuance of a significant number of shares of Common Stock may require consent of the NHL. There is no assurance that the Company will be able to obtain such consent from the NHL. See "-- Sports and Entertainment Business -- Restrictions on the Company and Certain of its Shareholders as a Result of League Membership."

  CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS

     The Company has two classes of common stock, comprised of the Class A Common Stock and the Class B Common Stock. The Company has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of the Company unless the NHL approves the transfer of his controlling interests. See "The National Hockey League -- Control Requirement." The Class A Common Stock and Class B Common Stock generally vote together on each matter submitted to the shareholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of the Company and the outcome of substantially all of the matters submitted to the shareholders for approval, including the election of directors. See "Management," "Certain Transactions" and "Principal Shareholders."

     Neither the Company's charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws, the 180 day lock-up agreement with the underwriters in connection with this Offering and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of the Company may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

  DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Huizenga, the Chairman of the Board, Richard H. Evans, President and Chief Operating Officer, and William A. Torrey, President of Florida Panthers Hockey Club, Inc. The loss of the services of any of these individuals could have a material adverse effect on the Company. See
"Management -- Directors and Executive Officers." The Company does not carry key man life insurance on any of its officers.

  SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

     All of the Company's currently issued and outstanding shares of Class A Common Stock were either issued in the Prior Offerings or have been registered for resale (except for 34,760 shares of Class A Common Stock which were issued in connection with the acquisition of Gold Coast), and thus are freely tradeable without restriction under the Securities Act, subject to the lockup agreements described below. The recipients of the 8,400,000 shares of Class A Common Stock which were issued in connection with the Fort Lauderdale Resort Facilities Acquisition, have agreed not to sell such shares for a period of 180 days from March 4, 1997, the date the Fort Lauderdale Resort Facilities Acquisition was consummated. In addition, the Company has registered under the Securities Act (i) the 5,112,396 shares of the Class A Common Stock which are issuable in connection with the acquisition of Boca Resort, (ii) 2,600,000 shares of the Class A Common Stock reserved for issuance under the Stock Option Plan and (iii) 6,000,000 shares of Class A Common Stock which may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market, including those shares which become issuable in connection with the acquisition of Boca Resort, could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

  POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors. In addition, in recent years the stock market has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies.

  ABSENCE OF DIVIDENDS

     The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of the new credit facility which the Company is presently negotiating (the "New Credit Facility"). See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  CLASS ACTION LITIGATION

     On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against the Company and certain of its directors and officers in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits. An unfavorable outcome may have a material adverse effect on the Company's financial condition or results of operations.

LEISURE AND RECREATION BUSINESS

  OPERATING RISKS

     The Resort Facilities are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on the Company's financial condition or results of operations.

  COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and supply and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. The number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

  CAPITAL EXPENDITURES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on the Company's financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from resorts and hotels and alternative lodging facilities.

  ENVIRONMENTAL MATTERS


     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to use or sell such real property or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws, regulations and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws and regulations also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on the Company's financial condition and results of operations.


  PROPERTY TAX AND INSURANCE FLUCTUATIONS

     Each of the Resort Facilities is subject to real property taxes. Real property taxes may increase or decrease as property tax rates change and as the Resort Facilities are assessed or reassessed by taxing authorities. In addition, each of the Resort Facilities is covered by property and casualty insurance. Property and casualty insurance rates may increase depending upon claims experience, insurance market conditions and the replacement value of the Resort Facilities. A significant increase in the tax rate, the amount assessed by the taxing authority or the casualty insurance rate could have a material adverse effect on the Company's financial condition or results of operations.

  SEASONALITY OF THE RESORT BUSINESS; ADVERSE WEATHER

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in South Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters. In addition, South Florida is subject to tropical weather and storms which, if severe (as in the case of a hurricane), can interrupt the normal operations of the Resort Facilities and affect tourism.

  LOSSES IN EXCESS OF INSURANCE COVERAGE

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Resort Facilities.

SPORTS AND ENTERTAINMENT BUSINESS

  HISTORY OF LOSSES; UNCERTAINTY OF FUTURE RESULTS.

     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting the Company's ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits the Company's ability to generate revenue from the sale of additional tickets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sports and Entertainment Business -- Hockey Operations -- Miami Arena." It is currently anticipated that the Panthers will incur net losses which could exceed $20.0 million per annum while playing at the Miami Arena. In the event the Broward County Civic Arena is not completed in time for the 1998-99 season, the Panthers could incur additional operating losses. There can be no assurance that the Panthers will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  COMPETITION

     The Panthers compete for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During parts of the hockey season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida.

  DEPENDENCE ON COMPETITIVE SUCCESS OF THE PANTHERS

     The financial results of the Company are expected to depend in part on the Panthers continuing to achieve success in the NHL. By achieving and maintaining success, the Panthers expect to generate greater fan enthusiasm, resulting in higher ticket sales throughout the regular season and capturing greater shares of the local television and radio audience. Furthermore, any participation in the playoffs will provide the Panthers with additional revenue from sales of tickets for home playoff games and from broadcasts of playoff games under local media contracts. Conversely, revenue could be adversely affected by a poor performance by the Panthers. There can be no assurance that the Panthers will perform well or qualify for the playoffs.

  UNCERTAINTIES OF INCREASES IN PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last three seasons. The aggregate Panthers players' salaries nearly doubled from approximately $10.2 million during the 1993-94 season to approximately $21.1 million during the 1996-97 season. In comparison, average aggregate players' salaries for NHL teams have increased 80% from approximately $14.3 million during the 1993-94 season to approximately $25.7 million during the 1996-97 season. The NHL Collective Bargaining Agreement is designed, in part, to control the rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.

  LITIGATION RELATING TO MIAMI ARENA

     On July 23, 1996, the Miami Sports and Exhibition Authority ("MSEA" or the "Plaintiff") filed a lawsuit against, among others, Mr. Huizenga, Richard C. Rochon, the Vice Chairman of the Board, the Panthers, Decoma, Arena Development and Arena Operator (collectively, the "Defendants") in the United States District Court for the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena Contract, dated as of December 13, 1990 (the "Miami Arena Contract"), by and between Decoma and MSEA, specifically provisions restricting MSEA from developing a new state-of-the-art arena in Miami (the "Dade Arena"), and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of this litigation may have a material adverse effect on the Company's financial condition or results of operations.

  OCCUPANCY OF MIAMI ARENA

     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. The City of Miami recently announced that it intends to build the Dade Arena which will be utilized by the Miami Heat. In the event that the Dade Arena is completed and upon completion of the Broward County Civic Arena, the Miami Arena will not have a base tenant and will compete with these new facilities for the rights to host various events, including sports events and concerts. Decoma revenues for the nine months ended March 31, 1997 and the year ended June 30, 1996 directly attributable to the Panthers were approximately $310,000 and $240,000, respectively, and Decoma revenues for the nine months ended March 31, 1997 and the year ended June 30, 1996 directly attributable to the Miami Heat were $500,000 and $380,000, respectively. Management plans to seek other tenants to offset reduced revenues resulting from the potential loss of the Miami Arena's base tenants. There can be no assurance that the Miami Arena can successfully compete with the Dade Arena and the Broward County Civic Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition or results of operations of Decoma will be adversely affected.

  DEPENDENCE ON TALENTED PLAYERS

     The success of the Panthers will depend, in part, upon their ability to retain and attract talented players. The Panthers compete with other NHL and non-NHL hockey teams for available players. There can be no assurance that the Panthers will be able to retain players upon expiration of their contracts or identify and obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Panthers are able to retain or obtain players who have had successful college or professional careers, there can be no assurance of their quality of performance for the Panthers.

  ABSENCE OF INSURANCE; RISK OF INJURIES

     Player contracts generally provide that a player is entitled to receive his salary even if, as a result of injuries sustained from hockey-related activities during the course of his employment, he is unable to play. These salaries represent significant financial commitments of the Panthers. Disability insurance for NHL players (which provides for up to 80% of salary reimbursement after 30 consecutive regular season games are missed) is costly to maintain, and the Panthers carry it only for certain highly compensated players. In the event an injured player is not insured or insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion, as the case may be, of the injured player's salary. In addition, the Company would be required to pay the salary of a player who replaces the injured player. To the extent that financial results of the Company are dependent on the Panthers' competitive success (as discussed above), the likelihood of achieving such success is substantially reduced by serious injuries to key players. There can be no assurance that key players for the Panthers will not sustain serious injuries during any given season.

  SEASONALITY OF HOCKEY OPERATIONS

     The NHL season begins during the fall and ends in late spring. As a result, the Company realizes the vast majority of its hockey revenue and incurs the vast majority of its hockey expenses during that period.

  UNCERTAINTIES RELATING TO LABOR RELATIONS IN PROFESSIONAL SPORTS

     During the 1994-95 season, the NHL experienced labor relations difficulties in the form of a player lock-out in a dispute over its collective bargaining agreement, which adversely affected the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The NHL and the NHL Players' Association entered into a new seven-year collective bargaining agreement (the "NHL Collective Bargaining Agreement") on August 11, 1995 that took retroactive effect as of September 16, 1993. In June 1997, the NHL Collective Bargaining Agreement was extended through September 2004. There can be no assurance that the NHL will not experience labor relations difficulties in the future which could have a material adverse effect on the Company's financial condition or results of operations. See "The National Hockey League -- Collective Bargaining Agreement."

  RESTRICTIONS ON THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS AS A RESULT OF LEAGUE MEMBERSHIP

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. The success of the NHL and its members depends in part on the competitiveness of the teams in the NHL and their ability to maintain fiscally sound franchises. Certain NHL franchises have at times encountered financial difficulties, and there can be no assurance that the NHL and its respective franchises will continue to be able to operate on a fiscally stable and effective basis. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement. Any change to the rules, regulations and agreements adopted by the NHL will be binding upon the Panthers and their personnel, regardless of whether the Panthers agree or disagree with such changes, and it is possible that any such change could adversely affect the Panthers.

     The Commissioner of the NHL (the "Commissioner") has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding on the members of the NHL. In addition, a member of the NHL is precluded from resorting to the courts to enforce or maintain rights or claims against any other member. All disputes must be submitted to the Commissioner for his determination, and such determination, when rendered, is final and binding. See "The National Hockey
League -- Governance."

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     Neither the NHL, any of its affiliates or members nor any of their respective officers, employees or representatives, other than the Company, has reviewed in advance the information being provided in this Prospectus or elsewhere to potential investors in connection with this Offering, or assumes any responsibility for the accuracy of any representations made by the Company to any potential investors.

  POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF NHL EXPANSION

     The NHL Board of Governors has approved an expansion plan that is expected to add four additional franchises into the league over the next four years as follows:

MARKET                                                        FIRST SEASON
------                                                        ------------
Nashville...................................................    1998-99
Atlanta.....................................................    1999-00
Columbus and Minneapolis-St. Paul...........................    2000-01

     While such expansion affords the NHL the opportunity to expand into new markets, it also increases the competition for talented players among the NHL teams. The expansion process will permit expansion teams to select, in an expansion draft, certain unprotected players from the rosters of the various NHL teams. There can be no assurance that the Panthers will be able to retain all of their key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Company. In addition, to the extent the NHL teams share equally in the revenue generated from national television contracts and the sale of NHL merchandise, the Company may receive less revenue from the NHL as a result of the league expansion.

  UNCERTAINTIES REGARDING RENEWAL OF MEDIA CONTRACTS

     Prior to the commencement of the 1994-95 season, the NHL entered into a new, seven-year $275.0 million television contract (the "Fox Contract") with Fox Broadcasting Co. ("Fox") and extended its existing contract with ESPN, Inc. ("ESPN") through the end of the 1998-99 season (pursuant to which ESPN agreed to pay the NHL approximately $65.0 million) for the national broadcast of certain games in the U.S. Under the Fox Contract, Fox may choose to terminate the contract after five years. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amount paid through the date of termination pursuant to the Fox Contract prior to termination and $155.0 million. In addition, the NHL also renewed its contract with Molson Breweries of Canada Limited ("Molson") for the national broadcast of certain NHL games in Canada. A percentage of the revenue generated from such contracts is divided equally among the members of the NHL. For the year ended June 30, 1996, this revenue constituted approximately 8% of the Company's total revenue. There can be no assurance that Fox, after the initial five-year period, will choose to continue its contract with the NHL or that the NHL, upon expiration of its contracts with each of Fox, ESPN and Molson, will be able to enter into new agreements on terms as favorable as those in the current contracts.

     In August 1996, the Company entered into a letter of intent (the "SportsChannel Letter of Intent") with SportsChannel Florida Associates, a Florida limited partnership which is 70% owned by Mr. Huizenga ("SportsChannel Florida"), for the proposed local broadcast (other than radio broadcast) of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 hockey season, with an option to extend the SportsChannel Letter of Intent to cover the 1997-98 hockey season. The Company has exercised its option under the SportsChannel Letter of Intent for the broadcast of the Panthers' games during the 1997-98 hockey season. See "Certain Transactions." There can be no assurance that the Company and SportsChannel Florida will enter into a definitive agreement.

     On October 24, 1996, the Company entered into a letter of intent (the "Beasley-Reed Letter of Intent") with Beasley-Reed Broadcasting Acquisition Partnership ("Beasley-Reed") for the proposed local English language radio broadcast of all pre-season, regular season and post-season games of the Panthers during the 1996-97, 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02
hockey seasons. There can be no assurance that the Company and Beasley-Reed will enter into a definitive agreement.

  DEVELOPMENT OF THE BROWARD COUNTY CIVIC ARENA

     In June 1996, the Company entered into the Development Agreement, pursuant to which the Company will develop the Broward County Civic Arena. Construction projects, such as the development of a new civic center, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. There can be no assurance that the Company can successfully develop the Broward County Civic Arena or that costs associated with the development of the Facility will not exceed the $184.7 million to be provided by Broward County. Under the Development Agreement, the Company will be responsible for all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million. See "Business -- Sports and Entertainment Business -- Arena Development and Operations -- Development of the Broward County Civic Arena." Although the Company anticipates that the Broward County Civic Arena will be completed in time for the 1998-99 season, there can be no assurance that the Facility will be completed within the contemplated time frame.

     In addition, on January 9, 1997, a lawsuit was filed by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and
(ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company has appealed the decision rendered by the court. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $4.5 million.

  OPERATION OF THE BROWARD COUNTY CIVIC ARENA

     In June 1996, the Company entered into the License Agreement and the Operating Agreement pursuant to which the Company will utilize and operate the Broward County Civic Arena. In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena. See "Business -- Sports and Entertainment Business -- Arena Development and Operations -- Operation of the Broward County Civic Arena." The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County any deficiency in the County Preferred Revenue (the "County Preferred Revenue Obligation"). The Company believes that the revenue generated from the operations of the Facility will be sufficient to provide Broward County with the County Preferred Revenue. In the event such revenue is not sufficient to provide Broward County with the County Preferred Revenue, the Company will be required to meet its County Preferred Revenue Obligation. There can be no assurance that the revenue generated from Broward County Civic Arena will be sufficient to meet the Company's obligations to Broward County.

                                USE OF PROCEEDS

     Assuming an offering price of $21 3/4 (the last reported sale price on July 18, 1997 for the Class A Common Stock as reported on the New York Stock Exchange), the net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby are estimated to be approximately $123.5 million (approximately $142.1 million if the Underwriters' over-allotment option is exercised in full). The net proceeds of this Offering are expected to be used to repay $76.1 million of debt assumed in connection with the acquisition of the Resort Facilities, for possible future acquisitions and for working capital and general corporate purposes. The $76.1 million of debt, which will be repaid with a portion of the net proceeds of this Offering, has interest rates ranging from 7.2% to 8.4% and maturity dates ranging from June 1999 to June 2000.

                      PRICE RANGE OF CLASS A COMMON STOCK


     The Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the New York Stock Exchange under the symbol "PAW." The following table sets forth, for the quarters indicated, the range of the high and low sale prices per share for the Class A Common Stock on The Nasdaq National Market and the New York Stock Exchange.



                                                                PRICE RANGE
                                                              OF COMMON STOCK
                                                              ---------------
                                                              HIGH       LOW
FISCAL YEAR ENDED JUNE 30, 1997:
Second Quarter (from November 13, 1996).....................   $20        $10
Third Quarter...............................................    321/2      161/4
Fourth Quarter..............................................    271/4      21

FISCAL YEAR ENDING JUNE 30, 1998:
First Quarter (through August 4, 1997)......................    247/8     $201/8



     On August 4, 1997, the last reported sale price of the Class A Common Stock was $20 1/8. There were approximately 7,650 record holders of the Class A Common Stock at August 4, 1997.


                                DIVIDEND POLICY

     The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. It is expected that the New Credit Facility will limit the Company's ability to pay cash dividends. In addition, the NHL Bylaws prohibit the Company from paying cash dividends, unless paying such cash dividends will not impair the Company's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth at March 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company which gives effect to the acquisition of Boca Resort and (iii) the pro forma as adjusted capitalization of the Company which, in addition to the acquisition of Boca Resort, gives effect to this Offering, at an assumed offering price of $21 3/4 per share, and the application of the net proceeds therefrom. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                          MARCH 31, 1997
                                                             ----------------------------------------
                                                                                         PRO FORMA AS
                                                              ACTUAL      PRO FORMA        ADJUSTED
                                                                          (IN THOUSANDS)
Current debt:
  Current portion of long-term debt........................  $ 15,235      $ 15,635        $     --
                                                             ========      ========        ========
Long-term debt.............................................  $ 25,951      $170,508        $110,000
Shareholders' equity:
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized; 23,393,444 shares outstanding, actual;
     27,943,093 shares outstanding, pro forma; 33,943,093
     shares outstanding pro forma, as adjusted.............       234           279             339
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized; 255,000 shares outstanding................         3             3               3
  Contributed capital......................................   200,124       303,509         426,899
  Accumulated deficit......................................      (486)         (486)           (486)
                                                             --------      --------        --------
          Total shareholders' equity.......................   199,875       303,305         426,755
                                                             --------      --------        --------
          Total capitalization.............................  $225,826      $473,813        $536,755
                                                             ========      ========        ========

                            SELECTED FINANCIAL DATA

     The following information has been derived from the financial statements of the Company and the unaudited pro forma financial statements contained elsewhere in this Prospectus. The financial statements as of and for the periods ended June 30, 1996, 1995, 1994 and 1993 have been audited by Arthur Andersen LLP, independent certified public accountants. The audited financial statements as of June 30, 1996 and 1995 and for the three years ended June 30, 1996 are included elsewhere herein. The selected financial data as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996 are derived from the unaudited interim financial statements contained elsewhere herein. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending June 30, 1997. The financial data set forth below should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    NINE MONTHS ENDED                                            INCEPTION
                                        MARCH 31,           FISCAL YEARS ENDED JUNE 30,      (DECEMBER 2, 1992)
                                   -------------------    --------------------------------    THROUGH JUNE 30,
                                    1997        1996        1996        1995        1994            1993
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..........................  $37,137    $ 24,024    $ 34,087    $ 17,746    $ 21,682         $   --
Operating expenses:
  Cost of services...............   31,986      28,372      35,958      17,210      20,189             --
  Selling, general and
    administrative...............    7,243       5,055       8,371       5,569       5,512            768
  Amortization and
    depreciation.................    3,586       5,411       9,815       6,266       6,444              2
                                   -------    --------    --------    --------    --------         ------
        Total operating
          expenses...............   42,815      38,838      54,144      29,045      32,145            770
                                   -------    --------    --------    --------    --------         ------
Net operating loss...............   (5,678)    (14,814)    (20,057)    (11,299)    (10,463)          (770)
Interest and other income........    1,014          85         122          38          65             --
Interest and other expense.......   (2,858)     (3,623)     (5,204)     (4,125)     (2,528)          (167)
                                   -------    --------    --------    --------    --------         ------
Net loss.........................  $(7,522)   $(18,352)   $(25,139)   $(15,386)   $(12,926)        $ (937)
                                   =======    ========    ========    ========    ========         ======
PRO FORMA DATA:
Net loss per share...............  $ (0.72)(b) $  (3.48)(a) $  (4.76)(a) $  (2.96)(a) $  (2.93)(a)       $(0.21)(a)
Weighted average shares
  outstanding....................   10,498(b)    5,276(a)    5,276(a)    5,203(a)    4,405(a)        4,405(a)

                                                                                    JUNE 30,
                                                      MARCH 31,    -------------------------------------------
                                                        1997         1996        1995        1994       1993
BALANCE SHEET DATA:
Total current assets................................  $ 87,405     $  3,756    $  3,408    $  2,996    $ 9,117
Total current liabilities...........................    34,685       67,786      50,292      17,712     15,605
Total assets........................................   262,071       47,760      53,587      49,019     59,669
Non-current obligations.............................    27,511       28,277      25,643      45,169     45,000
Shareholders' equity................................   199,875      (48,303)    (22,348)    (13,862)      (937)

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as follows:
      (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.
     (ii) The 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.
(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and, (i) 7,300,000 shares issued in connection with the Prior Offerings, (ii) 2,460,000 shares issued in the Private Placement, (iii) 212,766 shares issued in the acquisition of Incredible Ice and (iv) 8,400,000 shares issued in the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar), all for the period for which they were actually outstanding.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data for the nine months ended March 31, 1997 and the year ended June 30, 1996 give effect to the Prior Offerings, the acquisition of Boca Resort, the Fort Lauderdale Resort Facilities Acquisition and the acquisition of Incredible Ice (collectively, the "Acquisitions"), the Private Placement and this Offering, in the aggregate, as if all such transactions had occurred at the beginning of the periods presented for results of operations data and as if all such transactions had occurred as of the balance sheet date for balance sheet data. The selected unaudited pro forma financial data was derived from, and should be read in conjunction with, the unaudited pro forma financial statements and the notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Acquisitions or the Private Placement had occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

                                                  NINE MONTHS ENDED         FISCAL YEAR ENDED
                                                   MARCH 31, 1997             JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $37,137     $156,894      $ 34,087     $186,542
Operating expenses:
  Cost of services............................   31,986       86,883        35,958      105,605
  Selling, general and administrative.........    7,243       42,994         8,371       58,861
  Amortization and depreciation...............    3,586       13,626         9,815       23,107
                                                -------     --------      --------     --------
          Total operating expenses............   42,815      143,503        54,144      187,573
                                                -------     --------      --------     --------
Net operating income (loss)...................   (5,678)      13,391       (20,057)      (1,031)
Interest and other expense, net...............   (1,844)      (6,600)       (5,082)      (8,800)
                                                -------     --------      --------     --------
Net income (loss).............................  $(7,522)    $  6,791      $(25,139)    $ (9,831)
                                                =======     ========      ========     ========
PRO FORMA DATA:
Net income (loss) per share...................  $ (0.72)(b) $   0.22(d)   $  (4.76)(a) $  (0.34)(c)
Weighted average shares outstanding...........   10,498(b)    30,324(d)      5,276(a)    28,938(c)

                                                                 MARCH 31, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
BALANCE SHEET DATA:
Total current assets........................................  $ 87,405   $127,413
Total current liabilities...................................    34,685     58,374
Total assets................................................   262,071    655,200
Non-current obligations.....................................    27,511    170,071
Shareholders' equity........................................   199,875    426,755

                                                     NINE MONTHS               FISCAL YEAR
                                                        ENDED                     ENDED
                                                   MARCH 31, 1997             JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
Supplemental Cash Flow Data(e)................  $(2,092)    $ 32,425      $(10,242)    $ 26,152

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.
(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, and (i) 7,300,000 shares issued in connection with the Prior Offerings, (ii) 2,460,000 shares issued in the Private Placement, (iii) 212,766 shares issued in the acquisition of Incredible Ice and

    (iv) 8,400,000 shares issued in the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia
    Mar), all for the period which they were outstanding.
(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness,
    (iii) 8,400,000 shares issued in connection with the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,514,889 shares issued or issuable in connection with the acquisition of Boca Resort, (vi) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness, and (vii) 3,700,753 shares (of the 6,000,000 issued in this Offering) used to repay a portion of the outstanding indebtedness assumed in the acquisition of the Resort Facilities, all as if they had been outstanding for the entire period presented.
(d) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Fort Lauderdale Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 4,514,889 shares issued or issuable in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (viii) the 1,994,124 (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Resort, as if they had been outstanding for the period prior to the Private Placement and (ix) 3,700,753 shares (of the 6,000,000 issued in this Offering) used to repay a portion of the outstanding indebtedness assumed in the acquisition of the Resort Facilities as if they had been outstanding for the entire period presented.
(e) Represents the difference between total revenue and total operating expenses (exclusive of amortization and depreciation), plus Premier Club membership deposits for the pro forma periods. When adding the positive cash flows pertaining to Premier Club membership deposits to Boca Resort's earnings before interest, depreciation, amortization and taxes, an informative supplemental measurement of operating results has been provided. This supplemental cash flow data is not determined in accordance with GAAP nor is it intended as an alternative to GAAP operating income, net income or cash flows from operations, or as a source of liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Certain statements and information included herein may constitute "forward-looking statements" within the meaning of Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included elsewhere herein.

     The historical selected financial data included herein include the financial position and results of operations of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), which Mr. Huizenga acquired in August of 1994, for all periods presented. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests, and, accordingly, the Company's historical balance sheets, statements of operations, statements of shareholders' equity and statements of cash flows have been presented as if the Company were combined with Decoma I and Decoma II (collectively, the "Decoma Entities") as of the date Mr. Huizenga acquired the Decoma Entities. Businesses acquired during the three month period ended March 31, 1997 and accounted for under the purchase method of accounting are included in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 1997 from their respective dates of acquisition and are not incorporated in any of the historical selected financial data for any other prior periods presented. Businesses acquired subsequent to March 31, 1997 and accounted for under the purchase method of accounting are not so included.

BUSINESSES ACQUIRED DURING THREE MONTHS ENDED MARCH 31, 1997

     On January 31, 1997, the Company acquired certain assets relating to the business of owning and operating a twin-pad ice rink facility located in Coral Springs, Florida in exchange for $1.0 million in cash, 212,766 shares of the Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 for 4,450,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in the Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $65.6 million after deducting placement agent fees.

BUSINESSES ACQUIRED SUBSEQUENT TO MARCH 31, 1997

     On June 26, 1997, the Company, through the managing general partner, limited partners and Panthers BRHC, acquired substantially all of the assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock at a purchase price of $29.01 per share. This acquisition has been accounted for under the purchase method of accounting.

PANTHERS OVERVIEW

     The operations of the Panthers are seasonal. The Panthers receive a substantial portion of their receipts from the advance sale of regular season tickets during the months of July and August, prior to the commencement of the NHL regular season. For financial reporting purposes, hockey-related revenue and team operating expenses are recognized during the regular season, which extends from early October through mid-April. In the event the Panthers participate in the playoffs, additional revenue will be realized and additional expenses will be incurred for each playoff series.

     During the seven month period from inception on December 2, 1992 through June 30, 1993, the Panthers did not realize revenue or incur expenses from hockey operations. The Panthers incurred approximately $770,000 of various general and administrative start-up costs during such seven month period.

     The 1994-95 season was shortened (from the normal 84 game schedule to a 48 game schedule) as a result of a player lockout in a dispute over the then existing collective bargaining agreement, and the results of operations for the year ended June 30, 1995 reflect the reduced number of games played.

     During the 1995-96 season, the Panthers participated in all four rounds of the Stanley Cup playoffs (playing in 22 playoff games) and derived additional revenue and incurred additional expenses as a result of their participation in the playoffs.

     The Company incurred net losses of approximately $7.5 million, $25.1 million, $15.4 million and $12.9 million during the nine month period ended March 31, 1997 and the years ended June 30, 1996, 1995 and 1994, respectively. Such net losses were primarily a result of the Panthers having entered into an unfavorable agreement with the Miami Arena which does not provide the Panthers with certain sources of revenue, including revenue from the sale of suites and parking and a majority of the advertising space, which are generally available to other hockey franchises. The Miami Arena, with a seating capacity of 14,703, is currently the smallest arena in the NHL. These seating limitations have precluded the Panthers from receiving additional revenue from the sale of additional tickets. In addition, the Panthers' net losses were abnormally high due to the amortization of the original franchise cost totaling approximately $2.7 million, $9.1 million, $5.7 million and $6.2 million for the nine months ended March 31, 1997 and the years ended June 30, 1996, 1995 and 1994, respectively. Approximately $25.7 million of the Panthers' original franchise cost was allocated to player contracts and is being amortized over approximately six years, of which $21.3 million had been amortized as of March 31, 1997. The remaining $24.3 million of the original franchise cost is being amortized over 40 years. Interest expense incurred during the three years ended June 30, 1996, 1995, 1994 was approximately $5.2 million, $4.1 million and $2.5 million, respectively. Such interest expense related to two term loans and advances from Mr. Huizenga. These term loans were repaid after the consummation of the Prior Offerings. The cumulative advances provided by Mr. Huizenga were contributed pursuant to the Reorganization prior to the consummation of the Prior Offerings.

RESULTS OF OPERATIONS

     The Company currently operates through two business segments: (i) the Leisure and Recreation Business and (ii) the Sports and Entertainment Business. The Leisure and Recreation Business is comprised of the Company's ownership of Boca Resort, Pier 66 and Bahia Mar while the Sports and Entertainment Business is comprised of the Company's ownership and operation of the Panthers, Arena Development, Arena Operator and the Ice Rink Business. In addition, the Company owns approximately 78% of the partnership interests in Decoma.

 NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE NINE MONTHS ENDED MARCH 31,
 1996

     The following table sets forth revenue, operating expenses and net operating income (loss) for each of the Company's business segments for the nine months ended March 31, 1997 and 1996.

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Revenue:
  Leisure and Recreation....................................  $ 4,952   $     --
  Sports and Entertainment..................................   32,185     24,024
                                                              -------   --------
                                                               37,137     24,024
Operating Expenses:
  Leisure and Recreation....................................    3,122         --
  Sports and Entertainment..................................   39,035     38,838
  Corporate.................................................      658         --
                                                              -------   --------
                                                               42,815     38,838
Net Operating Income (Loss):
  Leisure and Recreation....................................    1,830         --
  Sports and Entertainment..................................   (6,850)   (14,814)
  Corporate.................................................     (658)        --
                                                              -------   --------
                                                              $(5,678)  $(14,814)
                                                              =======   ========

     Revenue. Revenue from the Leisure and Recreation Business, directly related to the March 4, 1997 acquisition of Pier 66 and Bahia Mar, was approximately $5.0 million in the nine months ended March 31, 1997, of which approximately 50% pertained to room revenue. The acquisition of Boca Resort was consummated on June 26, 1997.

     Revenue from the Sports and Entertainment Business increased approximately 34% or $8.2 million for the nine months ended March 31, 1997, primarily as a result of increased Panthers ticket sales due to all home games being sold out during the 1996-97 season and increases in revenue from broadcasting and advertising/promotion contracts.

     Cost of Services. Cost of services incurred in the Leisure and Recreation Business were approximately $1.6 million in the nine months ended March 31, 1997 and were directly related to the acquisition of Pier 66 and Bahia Mar.

     Cost of services incurred in the Sports and Entertainment Business increased approximately 7% or $2.0 million during the nine month period ended March 31, 1997, and were primarily attributable to higher player salaries and higher ticketing and arena operation costs associated with increased attendance at Panthers home games.

     Selling, General, and Administrative (SG&A). Total SG&A expenses increased approximately $2.2 million during the nine months ended March 31, 1997, as compared to the nine months ended March 31, 1996, primarily as a result of the additional $1.2 million of SG&A expenses incurred by the newly acquired resort and marina properties during the period from March 4, 1997 (the date of acquisition) through March 31, 1997. The Company also incurred approximately $660,000 of various corporate SG&A expenses considered customary for a public versus private entity during the nine month period ended March 31, 1997.

     Amortization and Depreciation. Amortization and depreciation expenses were approximately $3.6 million and $5.4 million for the nine month periods ended March 31, 1997 and 1996, respectively. Most of the decrease related to the amortization during fiscal 1996 of the contracts of players selected in the 1993 draft to better reflect current value of remaining players contracts. As of March 31, 1997, the remaining unamortized portion of such players contracts was approximately $4.4 million which will be completely amortized by May, 1999.

     Interest and Other Income. Investment interest income earned increased approximately $900,000 during the nine months ended March 31, 1997 as compared to the nine months ended March 31, 1996 due to the interest earned on the $65.6 million net proceeds received from the Private Placement on January 30, 1997 (See Footnote 2 within Notes to Unaudited Condensed Consolidated Financial Statements).

     Interest and Other Expense. The Company's interest and other expenses were approximately $2.9 million and $3.6 million for the nine months ended March 31, 1997 and 1996, respectively. Interest expenses decreased primarily due to the repayment of approximately $86.0 million of debt in connection with the Reorganization and from the net proceeds from the Prior Offerings in November of 1996.

  YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     Revenue. Revenue increased 92%, or approximately $16.3 million. Most of the increase was derived from ticket sales which increased 143%, or approximately $13.7 million. This increase was primarily attributable to the fact that the Panthers (i) participated in all four rounds of the 1995-96 Stanley Cup playoffs which generated ticket sales of approximately $6.6 million, of which the Panthers retained approximately $4.6 million after the various league playoff assessments, and (ii) played only 24 home games during the shortened 1994-95 regular season as compared to 41 home games during the 1995-96 regular season, resulting in an increase in regular season ticket sales of approximately $7.1 million. Average ticket revenue, net of sales tax, per regular season home game increased 8% to approximately $395,000.

     Additionally, television and radio revenue increased 38%, or approximately $1.4 million. This increase was primarily attributable to the fact that 51 games (including 10 Stanley Cup playoff games) were televised during the 1995-96 season as compared to 34 games during the shortened 1994-95 season.

     Other revenue increases, including advertising, promotions and concessions, also resulted from the increase in the number of home games played.

     Cost of Services. Cost of services increased 109%, or approximately $18.7 million. Approximately 70-75% of cost of services pertains to team operations, which consists primarily of player salary costs, as well as hockey operating costs, scouting, and player development costs. Approximately $17.0 million of the increase was attributable to team operations of which players' salaries were approximately $11.8 million higher primarily because there were increases in the total compensation paid to the first and second round draft picks during the 1995-96 season and players were paid only 58% (pro-rated for the shortened season) of their contracted salaries during the 1994-95 season. Additionally, ticketing and arena operating costs increased $1.8 million as a result of the increase in the number of home games played in the 1995-96 season (including the Stanley Cup playoffs), with arena rent accounting for most of the increase.

     Selling, General, and Administrative. SG&A increased approximately 50%, or $2.8 million, mostly due to increased playoff costs.

     Amortization and Depreciation. Amortization and depreciation costs increased 57%, or approximately $3.5 million, and were solely comprised of an increase in the amortization of player contracts. The Panthers were required to pay a $50.0 million franchise fee to the NHL when the expansion franchise was granted, of which approximately $25.7 million was allocated to the contracts of players selected in the 1993 expansion draft and is being amortized over the estimated useful lives of such contracts, which have been determined to be approximately six years. The remaining portion of the franchise fee is being amortized over 40 years. For the year ended June 30, 1996, amortization of player contracts was approximately $8.5 million, including $4.9 million related to the write-off of unamortized player costs as a result of four contracts terminated due to buy-outs or player releases and adjustments to remaining balances to better reflect the current values. For the year ended June 30, 1995, amortization of player contracts was approximately $5.1 million, which included approximately $960,000 related to the write-off of three players' contracts.

     Interest and Other Income. Interest and other income was approximately $120,000 and $40,000 in the years ended June 30, 1996 and 1995 and it is derived from interest earned on cash balances in place during the respective years.

     Interest and Other Expense. Net interest and other expenses increased 26%, or approximately $1.1 million primarily as a result of the increase in accumulated borrowings from Mr. Huizenga which were used to fund operating losses.

  YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

     Revenue. Revenue decreased 18%, or approximately $3.9 million, with $5.2 million of the decrease pertaining to revenue from ticket sales. This decrease was primarily attributable to the fact that ticket revenue for the year ended June 30, 1995 included only 24 regular season home games, while ticket revenue for the year ended June 30, 1994 included 41 home games. Average net ticket revenue, in the 1994-95 season, increased 10% to approximately $365,000 per game, primarily as a result of increased ticket prices.

     Offsetting this decrease in revenues was the introduction of arena operations revenues earned by Decoma of $1.4 million. Mr. Huizenga acquired an ownership interest in Decoma in August of 1994; thus, the historical results of the Company presented here reflect various net operating income distributions to Decoma from the Miami Arena in the year ended June 30, 1995 as if Decoma was combined with the Company.

     Cost of Services. Cost of services decreased 15%, or approximately $3.0 million, of which approximately $2.0 million related to team operating costs. This decrease was primarily the result of the decrease in players' salaries of 15%, or approximately $1.5 million, which was due to a $5.8 million reduction in actual salaries paid as a result of the shortened season, partially offset by annual player contract increases of approximately $4.3 million. Ticketing and arena operating costs also decreased as a result of playing fewer home games.

     Selling, General and Administrative (SG&A). SG&A costs were approximately $5.5 million in both the years ended June 30, 1995 and 1994.

     Amortization and Depreciation. Amortization and depreciation costs showed minimal change in the periods being compared. For the years ended June 30, 1995 and 1994, amortization of player contracts totaled approximately $5.1 million and $5.6 million, respectively, of which approximately $960,000 and $1.5 million, respectively, related to the write-off of unamortized player contract costs due to the release of players or termination of players' contracts. Offsetting this $500,000 decrease was the addition of approximately $400,000 for Decoma's depreciation of the Miami Arena Contract which has been shown in the historical combined consolidated statement of operations for the year ended June 30, 1995.

     Interest and Other Income. Interest and other income was minimal in both years ended June 30, 1995 and 1994.

     Interest and Other Expense. Net interest and other costs increased 63%, or approximately $1.6 million, primarily due to interest expense relating to the accumulated borrowings from Mr. Huizenga which increased approximately $490,000 as the Panthers' operating losses accumulated. In addition, net interest expense relating to the Panthers' long-term debt increased approximately $720,000 as a result of rising interest rates. The remainder is attributable to minority interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used for operating activities was $4.0 million, $17.4 million, $8.8 million and $11.6 million for the nine months ended March 31, 1997 and the years ended June 30, 1996, 1995, and 1994, respectively. Net cash flow from financing activities totaled approximately $86.9 million during the nine month period ended March 31, 1997 and primarily consisted of the $66.3 million net proceeds from the Prior Offerings and the $65.6 million net proceeds from the Private Placement. Additionally, $45.0 million of the net proceeds from the Prior Offerings were used to repay the Company's outstanding indebtedness under the two term loans. The remaining net proceeds were invested in short-term, investment grade, interest bearing investments and subsequently used in connection with the acquisition of Boca Resort. See "-- Financial Condition" for further discussions regarding the Company's debt structure.

     Since the formation of the Panthers franchise in December 1992 and through the date of the Prior Offerings, all net operating losses of the Panthers were financed primarily with loans from Mr. Huizenga. As a result, net cash flow from financing activities for the years ended June 30, 1996, 1995 and 1994, consisted entirely of borrowings and repayments of the loans from Mr. Huizenga. Such loans, including interest thereon accrued through September 30, 1996, totaled approximately $41.0 million. This entire cumulative advance was exchanged for shares of Class A Common Stock as part of the Reorganization. The Company does not anticipate borrowing any additional funds from Mr. Huizenga in the foreseeable future.

     Capital expenditures were approximately $950,000 during the nine month period ended March 31, 1997 and were approximately $140,000, $160,000 and $1.3 million during the years ended June 30, 1996, 1995 and 1994, respectively. The recent increase in capital expenditures were primarily attributable to the various activities of the businesses acquired during the nine month period ended March 31, 1997.

     Additionally, Decoma I and Decoma II made distributions to their minority owners of approximately $571,000, $400,000 and $490,000, during the nine months ended March 31, 1997, the year ended December 31, 1995, and the period from August 6, 1994 to December 31, 1994, respectively. Future cash distributions to minority owners of Decoma I and Decoma II will not have a material impact on the Company.

     The Company has entered into a three-year $35 million credit facility which bears interest at LIBOR plus 1.5%. In addition, the Company is in the process of negotiating the New Credit Facility. It is anticipated that the New Credit Facility will provide for a line of credit up to $150.0 million and will be secured by certain tangible and intangible assets of the Company. The New Credit Facility is expected to limit the Company's ability to pay cash dividends. In addition, the NHL's Bylaws preclude any one of its members from paying cash dividends, unless paying such cash dividends will not impair the member's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services.

     The grant of a security interest in any of the assets of the Company, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     On November 15, 1996, construction began on the new Broward County Civic Arena. All construction costs are currently being funded by Broward County. Pursuant to the Development Agreement with Broward County, the Company will bear all costs related to the development of the Broward County Civic Arena in excess of $184.7 million. To date, all construction efforts are on schedule and within budget, and it is not anticipated that the Company's cash flow will be affected by the project.

FINANCIAL CONDITION

     The reduction of indebtedness with the net proceeds of the Prior Offerings has improved the Company's liquidity by reducing both the Company's interest expense and the principal amount of the indebtedness required to be repaid in the future. The Company intends to reduce its debt and the related future interest cost with the proceeds of this Offering. See "Use of Proceeds."

     The recent acquisition of the Resort Facilities is expected to have a positive impact on the Company's cash flows. The Company expects cash flows and net operating income to improve further once the Panthers begin playing at the Broward County Civic Arena, which is expected to be completed in time for the 1998-99 hockey season. Prior to the acquisitions of the Resort Facilities and Incredible Ice, net cash flow deficits for the Company were anticipated to be as much as $15.0 to $20.0 million each year until completion of the Broward County Civic Arena. With the completed acquisitions of the Resort Facilities and Incredible Ice, net cash flows are expected to improve by as much as $35 million per year. The Company believes such annual cash flows will be sufficient to service the Company's total long-term debt which is shown to be $186.1 million (before the application of proceeds of this Offering) on the unaudited pro forma consolidated balance sheet as of March 31, 1997 and is intended to be reduced to $110.0 million upon applying a portion of the proceeds from this Offering. However, there can be no assurance that future cash flows of the Company will be sufficient to meet all such obligations and commitments. If the Company is unable to generate sufficient cash flows from operations in the future to meet its obligations and commitments, the Company could be required to pursue one or more alternatives, such as attempting to arrange a refinancing or restructuring of its indebtedness, selling material assets or operations or seeking to obtain additional debt or equity financing. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted by the terms of applicable debt agreements. In addition, if the Company were to encounter difficulty in covering its fixed charges, it would have to consider reductions in its operations and deferrals of planned capital expenditures and any potential acquisitions.

     As of September 30, 1996, the last quarter previous to the Prior Offerings, the Company had a net deficit in working capital of approximately $53.7 million. After the Prior Offerings, recapitalization of Mr. Huizenga's cumulative advances, and recording the effect of acquisitions and the Private Placement, the Company's net shareholders' equity improved to approximately $200.0 million as of March 31, 1997. After considering the effect of the acquisition of Boca Resort, the unaudited pro forma consolidated balance sheet as of March 31, 1997 shows a net equity balance of approximately $303.3 million.

     Cash and cash equivalents at March 31, 1997 were approximately $75.1 million as compared to approximately $470,000 at June 30, 1996. The increase was attributable primarily to the net proceeds of the Prior Offerings on November 13, 1996 and the Private Placement on January 31, 1997.

     Accounts receivable at March 31, 1997 were approximately $10.4 million as compared to $3.1 million at June 30, 1996. This increase was mainly caused by increased contractual advertising and broadcasting receivables for the 1996-97 season and the added receivables relating to the Fort Lauderdale Resort Facilities Acquisition.

     Prepaid expenses and other assets at March 31, 1997 were approximately $1.8 million as compared to approximately $170,000 at June 30, 1996. This increase was mainly attributable to the Fort Lauderdale Resort Facilities Acquisition.

     Property and equipment increased to approximately $129.1 million at March 31, 1997 from approximately $1.0 million at June 30, 1996, primarily due to the various business acquisitions.

     Other intangible assets were $6.1 million at March 31, 1997 and were comprised of the goodwill recorded in connection with the acquisition of Incredible Ice on January 31, 1997.

     Deferred revenue at March 31, 1997 was approximately $6.5 million as compared to approximately $1.0 million at June 30, 1996. This increase was caused by playoff ticket collections which occurred in March 1997 which will be recognized on a per game basis during the Stanley Cup Playoffs in the fourth quarter. To the extent all playoff games are not played, customer deferred revenue balances will either be refunded or carried over to the 1997-98 season. The $1.0 million deferred revenue balance at June 30, 1996 represented playoff ticket dollars collected but not earned in the prior year Stanley Cup Finals because the series ended after four games.

     Accounts payable and accrued expenses were $9.3 million at March 31, 1997 as compared to $2.3 million at June 30, 1996. The increase is primarily attributable to the various business acquisitions.

     Current maturities of long-term debt were $15.2 million at March 31, 1997 and were related to the debt assumed in connection with the acquisition of Bahia Mar.

     Long-term debt of approximately $26.0 million at March 31, 1997 related to the debt assumed in connection with the acquisition of Pier 66, while approximately $25.0 million of long-term debt associated with the formation of the hockey franchise was in place at June 30, 1996 and was paid off with the proceeds from the Prior Offerings.

     Shareholders' equity increased approximately $248.0 million during the nine months ended March 31, 1997 primarily due to the sale of Class A Common Stock and the Reorganization in November 1996 and the Private Placement in January 1997, and the various business acquisitions during the period.

ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be recorded at the lower of carrying amount or fair value less cost to sell. The Company adopted the provisions of this statement, effective July 1995. Such adoption did not have a material effect on the Company's financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost under the provisions of Accounting Principles Board Opinion No. 25 ("Opinion No. 25"). However, if the provisions of Opinion No. 25 are utilized, pro forma disclosures of net income and earnings per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to recognize compensation costs under the provisions of Opinion No. 25, and, upon adoption of SFAS No. 123, will disclose the effects of SFAS No. 123 on net earnings and earnings per share for the years ended June 30, 1996 and 1995 and the six month period ended December 31, 1996.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation and disclosure requirements for earnings or loss per share ("EPS") for entities with publicly held common stock or potential common stock, SFAS No. 128 replaces presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. The provisions of SFAS No. 128 require dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Furthermore, the provisions of SFAS No. 128 require basic EPS and diluted EPS be presented for both income (loss) from continuing operations and net income (loss) on the face of the statement of operations. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data presented shall be restated to conform with the provisions of SFAS No. 128.

     The Company will adopt the provisions of SFAS No. 128, as required. The Company's management believes such adoption will not have a material impact on the Company's EPS calculations.

                                    BUSINESS

GENERAL

     The Company currently operates through two business segments: (i) the Leisure and Recreation Business and (ii) the Sports and Entertainment Business. The Leisure and Recreation Business is comprised of the Company's ownership and operation of the Resort Facilities while the Sports and Entertainment Business is comprised of the Company's ownership and operation of the Panthers, Arena Development, Arena Operator and the Ice Rink Business. In addition, the Company owns approximately 78% of the partnership interests in Decoma.

     The Resort Facilities include Boca Resort, Pier 66 and Bahia Mar. Boca Resort is a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida and consisting of 963 luxury guest rooms, a 70,000 square foot convention center, a 130,000 square foot separate convention center currently under construction, a 25 slip marina, two 18 hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts and a half mile of private beach with various water sports facilities. Other amenities of Boca Resort include 15 food and beverage sites, ranging from five star cuisine to beachside grills, and a new fitness center. Boca Resort has been awarded the Readers' Award for "Top 25 Hotels in North America" by Travel & Leisure magazine. Pier 66 is a Fort Lauderdale Intracoastal Waterway resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. Bahia Mar is a Fort Lauderdale resort hotel complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. The operations of Pier 66 and Bahia Mar are currently managed by Rahn Pier Mgt., Inc. ("Pier 66 Management") and Rahn Bahia Mar Mgmt., Inc. ("Bahia Mar Management"), respectively, pursuant to separate management agreements, each with a remaining term of approximately three years. The Company believes that attractive opportunities exist to acquire other luxury resorts.

     The Panthers commenced play in the NHL on October 4, 1993 and, in their third season, reached the Stanley Cup Finals. The Company's hockey revenue is derived from (i) the sale of tickets to the Panthers' home games, (ii) contracts with broadcasting organizations and (iii) advertising and promotions. A substantial portion of the Company's annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and the Company's contracts with broadcast organizations and sponsors. The Company intends to capitalize on the growing popularity of hockey, in general, and the success achieved by the Panthers during the 1995-96 and 1996-97 seasons, in particular, by continuing to advertise and market the Panthers as well as continuing to enhance the service and entertainment provided at home games.

     In June 1996, the Company entered into the Development Agreement to develop the Broward County Civic Arena. Pursuant to the Development Agreement, Broward County purchased the Development Site which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. In connection with the development of the Broward County Civic Arena, the Company entered into the License Agreement and the Operating Agreement with Broward County, pursuant to which the Company will utilize and operate the Broward

County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, the Company is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of the net operating income in excess of $14.0 million. The Company believes that successful operation of the Broward County Civic Arena will significantly enhance the Company's total revenue.

     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena,
(ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena.

     The Company also owns and operates Incredible Ice. In addition, the Company operates Gold Coast. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things, (i) fees charged to the public for the use of the facilities for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and (iii) retail sales.

LEISURE AND RECREATION BUSINESS

  BOCA RESORT

     Boca Resort is a destination resort and private club located on over 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort offers luxury accommodations and amenities to group conference customers, the leisure traveler and the members of its exclusive and private country and social club known as The Premier Club.

     Boca Resort consists of the Cloister, the Tower, Boca Beach Club, the Golf Villas, Boca Country Club, 963 luxury guestrooms, a 70,000 square foot convention center, a 25 slip marina, two 18 hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts and a half mile of private beach with various water sports facilities. Other amenities of Boca Resort include 15 food and beverage sites, ranging from 5-star cuisine to beachside grills, and a new fitness center. Additionally, Boca Resort has commenced a $46.5 million expansion and renovation project which will include: (i) a new 130,000 square foot conference center (25,000 square foot Grand Ballroom/15,000 square foot Junior Ballroom); (ii) a new, state-of-the-art tennis and fitness center complex; (iii) a new and expanded 650-space parking facility; and (iv) a new Couples/Bates designed 18-hole golf course to replace its present 18-hole golf course.

     The following are key statistics for Boca Resort for its most recent fiscal year:

Number of guest rooms............    963

Year built.......................    The Cloister was originally started in 1926
                                     and additions were made in the 1930s and 1940s to arrive at its current status of 387 rooms. The Tower, convention center and villas were added in 1969. The first major addition to the Beach Club was completed in 1980 and the Boca Country Club was purchased in 1988.

Renovations......................    Boca Resort has commenced a $46.5 million
                                     expansion and renovation project.

Seasonality......................    Approximately 50% of Boca Resort room
                                     revenues are earned from January through April.

Average occupancy................    70%

Average daily rate...............    $181

Total room revenue per available
room.............................    $127

  PIER 66

     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. It has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     The following are key statistics for Pier 66 for its most recent fiscal year:

     Pier 66 Resort

Number of guest rooms.....................  380
Year built................................  The first 100 Pier 66 guest rooms were constructed in
                                            1957. Twice since then, in 1967 and 1986, additional
                                            rooms were added bringing the current total to 380.
Renovations...............................  In 1993, Pier 66 underwent renovations costing approximately $3.75 million.
Seasonality...............................  Approximately 46% of Pier 66 resort revenues are earned from January through April.
Average occupancy.........................  67%
Average daily rate........................  $138
Total room revenue per available room.....  $93

     Pier 66 Marina

Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as fuel and other ship-related
                                            supplies.
Seasonality...............................  Approximately 42% of Pier 66 marina revenues are earned from January through April.
Average size of slips rented..............  65 feet
Average daily rate per slip...............  $79
Average marina occupancy..................  61%

  BAHIA MAR

     Bahia Mar is a resort and marina complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The Bahia Mar marina is host to the International Boat Show, an annual six day boating and marine event.

     The following are key statistics for Bahia Mar for its most recent fiscal year:

     Bahia Mar Resort

Number of guest rooms.....................  297
Year built................................  The first 115 Bahia Mar guest rooms were constructed in
                                            1966. The Tower, with 182 rooms, was added in 1975.
Renovations...............................  During 1994 and the early part of 1995, Bahia Mar spent approximately $8.1 million in extensive renovations.
Seasonality...............................  Approximately 46% of Bahia Mar resort revenues are earned from January through April.
Average occupancy.........................  61%
Average daily rate........................  $104
Total room revenue per available room.....  $63

     Bahia Mar Marina

Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as close proximity to fuel and
                                            other ship-related supplies.
Seasonality...............................  Approximately 47% of Bahia Mar marina revenues are earned from January through April.
Average size of slips rented..............  60 feet
Average daily rate per slip...............  $47
Average marina occupancy..................  49%

     FRANCHISE, OWNER AND LICENSE AGREEMENTS

       Franchise Agreement. On November 14, 1994, Pier 66 Management entered into a franchise agreement (the "Hyatt Franchise Agreement") with Hyatt Franchise Corporation ("Hyatt"). The agreement is for a 20 year term ending November 14, 2014 and contains various early termination provisions and provides for liquidated damages upon such early termination. The Hyatt Franchise Agreement provides for monthly royalty fees based on a percentage of gross room revenue, in the amount of 4.0% from December 1, 1996 through November 30, 1997 and 5.0% thereafter. Royalty fees totaled $398,175 in 1996.

     The Hyatt Franchise Agreement also provides for the pro rata allocation of certain Hyatt "allocable chain expenses" based on the relation of Pier 66's total number of guest rooms to the average number of guest rooms in all Hyatt hotels in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to Pier 66. Total Hyatt expenses other than royalty fees amounted to $502,658 as of December 31, 1996 and are included primarily in rooms and marketing expense in the accompanying financial statements.

     The Hyatt Franchise Agreement requires that a reserve, equal to four percent of gross room revenues, be maintained in respect of Pier 66 for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. The franchise agreement requires significant renovations of guest rooms, corridors and other public areas to be performed every five to six years. The replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

       Owner Agreement. The Company, Pier 66 Management and Hyatt are parties to a Hyatt Hotel Franchise Owner Agreement dated November 14, 1994 (the "Owner Agreement") pursuant to which the parties agree that Hyatt shall notify the Company upon a voluntary surrender, a default or a breach by Pier 66 Management under the Hyatt Franchise Agreement and the Company shall have an opportunity to cure any such breach or default. In addition, upon any termination of Pier 66 Management under the Pier 66 Management Agreement, the Hyatt Franchise Agreement shall terminate unless the Company employs a substitute manager that Hyatt approves, provided such manager is qualified under the terms of the Owner Agreement. The substitute manager will assume the duties and responsibilities as franchisee under the Hyatt Franchise Agreement. The Owner Agreement also contains requirements that Hyatt consent to any financing transactions, sales or other transfers involving Pier 66, which consent shall not be unreasonably withheld or delayed by Hyatt. The Owner Agreement also obligates the Company to observe and be bound by certain terms, conditions and restrictions contained in the Hyatt Franchise Agreement.

       License Agreement. On June 28, 1994, Bahia Mar Management entered into a 10-year license agreement (the "Radisson License Agreement") with Radisson Hotels International, Inc. ("Radisson"). The terms of the Radisson License Agreement allow Bahia Mar Management to operate the hotel using Radisson's proprietary hotel management system. Annual fees payable to Radisson pursuant to the Radisson License Agreement range from 1.0% to 4.0% (increasing 1.0% each year up to a maximum rate of 4.0%) of the first $7.0 million of gross room sales and 5.0% of gross room sales (as defined by the license agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of 5.0% of gross room sales. Fees paid to Radisson pursuant to the Radisson License Agreement totaled $206,438 in 1996.

  MORTGAGES AND OTHER LOANS PAYABLE

     The Company, through Panthers BRHC, assumed a $110.0 million note (the "Senior Note") in connection with the acquisition of Boca Resort. The Senior Note matures on August 22, 2001 and accrues interest at LIBOR plus 2.25%, based on a 360 day year, payable monthly in arrears. The Senior Note is secured by a first mortgage and lien on all assets held by Panthers BRHC, except in certain circumstances where other first liens are permitted. The outstanding balance on the Senior Note at March 31, 1997 totaled $110.0 million.

     Panthers BRHC is required to make quarterly principal payments of $750,000 on the Senior Note commencing September 30, 1998 and increasing to $1.25 million on September 30, 1999 and to $1.75 million on September 30, 2000. Panthers BRHC is required to make additional principal payments on the Senior Note based upon certain cash flow conditions.

     Panthers BRHC is required to deposit cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. The Senior Note contains significant restrictions with respect to payments to the partners of Panthers BRHC and other debt holders.

     The Company acquired the property on which Pier 66 is situated, subject to the assumption of a portion of a mortgage loan in the principal amount of $22.0 million ("Note 1") from Kemper Investors Life Insurance Company ("Kemper"). In addition, the Company assumed an additional mortgage note from Kemper for $4.0 million ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment of the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. At maturity, the Company will either refinance the property or pay off the mortgage notes depending on the Company's working capital position and business plan at that time. Both mortgage notes are collateralized by substantially all property and equipment of Pier 66 including the alcoholic beverage license, a security interest in the Hyatt Franchise Agreement, and an assignment of leases, rents and profits, trademarks and the Pier 66 Management Agreement.

     The outstanding balances of the notes at March 31, 1997 were as follows:

Note 1......................................................     $21,951,325
Note 2......................................................       4,000,000
                                                                 -----------
                                                                 $25,951,325
                                                                 ===========

     As required by the loan agreement relating to Note 1 and Note 2, (the "Pier 66 Loan Agreement") the Company maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3.0% of gross revenues net of amounts expended by Pier 66 for replacement of capital assets and is funded quarterly for the preceding quarter. Beginning July 1, 1995, Pier 66 voluntarily increased the CEP reserve to 4.0% of gross revenues. However, the Pier 66 Loan Agreement fund is only funded for the required 3.0%. The CEP fund is also pledged as additional security pursuant to the Pier 66 Loan Agreement. The Pier 66 Loan Agreement also requires the Company to maintain a reserve fund for property taxes to provide for each year's anticipated payments. Property taxes are to be paid no later than March 31 each calendar year for the preceding calendar year.


     The Company leases the Bahia Mar site from the City of Fort Lauderdale under an operating lease (the "Rahn Lease Agreement") which was initially extended through September 30, 2037. On January 4, 1995, the term of the Rahn Lease Agreement was further extended for a period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the Rahn Lease Agreement, the Company is required to pay the lessor an annual rental (payable in quarterly installments) equal to a percentage (4.0% through September 30, 2012 and 4.25% thereafter) of the annual gross operating revenue, as defined in the Rahn Lease Agreement, in addition to a minimum annual rent payment of $300,000. During the Second Extended Term the annual rental payment (payable in quarterly installments) will be equal to 4.25% of the annual gross operating revenue, as defined in the Rahn Lease Agreement, and the minimum annual rent will be the greater of $300,000 or 80% of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the Rahn Lease Agreement totaled $632,907 for the year ended December 31, 1996.


     The Rahn Lease Agreement requires the Company to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is 3.0% of Bahia Mar's revenues, as defined in the Rahn Lease Agreement. All cash was spent on its required purpose at December 31, 1996.

     The Company currently is the obligor under a $15.5 million mortgage note payable to a bank (the "Bahia Mar Note"). The Bahia Mar Note bears interest at LIBOR plus 1.5% and is collateralized by substantially all property and equipment of Bahia Mar. The maturity date for the Bahia Mar Note is June 30, 1999.

     Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the Bahia Mar Note, the Company is required to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property at Bahia Mar in the amount of $25,000 each month. All cash was spent for its required purpose at December 31, 1996.

     The Company also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including property leases and operating leases, are as follows:

1997............................................  $   407,080
1998............................................      406,137
1999............................................      391,241
2000............................................      343,784
2001............................................      304,126
Thereafter......................................   18,200,000
                                                  -----------
                                                  $20,052,368
                                                  ===========

  BUSINESS/CREDIT RISK

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on each of the Resort Facilities' business. In addition, each of the Resort Facilities is subject to competition from other entities engaged in the business of resort development and operations, including interval ownership facilities, condominiums, hotels and motels.

     Pier 66's receivables contain significant amounts due from cruise lines which are granted credit by Pier 66. Such credit is granted by Pier 66 to attract the substantial business directed by cruise lines through package vacations and otherwise. The amount of such credit is determined by Pier 66's management on a case-by-case basis.

  MANAGEMENT AGREEMENTS


     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. Pier 66 Management has managed Pier 66 since June 29, 1993. The remaining term of the Pier 66 Management Agreement is approximately three years, and it provides for an annual management fee of approximately $500,000, payable in monthly installments, and it requires Pier 66 Management to set aside cash from Pier 66 operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Pier 66's gross revenues each month during the term of the Pier 66 Management Agreement.



     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. Bahia Mar Management has managed Bahia Mar since June 30, 1994. The remaining term of the Bahia Mar Management Agreement is approximately three years, it provides for an annual 2.0% management fee, payable in monthly installments and it requires Bahia Mar Management to set aside cash from Bahia Mar operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Bahia Mar's gross revenues each month during the term of the Bahia Mar Management Agreement.


  COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and supply and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

  ENVIRONMENTAL MATTERS


     Under various federal, state, and local environmental laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws and regulations often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contaminated property, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs.


     Phase I environmental site assessments (the "Phase I Assessments") have been obtained for the real property on which each of the Resort Facilities is located. Phase I assessments are intended to identify existing, potential and suspected environmental contamination and regulatory compliance concerns, and generally include historical reviews of the property, reviews of certain public records, preliminary investigations of the site and surrounding properties and the preparation and issuance of written reports. A phase I assessment generally does not include invasive procedures, such as soil sampling or ground water analysis.



     The Phase I Assessments have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity of its Leisure and Recreation Business, nor is the Company aware of any such material liability or concern. Nevertheless environmental assessments cannot provide full and complete knowledge of environmental conditions and compliance matters. Therefore, no assurances can be given that material environmental liabilities or compliance concerns do not exist or that there are no material environmental liabilities or compliance concerns of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Resort Facilities and future properties will not be affected by the condition of neighboring properties or by third parties unrelated to any of the Resort Facilities.


SPORTS AND ENTERTAINMENT BUSINESS

  HOCKEY OPERATIONS

     Sources of Revenue

     The Company derives its hockey revenue principally from the sale of tickets to the Panthers' home games, contracts with broadcast organizations and advertising and promotions.

       Ticket Sales. The Panthers play an equal number of home games and away games during the 82 game NHL regular season. In addition, the Panthers play one to two exhibition home games prior to the commencement of the regular season. Under the NHL Constitution and Bylaws, the Company receives all revenue from the sale of tickets to regular season home games and no revenue from the sale of tickets to the Panthers' regular season away games. During the exhibition season, the Company retains all the revenue from the Panthers' home games and shares the revenue for certain exhibition games played at neutral sites. During its first four seasons, the Panthers have sold an average of 9,100 season tickets. Due primarily to the success achieved in the 1995-96 playoffs, the Panthers' season ticket base rose to 11,500 in the 1996-97 season. Ticket prices for regular season home games during the 1996-97 season at the Miami Arena ranged from $12 to $95 per game with an average paid ticket price of $36. The average individual ticket price is approximately 17% higher than the average ticket price paid by season ticket holders.

       National Television. In 1994, the NHL entered into a seven-year $275.0 million television contract with Fox, pursuant to which the NHL granted Fox exclusive commercial over-the-air television rights to broadcast certain NHL regular season and playoff games within the United States. Under the terms of the Fox Contract, Fox may choose to terminate the contract after five seasons. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amounts paid through the date of termination pursuant to the Fox Contract and $155.0 million. In addition, in 1994, the NHL extended its existing contract with ESPN through the end of the 1998-99 season pursuant to which ESPN agreed to pay the NHL approximately $65.0 million for cable rights to broadcast certain NHL regular season and playoff games within the United States.

     The NHL also renewed its contract with Molson prior to the commencement of the 1994-95 season, pursuant to which the NHL granted Molson the rights to broadcast certain NHL games throughout Canada for four seasons. In return Molson agreed to pay the NHL approximately $171.0 million.

     The revenue from the foregoing broadcasting contracts allocated to the Company (constituting 1/26 of the NHL's revenue from the broadcasting contracts) is as follows:

                                                         THE COMPANY'S SHARE
SEASON                                                     (IN THOUSANDS)
------                                                   -------------------
1994-95................................................        $ 2,750
1995-96................................................          2,980
1996-97................................................          3,275
1997-98................................................          3,697
1998-99................................................          2,307(1)
                                                               -------
          Total........................................        $15,009
                                                               =======

---------------

     (1) Does not include the broadcasting contract with Molson which expires after the 1997-98 season.

       Local Television, Cable and Radio. In August 1996, the Company entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, the Company granted to SportsChannel Florida broadcast rights (other than radio broadcast rights) to a pre-determined number of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 hockey season, with an option to extend the SportsChannel Letter of Intent to cover the 1997-98 hockey season. The Company has exercised its option under the SportsChannel Letter of Intent for the broadcast of the Panthers' games during the 1997-98 hockey season. The SportsChannel Letter of Intent provides that the Company shall have the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, the Company shall be entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel Florida's gross receipts for the applicable hockey season, provided that the Company shall in no event receive less than $2.5 million or $1.2 million, respectively.

     On October 24, 1996, the Company entered into the Beasley-Reed Letter of Intent for the proposed local English language radio broadcast of all the Panthers games during the 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02 hockey seasons. There can be no assurance that the Company and Beasley-Reed will enter into a definitive agreement.

       Advertising and Promotions. The Company also generates revenue from the sale of advertising at certain limited locations at the Miami Arena as well as in the game programs. In addition, the Company derives promotional revenue from various sponsored events.

     Miami Arena

     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement with the Miami Arena, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting the Company's ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits the Company's ability to generate revenue from the sale of additional tickets.

     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from Miami Arena operations. The City of Miami recently announced that it intends to build the Dade Arena which will be utilized by the Miami Heat. Upon its completion, the Dade Arena will compete with the Miami Arena for the rights to host various events, including sports events and concerts. There can be no assurance that the Miami Arena can successfully compete with the Dade Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition and results of operations of Decoma will be adversely affected.

     Competition

     The Panthers compete for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. The Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

  ARENA DEVELOPMENT AND OPERATIONS

     Development of the Broward County Civic Arena

     In June 1996, the Company entered into the Development Agreement to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased the Development Site, which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide $184.7 million for the development of the Facility, including the purchase of the Development Site. The Broward County Civic Arena will be located on the Development Site and Broward County will reimburse the Company for all costs relating to environmental remediation of the purchased land. The Company will bear all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million; however, it may require Broward County to advance an additional $18.5 million, which the Company will repay as supplemental rent.

     Operation of the Broward County Civic Arena

     In June 1996, the Company entered into the License Agreement and the Operating Agreement pursuant to which the Company will utilize and operate the Broward County Civic Arena. Under the License Agreement, the Company is entitled to retain 95% of all revenue derived from the sale of general seating tickets to the Panthers' home games and all of certain other hockey-related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with luxury suites, premium seating and parking, are considered Facility operating revenue, which is the primary source of revenue in determining net operating income. Net operating income is the difference between the Facility operating revenue and Facility operating expense. The Company is entitled to receive the first $14.0 million of the net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of all net operating income in excess of $14.0 million. The License Agreement requires that the Company loan to Broward County all amounts that are necessary to allow Broward County to meet certain financial obligations relating to the Broward County Civic Arena at an interest rate of prime plus two percent. Broward County is required to repay any loan made by the Company on a priority basis from revenue generated from the collection of taxes.

     The License Agreement commencement date will occur upon 30 days notice of the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, commencement of the License Agreement may be deferred by the Company until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1 of 1999. Once commenced, the License Agreement is for a term of 30 years, which term may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Company by Broward County.

     The License Agreement entitles the Company to the exclusive use of the Broward County Civic Arena during the playing of all of the Panthers' home games, and provides for nonexclusive use by the Panthers for practices and other team uses. Additionally, the License Agreement provides the Company with exclusive use of certain space within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The License Agreement contains a use covenant which requires the Panthers to play all of their home games at the Broward County Civic Arena during the term of the License Agreement.

     ICE RINKS

     The Company currently owns and operates Incredible Ice. In addition, the Company operates Gold Coast pursuant to a lease. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things, (i) fees charged to the public for use of the facilities for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and (iii) retail sales. In addition, the Company owns the architectural designs to Incredible Ice as well as predevelopment rights to develop other similar ice rink facilities at various sites located throughout Florida. The Company contemplates that, as part of its strategy to expand the Ice Rink Business and as opportunities arise in the future, it may develop and operate other similar ice rinks throughout Florida.

     DECOMA

     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena,
(ii) net operating income and (iii) fixed and variable operating payments.

EMPLOYEES

     The Company employs 1,658 full-time and 444 part-time employees at Boca Resort. The Company also employs 27 hockey players and 105 full-time employees in connection with its Sports and Entertainment Business. During the hockey season, the Company uses part-time employees, most of whom are employed as statisticians and press attendants during the Panthers hockey games. In addition, the Company employs an aggregate of 79 part-time employees at Incredible Ice and Gold Coast for various guest services and food and beverage positions. All 477 persons working at Pier 66 and all 237 persons working at Bahia Mar are employees of Pier 66 Management and Bahia Mar Management, respectively. None of these employees, other than the hockey players, are subject to any collective bargaining agreement and each of the Company, Pier 66 Management and Bahia Mar Management believes that its relationship with its employees is good.

INSURANCE

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Resort Facilities.

     The Company maintains various insurance coverages on behalf of its hockey players through the NHL, including through the league's affiliated Bermuda insurance company, Intra-Continental Ensurers Ltd. ("ICE"). Such insurance, of which the players are the beneficiaries, includes medical and dental, permanent total disability, group life, accidental death and dismemberment ("AD&D"), and spousal group life and AD&D.

     The Company also maintains various types of insurance on behalf of the Panthers through ICE. Workers' compensation insurance is maintained with a $100,000 per injury deductible. The NHL Catastrophe Insurance Plan covers the entire Panthers' roster in the amount of $1.0 million per player. In addition, the ICE program requires that each team cover their top five salaried players with at least two years remaining on their contract with Total Temporary Disability Insurance. This insurance pays a benefit of up to 80% of the covered players' compensation after 30 consecutive regular season games are missed. From time to time, the Panthers may obtain additional insurance coverage for its players as may be necessary or required.

     The Company also maintains the types and amounts of insurance coverage that it considers appropriate for its other businesses. Furthermore, under the Operating Agreement, the License Agreement and the Development Agreement, the Company will have insurance requirements which include (i) workers' compensation insurance, (ii) casualty insurance against loss or damage to the Facility in such amount not less than full replacement cost of the Facility and the equipment and machinery therein and (iii) occupancy insurance in an amount not less than estimated annual revenue to be derived from the Facility. While the Company believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, such liability could have a material adverse effect on the Company's financial condition or results of operations.

LITIGATION

     On July 23, 1996, MSEA filed a lawsuit against the Defendants in the United States District Court for the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena operating contract, specifically provisions restricting MSEA from developing the Dade Arena and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.

     On September 4, 1996, Timothy Johanson, Walter Johanson and Veronica Juliano (the "ADA Plaintiffs") filed a lawsuit against the Company, among others, in the United States District Court for the Southern District of Florida. The suit alleges that the Company violated the Americans with Disabilities Act in connection with the development of the Broward County Civic Arena by (i) failing to make reasonable modifications in policies, practices or procedures, (ii) failing to take such steps as may be necessary to ensure that no individual with a disability is excluded, denied services, segregated or otherwise treated differently and (iii) failing to remove architectural barriers and communications barriers. The ADA Plaintiffs seek, among other things, to (A) obtain a judgment mandating the Company to revise, modify and remove certain barriers at the Broward County Civic Arena that may prevent persons with disabilities from having access to the Facility and take steps necessary to ensure that no person with a disability is excluded, denied services, segregated or otherwise treated differently, to the extent required by law, and (B) be awarded reasonable attorneys' fees, costs and expenses incurred in connection with the suit. The Company believes that it has complied with the requirements of the Americans with Disabilities Act and that the suit is without merit. An unfavorable outcome of the suit may require the Company to incur additional costs.

     A lawsuit was filed on January 9, 1997 by Arena Development seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage

Ordinance was applicable. The Company has appealed the decision rendered by the court. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $4.5 million.


     On January 28, 1997, February 4, 1997 and March 18, 1997, purported class action lawsuits were filed against the Company and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.



     On April 9, 1997, Allied Minority Contractors Association, Inc., South Florida Chapter of NAMC, Overnight Success Construction, Inc., Reed Jr. Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the Development Agreement in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the Development Agreement. The Company believes that this suit is without merit and intends to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.


     The Company is not presently involved in any other material legal proceedings. However, the Company may from time to time become a party to legal proceedings arising in the ordinary course of business.

RECENT DEVELOPMENTS

     On July 8, 1997, the Company entered into the Merger Agreement pursuant to which the Company will acquire interests constituting approximately 68% of the Registry Hotel in exchange for $75.0 million in cash, together with the issuance by the Company of approximately 930,000 shares of Class A Common Stock. The Registry Hotel is a well-known luxury resort hotel located on the Gulf of Mexico in Naples, Florida within a 90-minute drive from the east coast of South Florida. The Registry Hotel includes 474 guest rooms, a conference center, recreational areas, restaurant and retail outlets, 15 tennis courts and a nature reserve boardwalk, as well as watersports and beach amenities along the Gulf of Mexico. The Naples market is a key vacation and conference group destination. The consummation of the transaction contemplated by the Merger Agreement is subject to customary conditions.

                           THE NATIONAL HOCKEY LEAGUE

GOVERNANCE

     The NHL is generally responsible for regulating the conduct of its members. The NHL establishes the regular season and playoff schedules of the teams. It also negotiates, on behalf of its members, the league's national over-the-air and cable television contracts and the collective bargaining agreement with the NHL Players' Association. Because the NHL is a joint venture, each of its members is, in general, jointly and severally liable for the league's liabilities and obligations and shares in its profits. Under the terms of the Constitution and Bylaws of the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member.

     The NHL is governed by a Board of Governors, which consists of one representative from each member. Mr. Torrey serves as the Panthers' representative on the Board of Governors. The Board of Governors selects the Commissioner, who administers the daily affairs of the league, including dealings with the NHL Players' Association, interpretation of playing rules and arbitration of conflicts among members. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of league rules. Mr. Gary B. Bettman has been the Commissioner of the NHL since 1993.

     The Commissioner has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding. Members of the NHL are precluded from resorting to the courts to enforce or maintain rights or claims against other members. Instead, all disputes must be submitted to the Commissioner for his determination, and, such determination, when rendered, is final and binding.

RESTRICTION ON OWNERSHIP

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Panthers) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

CONTROL REQUIREMENT

     Unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. The Company issued to Mr. Huizenga shares of Class B Common Stock to satisfy the control requirements of the NHL. See "Risk Factors -- General -- Control by H. Wayne Huizenga; Voting Rights."

COLLECTIVE BARGAINING AGREEMENT

     The NHL and the NHL Players' Association entered into a seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 16, 1993. The NHL Collective Bargaining Agreement, as amended, expires in September 2004.

FREE AGENTS

     Under the NHL Collective Bargaining Agreement, when a player completes the term of his contract, he becomes a free agent. Based upon the player's age, experience and prior year's salary, he will either be classified as an unrestricted or restricted free agent. The two main groups of unrestricted free agents are as follows:

     Group III Free Agent: Any player who is 32 years of age or older (or commencing with the 1997-98 season any player who is 31 years of age or older) as of June 30 of the year he becomes a free agent and has been on an NHL player roster for at least 40 games per season (30 games per season if the player is a goalie) for at least four seasons.

     Group V Free Agent: Any player who has played a minimum of 10 seasons as a professional hockey player and whose salary in the final year of his contract was less than that year's NHL average salary. A player may opt to become a Group V Free Agent only once during his NHL career.

     An unrestricted free agent is free to negotiate and sign with any other team in the NHL following the expiration of his contract, and the team signing such unrestricted free agent to a contract is not obligated to compensate the player's former team.

     A restricted free agent may also negotiate and sign with another team in the NHL following the expiration of his contract; however, that player's current team may exercise its right of first refusal and match the offers made by other NHL teams. In the event the player's current team chooses not to exercise its right of first refusal, it is entitled to draft pick(s) as compensation from the player's new team. The compensation is dependent on the annual salary offer secured by the restricted free agent.

     As of July 1, 1997, the Panthers had four players eligible for restricted free agency. In addition, the Panthers had one Group V free agent and one Group III free agent.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and the executive officers of the Company are as follows:

                    NAME                       AGE                       POSITION
H. Wayne Huizenga............................    59   Chairman of the Board
Richard C. Rochon............................    40   Vice Chairman of the Board
Richard H. Evans.............................    52   President and Director
William A. Torrey............................    62   President of Florida Panthers Hockey Club,
                                                      Inc. and Director
Alex Muxo....................................    41   President of Arena Development and Arena
                                                        Operator
William M. Pierce............................    46   Senior Vice President and Chief Financial
                                                      Officer
Richard L. Handley...........................    50   Senior Vice President and General Counsel
J. Ronald Castell............................    59   Senior Vice President--Investor Relations and
                                                        Communications
Steven M. Dauria.............................    36   Vice President and Corporate Controller
Steven R. Berrard............................    42   Director
Dennis J. Callaghan..........................    48   Director
Michael S. Egan..............................    57   Director
Chris Evert..................................    42   Director
Harris W. Hudson.............................    54   Director
George D. Johnson, Jr........................    54   Director

     All directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board.

     H. Wayne Huizenga has been the Company's Chairman of the Board since September 1996. Mr. Huizenga also has been Chairman of the Board of Republic Industries, Inc. ("Republic"), a diversified company with operations in automotive, solid waste and electronic security services industries, since August 1995. Mr. Huizenga served as Chief Executive Officer of Republic from August 1995 until October 1996, and has served as Co-Chief Executive Officer of Republic since October 1996. Mr. Huizenga has been Chairman of the Board of Extended Stay America, Inc. ("Extended Stay"), an extended stay lodging facilities company, since January 1995. Mr. Huizenga served as the Vice Chairman of Viacom, Inc. ("Viacom"), a diversified media and entertainment company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom, from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. ("Waste Management"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also currently owns or controls the Miami Dolphins and the Florida Marlins, both professional sports franchises, as well as Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Mr. Hudson.

     Richard C. Rochon has been a director of the Company since September 1996 and has served as the Company's Vice Chairman since April 1997. Mr. Rochon is also the President of Huizenga Holdings, Inc. ("Huizenga Holdings"), a position he has held since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm.

     Richard H. Evans has been the Company's President and a director and has also been the President and Chief Executive Officer of Huizenga Sports and Entertainment Group since September 1996. Prior to joining the Company, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops. From April 1993 to October 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company ("Gaylord Entertainment"), a diversified entertainment and communications company. Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a subsidiary of Madrid-based Dorna Promocion del Deporte, a marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from January 1987 to August 1991.

     William A. Torrey has been the President of Florida Panthers Hockey Club, Inc. and a director of the Company since September 1996. Since April 1993, Mr. Torrey has served as the President and Governor of the Panthers. Prior to joining the Company, Mr. Torrey was associated with the New York Islanders Hockey Club (the "Islanders") for twenty-one years in various capacities. From June 1989 to August 1992, Mr. Torrey served as the Chairman of the Board of the Islanders. From September 1978 to August 1992 Mr. Torrey served as the President of the Islanders, and from February 1972 to August 1992 he served as the General Manager of the Islanders.

     Alex Muxo has been the President of Arena Development and Arena Operator since September 1996. From January 1995 to July 1996, Mr. Muxo served as the Vice President of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Muxo served as the Vice President for Planning for Blockbuster from May 1994 to January 1995. Prior thereto, Mr. Muxo was the City Manager of City of Homestead, Florida.

     William M. Pierce has been the Company's Senior Vice President and Chief Financial Officer since March 1997 and a Director of Florida Panthers Hockey Club, Inc. since November 1996. Mr. Pierce has been an officer of Huizenga Holdings since January 1990, and has served as Chief Financial Officer and Director of numerous private companies owned by Mr. Huizenga.

     Richard L. Handley joined the Company in May 1997 as a Senior Vice President and the General Counsel. Prior to joining the Company, Mr. Handley served as a Senior Vice President and the General Counsel of Republic from October 1995 to May 1997. From June 1993 until joining Republic, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993, Associate General Counsel of Waste Management of North America, Inc., from January 1987 to June 1990, and legal counsel to Waste Management Energy Systems, Inc., a waste-to-energy company, from September 1985 to January 1987, all of which companies were affiliates or subsidiaries of Waste Management, Inc. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     J. Ronald Castell joined the Company as Senior Vice President--Investor Relations and Communications in June 1997. Mr. Castell has served as Senior Vice President--Communications Strategy and Service of Republic since August 1995. Prior to joining Republic, Mr. Castell had been Executive Vice President and a member of the Office of the President at Spelling Entertainment Group Inc., a Los Angeles-based subsidiary of Blockbuster Entertainment Group, a division of Viacom. In August 1991, he became Senior Vice President of Programming and Communications for Blockbuster, and served in that capacity until Blockbuster's merger with Viacom in September 1994. Mr. Castell joined Blockbuster in February 1989 as Senior Vice President of Programming and Merchandising. From October 1985 to February 1989 he was Vice President of Marketing and Merchandising at Erol's, a chain of video and electronics stores headquartered in Washington, D.C. Mr. Castell has also held senior executive marketing positions with the Communications Satellite Corporation, Warner Communications, Group W Satellite Communications, Banc One and Federated Department Stores.

     Steven M. Dauria served as the Company's Vice President and Chief Financial Officer from September 1996 through March 1997. As of March 31, 1997, Mr. Dauria began serving as Vice President and Corporate Controller. Mr. Dauria also has served as the Vice President and Chief Financial Officer of Florida Panthers Hockey Club since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Florida Panthers Hockey Club, and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both Florida Panthers Hockey Club and the Florida Marlins. Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a Major League Baseball franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand, an international public accounting firm.

     Steven R. Berrard has been a director of the Company since September 1996. Mr. Berrard has been Co-Chief Executive Officer, President and a director of Republic since October 1996. Since March 1996, Mr. Berrard has served as Chief Executive Officer of AutoNation Incorporated ("AutoNation"), which owns and operates a developing national chain of used vehicle retailing megastores, and which was acquired by Republic in January 1997. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.

     Dennis J. Callaghan has been a director of the Company since July 1997. From 1990 to the present, Mr. Callaghan has been the President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of the general partner of the Boca Raton Hotel and Club Limited Partnership and was appointed to the Board in connection with the acquisition of Boca Resort.

     Michael S. Egan has been a director of the Company since April 1997. Mr. Egan has served as President and Chief Executive Officer of Alamo Rent-A-Car, Inc. ("Alamo") since 1979 and as the Chairman of Alamo since 1973.

     Chris Evert has been a director of the Company since July 1997. Since retiring from professional tennis in 1989, Ms. Evert has served as a sports commentator and continued to serve as a corporate spokesperson. In March 1989, Ms. Evert founded Chris Evert Charities, Inc. and continues to be involved in its charitable activities. Since March 1996, Ms. Evert has been a Partner and Coach of the Evert Seguso Bassett Tennis Center in Boca Raton, Florida.

     Harris W. Hudson has been a director of the Company since September 1996. Mr. Hudson has been a director of Republic since August 1995 and Vice-Chairman of Republic since October 1996. From August 1995 to October 1996, Mr. Hudson served as the President of Republic. Prior thereto, Mr. Hudson served as the Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     George D. Johnson, Jr. has been a director of the Company since September 1996. Mr. Johnson has served as a director of Republic since November 1995. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Duke Power Company.

DIRECTORS' COMPENSATION

     The Company's policy is to not pay compensation in the form of salaries or fees to directors. However, the directors are entitled to receive options to purchase shares of Class A Common Stock pursuant to the Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table shows remuneration paid or accrued by the Company during the fiscal years ended June 30, 1996 and June 30, 1997 to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer (together, the "Named Executive Officers"), for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                 ---------------------
                                                                                 SECURITIES UNDERLYING
                                                          ANNUAL COMPENSATION     OPTIONS TO PURCHASE
                                                         ---------------------      CLASS A COMMON        ALL OTHER
       NAME AND PRINCIPAL POSITION         FISCAL YEAR    SALARY        BONUS            STOCK           COMPENSATION
-----------------------------------------  -----------   --------      -------   ---------------------   ------------
H. Wayne Huizenga........................     1997             --           --      100,000 shares              --
    Chairman of the Board of Directors        1996             --           --                  --              --
Richard H. Evans.........................     1997       $100,000           --       90,000 shares         $ 5,000(4)
    President(1)                              1996             --           --                  --              --
William A. Torrey........................     1997       $400,000(2)   $ 7,000(3)     75,000 shares        $21,000(4)
    President of Florida Panthers Hockey      1996       $400,000(2)   $43,000(3)                --        $21,000(4)
    Club, Inc.
Alex Muxo................................     1997       $225,000           --       50,000 shares         $15,000(4)
    President of Arena Development and        1996       $150,000           --                  --         $19,000(4)
    Arena Operator
Steven M. Dauria.........................     1997       $110,000           --       23,000 shares         $15,000(4)
    Vice President and Corporate
      Controller                              1996       $ 90,000      $10,000(3)                --        $14,000(4)

------------------------------

(1) Mr. Evans joined the Company as its President in September 1996. As such, Mr. Evans did not receive any compensation from the Company during fiscal 1996.
(2) Includes deferred compensation of $100,000 earned by Mr. Torrey during each of fiscal 1997 and 1996.
(3) Represents bonus amounts earned in fiscal 1996 and 1997 and paid in subsequent corresponding fiscal years.
(4) Comprised of insurance premiums paid by the Company on behalf of these employees.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                          NUMBER OF           % OF TOTAL                                 ANNUAL RATES OF STOCK
                          SECURITIES           OPTIONS                                    PRICE APPRECIATION
                          UNDERLYING          GRANTED TO                                    FOR OPTION TERM
                           OPTIONS           EMPLOYEES IN       EXERCISE    EXPIRATION   ---------------------
         NAME              GRANTED           FISCAL YEAR         PRICE         DATE         5%         10%
H. Wayne Huizenga.....  100,000 shares           5.1%           $ 10.00      11/08/06    $628,895   $1,593,742
  Chairman of the
    Board of Directors
Richard H. Evans......   75,000 shares           3.8%           $ 10.00      11/08/06    $471,671   $1,195,307
  President              15,000 shares        *                 $26.625      01/02/07    $251,165   $  636,501
William A. Torrey.....   75,000 shares           3.8%           $ 10.00      11/08/06    $471,671   $1,195,307
  President of Florida
    Panthers Hockey
    Club, Inc.
Alex Muxo.............   50,000 shares           2.6%           $ 10.00      11/08/06    $314,447   $  796,871
  President of Arena
    Development and
    Arena Operator
Steven M. Dauria......   23,000 shares           1.2%           $ 10.00      11/08/06    $144,646   $  366,561
  Vice President and
  Corporate Controller

---------------

  * Less than 1%

STOCK OPTION PLAN

     Under the Company's Stock Option Plan, 2,600,000 shares of Class A Common Stock are reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate directors and key employees. A committee (the "Committee") consisting of two or more non-employee directors appointed by the Board of Directors administers and interprets the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

     The Company has granted options to purchase an aggregate of 1,957,792 shares of the Class A Common Stock with exercise prices ranging from $10 per share to $26 5/8 per share. The exercise price of each of these options is the fair market value of the Class A Common Stock on the date of grant.

EMPLOYMENT AGREEMENTS

     Mr. Torrey's employment agreement (the "Torrey Employment Agreement") provides that Mr. Torrey is entitled to an annual base salary for the 1996-97, 1997-98 and 1998-99 hockey seasons of $400,000, $450,000 and $500,000, respectively. Additionally, Mr. Torrey is entitled to receive a bonus which is equal to the average amount awarded and payable by the NHL to the players of the Panthers for participation in post-season play. The Torrey Employment Agreement contains certain confidentiality and non-competition provisions and terminates in July 1999, unless terminated prior thereto, either with or without cause. If Mr. Torrey's employment were to be terminated for cause, he would be entitled to all accrued compensation up to the date of termination. If his employment were to be terminated without cause, Mr. Torrey would be entitled to all benefits provided for in the Torrey Employment Agreement, provided that he makes substantial efforts to obtain other employment.

                              CERTAIN TRANSACTIONS

     In connection with the Prior Offerings, the following events occurred: (i) Mr. Huizenga, as the sole shareholder of Decoma Investment, Inc. III ("Decoma III"), caused Decoma III to transfer all but 1% of its ownership interest in Decoma to Decoma II, following which Decoma II owned a 51% interest in Decoma, resulting in Decoma I and Decoma II collectively owning approximately a 78% interest in Decoma, Decoma III owning a 1% interest in Decoma and various unrelated third parties owning the remaining 21% interest in Decoma (Prior to the completion of the Prior Offerings, Decoma I and II owned 66 2/3% of the partnership interests of Decoma Venture. The remaining 33 1/3% of the partnership interests of Decoma Venture were owned by Decoma III. Upon completion of the Prior Offerings, Decoma I and Decoma II owned 99% of the partnership interests in Decoma Venture, which owned an approximately 78% interest in Decoma); (ii) Mr. Huizenga contributed (A) a note (the "Panthers Note"), representing the outstanding amount which the Company borrowed from Mr. Huizenga plus interest, and (B) all the outstanding capital stock of each of Decoma I and Decoma II to the capital of the Panthers; (iii) Mr. Huizenga, as the sole limited partner and the sole general partner (through his ownership of Florida Panthers Hockey Club, Inc.) of Panthers Ltd., contributed all of the partnership interests in Panthers Ltd. to the Company; and (iv) Mr. Huizenga, as the sole limited partner (through his ownership of Panthers Ltd.) and the sole general partner (through his ownership of Arena Development Company, Inc. and Arena Operating Company, Inc., respectively) of each of Arena Development and Arena Operator, contributed all the limited partnership interests in each of Arena Development and Arena Operator as well as all the outstanding capital stock of each of Arena Development Company, Inc. and Arena Operator Company, Inc. to the Company. In exchange for all of the foregoing capital contributions, Mr. Huizenga received 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock. The number of shares issued was derived by dividing by $9.30 (the assumed initial public offering price of the Class A Common Stock less underwriting discounts and commissions) the sum of (A) the Panthers Ltd. Note (approximately $41.0 million), which resulted in the issuance of 4,404,710 shares of Common Stock and (B) the approximately 78% interest in Decoma (approximately $8.1 million, representing costs incurred by Mr. Huizenga in acquiring the Decoma Interests), which resulted in the issuance of 870,968 shares of Common Stock.

     In 1994, Mr. Huizenga purchased a 50% interest in Leisure Management International ("LMI"), which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma a management fee of approximately $58,000 and $110,000 for the six months ended December 31, 1996 and the year ended June 30, 1996, respectively.

     In August 1996, the Company entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, the Company granted to SportsChannel Florida broadcast rights (other than radio broadcast rights) to a pre-determined number of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season, with an option to extend the SportsChannel Letter of Intent to cover the 1997-98 hockey season. The Company has exercised its option under the SportsChannel Letter of Intent for the broadcast of the Panthers' games during the 1997-98 hockey season. The SportsChannel Letter of Intent provides the Company with the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, the Company is entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel Florida's gross receipts for the applicable hockey season, provided that the Company is in no event entitled to receive less than $2.5 million or $1.2 million, respectively.

     The Company pays Huizenga Holdings a management fee equal to 1% of the Company's gross revenue, excluding NHL generated revenues, in exchange for services including, but not limited to, assisting the Company in obtaining financing, developing tax planning strategies and formulating risk management strategies, as well as advising the Company with respect to securities matters and future acquisitions. Such 1% management fee totaled approximately $293,000, $132,000 and $194,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

     The Company incurred charges of $94,613 during the year ended June 30, 1994 for the lease of certain private corporate aircraft owned by Huizenga Holdings.

     In June 1993, the Company entered into a $25.0 million revolving credit facility with NationsBank of Florida, N.A. ("NationsBank") for the purpose of financing a portion of the $50.0 million NHL expansion franchise fee and obtaining working capital for use by the Company. The credit facility was subsequently converted to a $25.0 million term loan (the "Term Loan"). The Company repaid all amounts outstanding under the Term Loan from the net proceeds of the Prior Offerings.

     In addition, in June 1993, Panthers Investment Venture, an affiliate of the Company controlled by Mr. Huizenga ("PIV"), entered into a loan agreement with NationsBank pursuant to which it borrowed $20.0 million. PIV, in turn, loaned the $20.0 million borrowed from NationsBank to the Company pursuant to a separate loan agreement. In connection therewith, the Company issued to PIV a promissory note on terms substantially similar to the promissory note (the "NationsBank Promissory Note") issued by PIV to NationsBank. Mr. Huizenga provided certain debt service guarantees of the Company's obligations relating to the NationsBank Promissory Note. The Company repaid the $20.0 million debt owed to PIV from the net proceeds of the Prior Offerings.

     No independent determination has been made as to the fairness and reasonableness of the terms of the transactions described above. However, the Company, based on its prior experience, believes that the terms of each such transaction were as favorable to the Company as it could have obtained from an unaffiliated party.

     In connection with the Fort Lauderdale Resort Facilities Acquisition, Messrs. Huizenga, Berrard, Johnson and Rochon received 972,018, 592,877, 451,248 and 379,062 shares of the Company's Class A Common Stock, respectively, in exchange for their ownership interests in Pier 66 and Bahia Mar. Based, in part, on a fairness opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, the Company believes that the Fort Lauderdale Resort Facilities Acquisition was fair to the Company's shareholders and that the terms of the Fort Lauderdale Resort Facilities Acquisition were as favorable to the Company as could have been obtained from an unaffiliated party in a comparable transaction.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options or the conversion of outstanding convertible securities) as of the date of this Prospectus, by (a) each of the Company's directors, (b) each of the Company's executive officers, (c) all executive officers and directors of the Company as a group and (d) all persons who own beneficially more than 5% of the Company's Class A Common Stock. The following table does not include shares of Class A Common Stock which directors and executive officers may purchase in the Offering. See "Underwriting."


                                                                CLASS A COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                            NAME                                SHARES      PERCENT(1)
H. Wayne Huizenga(2)........................................   6,147,696(3)     25.6%
Richard C. Rochon...........................................     770,062         3.2%
Richard H. Evans............................................     100,000       *
William A. Torrey...........................................      50,000       *
Alex Muxo...................................................      40,000       *
William M. Pierce...........................................      67,545       *
Richard L. Handley..........................................      15,000       *
J. Ronald Castell...........................................      50,000       *
Steven M. Dauria............................................       5,000       *
Steven R. Berrard...........................................     974,877         4.1%
Dennis J. Callaghan.........................................          --       *
Chris Evert.................................................          --       *
Michael S. Egan.............................................      80,200       *
Harris W. Hudson............................................     391,000         1.6%
George D. Johnson, Jr.......................................     863,248         3.6%
All directors and executive officers as a group (14
  persons)..................................................   9,554,628        39.8%

------------------------------

 *  Less than one percent (1%).

(1) Percentage of beneficial ownership is based on 23,995,343 shares of Common Stock outstanding at August 4, 1997, which consists of 23,740,343 shares of Class A Common Stock and 255,000 shares of Class B Common Stock, with regard to Mr. Huizenga, and 23,740,343 shares of Class A Common Stock outstanding at August 4, 1997 with regard to the other directors and executive officers.

(2) Mr. Huizenga's address is 450 East Las Olas Boulevard, Suite 1500, Fort Lauderdale, Florida 33301.
(3) Includes 255,000 shares of Class B Common Stock, each of which is convertible into one share of Class A Common Stock.

                              SELLING STOCKHOLDERS


     The following table sets forth the number of shares of outstanding Class A Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the aggregate number of shares of Class A Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Class A Common Stock to be beneficially owned by each Selling Stockholder upon completion of the Offering made hereby. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.



                                                                                               NUMBER OF
                                                                                                 SHARES
                                                                                              BENEFICIALLY
                                                                                              OWNED AFTER
                                                         NUMBER OF           NUMBER OF          SALE(1)
                                                    SHARES BENEFICIALLY    SHARES OFFERED    --------------
               SELLING STOCKHOLDERS                      OWNED(1)              HEREBY        NUMBER      %
Dean Buntrock(2)..................................         972,018             300,000       672,018    2.8
Enide B. Allison(3)...............................          17,963(6)            7,500       10,463(6)    *
Sherrell J. Aston, M.D.(3)........................           8,982(5)            7,567        1,415(5)    *
Mark S. Bazrod(3).................................          17,963(6)           15,133        2,830(6)    *
Gloria R. Bleck(3)................................           8,982(5)            7,567        1,415(5)    *
Donald B. Brout and Rose Marie Burkhardt, as Joint
  Tenants(3)......................................           8,982(5)            7,567        1,415(5)    *
SunTrust Bank, South Florida, N.A., and Burl F.
  George, as successor co-trustees under Agreement
  with John G. Bull FBO Constance TAM dated
  12/17/93 Irrevocable(3).........................           8,982(5)            7,567        1,415(5)    *
SunTrust Bank, South Florida, N.A., and Burl F.
  George, as successor co-trustees under Agreement
  with John G. Bull FBO Patricia TAR dated
  12/17/93 Irrevocable(3).........................           8,982(5)            7,567        1,415(5)    *
Richard S. Coons(3)...............................          10,397(6)            7,567        2,830(6)    *
David C. Copley Trust UA 12/16/83(3)..............          17,963(6)           15,133        2,830(6)    *
Helen K. Copley Revocable Trust UA 12/7/83(3).....          35,925(7)           30,265        5,660(7)    *
Equity Resource Fund VIII, a Massachusetts
  Partnership(3)..................................           8,982(5)            7,567        1,415(5)    *
Equity Resource Fund X Limited Partnership(3).....           8,982(5)            7,567        1,415(5)    *
Gerald B. Evans & Ruby F. Evans, held as Community
  Property(3).....................................           8,982(5)            7,567        1,415(5)    *
Neil J. Feola(3)..................................          17,963(6)           15,133        2,830(6)    *
Nancy Firestone Kuehn, Executrix of the Estate of
  Albert D. Firestone(3)..........................          17,963(6)           15,133        2,830(6)    *
The Jill Fox Memorial Fund, Inc.(3)...............           8,982(5)            7,567        1,415(5)    *
Sheldon E. Friedman and Ellen G. Friedman, as
  Joint Tenants(3)................................           8,982(5)            7,567        1,415(5)    *
Michael Futerman(3)...............................           8,982(5)            7,567        1,415(5)    *
A. Hamilton Gardner(3)............................          10,397(6)            7,000        3,397(6)    *
Paul W. Gikas, M.D. and L. Suzanne Gikas, as Joint
  Tenants(3)......................................           8,982(5)            7,567        1,415(5)    *
Marvin Goldberg, M.D.(3)..........................           8,982(5)            7,567        1,415(5)    *
Sherman Harmelin(3)...............................           8,982(5)            7,567        1,415(5)    *
Patrick B. Hasburgh(3)............................           8,982(5)            7,567        1,415(5)    *
John L. Hauer(3)..................................          17,963(6)           15,133        2,830(6)    *
Hoffman Investment Group(3).......................           8,982(5)            7,567        1,415(5)    *
Thomas J. Jones, Jr.(3)...........................           8,982(5)            7,567        1,415(5)    *
Ralph and Alice Kelmon, and Norman and Jean Moore,
  as Joint Tenants(3).............................           8,982(5)            7,400        1,582(5)    *


                                                                                               NUMBER OF
                                                                                                 SHARES
                                                                                              BENEFICIALLY
                                                                                              OWNED AFTER
                                                         NUMBER OF           NUMBER OF          SALE(1)
                                                    SHARES BENEFICIALLY    SHARES OFFERED    --------------
               SELLING STOCKHOLDERS                      OWNED(1)              HEREBY        NUMBER      %
Irwin Laufman(3)..................................           8,982(5)            7,567        1,415(5)    *
John E. Leek, Jr.(3)..............................          17,963(6)           10,452        7,511(6)    *
Benjamin Lobel(3).................................           8,982(5)            7,567        1,415(5)    *
Carmen Lopez(3)...................................           4,492(4)            3,784          708(4)    *
F.H. Nelson Lopez, M.D.(3)........................           4,492(4)            3,784          708(4)    *
Philip S. Morse(3)................................          17,963(6)            7,000       10,963(6)    *
John P. O'Leary and Janice A. O'Leary, as Joint
  Tenants(3)......................................           8,982(5)            7,567        1,415(5)    *
Lawrence Orenstein(3).............................           8,982(5)            7,567        1,415(5)    *
Alfred B. Pentony(3)..............................          10,397(6)            7,567        2,830(6)    *
Robert J. Pitocchelli(3)..........................           8,982(5)            7,567        1,415(5)    *
Dan Raymond Quisenberry(3)........................          17,963(6)           15,133        2,830(6)    *
Selma Rappaport(3)................................          17,963(6)           15,133        2,830(6)    *
Marcia Samuels(3).................................           8,982(5)            7,567        1,415(5)    *
Michael A. Sarche, M.D.(3)........................           8,982(5)            7,567        1,415(5)    *
Schaeffer Family Trust UA 2/3/83(3)...............          17,963(6)           15,133        2,830(6)    *
Orrin M. Scheff, M.D. and Joanne K. Scheff, as
  Joint Tenants(3)................................           8,982(5)            7,567        1,415(5)    *
James T. Smith, M.D.(3)...........................           6,614(6)            3,784        2,830(6)    *
William B. Stiller(3).............................           8,982(5)            3,800        5,182(5)    *
Robert N. Thurston(3).............................          17,963(6)           15,133        2,830(6)    *
Estate of James Tucker(3).........................           8,982(5)            7,567        1,415(5)    *
Charles J. Voelker(3).............................          10,397(6)            7,567        2,830(6)    *
Tim L. Watkins and Victoria A. Watkins, as Joint
  Tenants(3)......................................          17,963(6)           15,133        2,830(6)    *
Jerome A. Wensinger, M.D.(3)......................           8,982(5)            7,567        1,415(5)    *
Raymond R. Wernig(3)..............................           3,307(5)            1,892        1,415(5)    *
Robert George Wilder(3)...........................           8,982(5)            7,567        1,415(5)    *
Duane G. Wombolt, M.D.(3).........................           8,982(5)            7,567        1,415(5)    *
                                                         ---------             -------       -------
                                                         1,580,396             780,135       800,261
                                                         =========             =======       =======


---------------

 *  Less than one percent

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his/her shares of Class A Common Stock.
(2) Held an ownership interest in 2301 Ltd. and Rahn Ltd. prior to the Company's acquisition of the ownership interests therein.
(3) Held an ownership interest in Boca Resort prior to the Company's acquisition of the ownership interests therein.

(4) Includes 707.50 shares of Class A Common Stock underlying a portion of the total warrants (the "Warrants") which were issued in connection with the Company's acquisition of Boca Resort. The Warrants are exercisable at $29.01 per share. 50% of the Warrants will expire on December 31, 1998 and the remaining 50% of the Warrants will expire on December 31, 1999.


(5) Includes 1,415 shares of Class A Common Stock underlying a portion of the Warrants.


(6) Includes 2,830 shares of Class A Common Stock underlying a portion of the Warrants.


(7) Includes 5,660 shares of Class A Common Stock underlying a portion of the Warrants.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Class B Common Stock, par value $.01 per share. No preferred stock is authorized.

COMMON STOCK


     As of August 4, 1997, there were 23,740,343 shares of Class A Common Stock and 255,000 shares of Class B Common Stock outstanding. In addition, 5,072,560 additional shares of Class A Common Stock are issuable upon the exercise of warrants and exchange rights which were issued in connection with the acquisition of Boca Resort. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company. The holders of Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board of Directors out of funds legally available therefor, subject to any dividend restrictions in the Company's credit facilities and the NHL Bylaws. See "Dividend Policy." Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.


     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Panthers) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders of the Company.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is The First National Bank of Boston.

CERTAIN PROVISIONS OF FLORIDA LAW

     The directors of the Company are subject to the "general standards for directors" provisions set forth in the Florida Business Corporation Act (the "FBCA"). These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Interests of other constituencies in addition to the Company's shareholders may be considered, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

     The Company has elected to opt out of the Florida Control Share Act and the Florida Affiliated Transactions Act. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person with ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33 1/3% of all voting power;
(ii) at least 33 1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

LIMITED LIABILITY AND INDEMNIFICATION

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (B) a transaction from which the director derived an improper personal benefit either directly or indirectly, (C) a circumstance under which an unlawful distribution is made, (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (E) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Articles of Incorporation and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement dated
     , 1997 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Allen & Company Incorporated ("Allen & Co.") and Raymond James & Associates, Inc. ("Raymond James") (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Class A Common Stock set forth opposite their names below.


                                                                 NUMBER OF
                        UNDERWRITERS                               SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Allen & Company Incorporated................................
Raymond James & Associates, Inc.............................
                                                                 ----------
          Total.............................................      6,780,135
                                                                 ==========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of
$     per share. The Underwriters may allow, and such dealers may reallow, to
certain other dealers a concession not in excess of $     per share. After the
initial offering of the Class A Common Stock, the public offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 900,000 additional shares of Class A Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. Each of the Company, its executive officers and directors have agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. DLJ, Allen & Co. and Raymond James have in the past provided, and may in the future provide, investment banking services for the Company.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Class A Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Class A Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Class A Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Class A Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     The Underwriters and dealers may engage in passive market making transactions in the Class A Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase shares of Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Class A Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Class A Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Class A Common Stock. These activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


     The Company currently anticipates that up to 10% of the shares of Class A Common Stock to be sold in the Offering may be sold to certain affiliates of the Company, including Mr. Huizenga. The price of such shares to such persons will be the Offering price set forth on the cover of this Prospectus. The number of shares available to the general public will be reduced to the extent such persons purchase shares.

                                 LEGAL MATTERS

     The validity of shares of the Class A Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of the Company's Class A Common Stock. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

     The audited financial statements of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; and the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 appearing elsewhere in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been included in this Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended included in this Prospectus and registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 appearing in this Prospectus and the registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Class A Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov.) that contains reports, proxy statements and other information filed by the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE REGISTRANT
FLORIDA PANTHERS HOLDINGS, INC.
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of June 30, 1996 and
     1995...................................................   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1996, 1995 and 1994...........................   F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended June 30, 1996, 1995 and 1994.......   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1996, 1995 and 1994...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
FLORIDA PANTHERS HOLDINGS, INC. -- UNAUDITED CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Condensed Consolidated Balance Sheets as of
     March 31, 1997 and June 30, 1996.......................  F-17
  Unaudited Condensed Consolidated Statements of Operations
     for the three and nine month periods ended March 31,
     1997 and 1996..........................................  F-18
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the nine months ended March 31, 1997 and 1996......  F-19
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-20

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Information............................................  F-25
  Unaudited Pro Forma Consolidated Balance Sheet as of March
     31, 1997...............................................  F-27
  Unaudited Pro Forma Consolidated Statement of Operations
     for the nine months ended March 31, 1997...............  F-28
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended June 30, 1996.......................  F-29
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-30

BUSINESSES ACQUIRED
2301 SE 17TH ST., LTD. ("PIER 66")
  Reports of Independent Certified Public Accountants.......  F-34
  Balance Sheets as of December 31, 1996 and 1995...........  F-36
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-37
  Statements of Partners' Equity for the years ended
     December 31, 1996, 1995 and 1994.......................  F-38
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-39
  Notes to Financial Statements.............................  F-40

                                                              PAGE
                                                              ----
RAHN BAHIA MAR, LTD. ("BAHIA MAR")
  Report of Independent Certified Public Accountants........  F-46
  Balance Sheets as of December 31, 1996 and 1995...........  F-47
  Statements of Operations for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-48
  Statements of Partners' Equity for the years ended
     December 31, 1996 and 1995 and for the Period from
     Inception (June 28, 1994) to December 31, 1994.........  F-49
  Statements of Cash Flows for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-50
  Notes to Financial Statements.............................  F-51

CORAL SPRINGS ICE, LTD.
  Report of Independent Certified Public Accountants........  F-55
  Balance Sheet as of December 31, 1996.....................  F-56
  Statement of Operations for the Period from Inception
     (February 26, 1996) to December 31, 1996...............  F-57
  Statement of Partners' Equity (Deficit) for the Period
     from Inception (February 26, 1996) to
     December 31, 1996......................................  F-58
  Statement of Cash Flows for the Period from Inception
     (February 26, 1996) to
     December 31, 1996......................................  F-59
  Notes to Financial Statements.............................  F-60

BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP
  Reports of Independent Certified Public Accountants.......  F-62
  Balance Sheets as of December 31, 1996 and 1995...........  F-64
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-65
  Statements of Changes in Partners' Deficit for the years
     ended December 31, 1996, 1995 and 1994.................  F-66
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-67
  Notes to Financial Statements.............................  F-68

UNAUDITED FINANCIAL STATEMENTS -- BOCA RATON HOTEL AND CLUB
  LIMITED PARTNERSHIP
  Unaudited Balance Sheets as of March 31, 1997 and December
     31, 1996...............................................  F-80
  Unaudited Statements of Operations for the three months
     ended March 31, 1997 and 1996..........................  F-81
  Unaudited Statements of Cash Flows for the three months
     ended March 31, 1997 and 1996..........................  F-82
  Notes to Unaudited Financial Statements...................  F-83

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Florida Panthers Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Florida Panthers Holdings, Inc. (a Florida corporation) and subsidiaries as of June 30, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Panthers Holdings, Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  November 13, 1996
  (except with respect to the
  matters discussed in Note 8,
  as to which the date is June 26, 1997).

                        FLORIDA PANTHERS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JUNE 30,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and equivalents......................................  $    465   $  1,237
  Accounts receivable.......................................     3,119      1,924
  Prepaid expenses and other................................       172        247
                                                              --------   --------
     Total current assets...................................     3,756      3,408
Property and equipment, net.................................       972      1,114
Franchise cost, net of accumulated amortization of $1,823
  and $1,216 in 1996 and 1995, respectively.................    22,489     23,096
Player contract acquisition costs, net of accumulated
  amortization of $19,181 and $10,676 in 1996 and 1995,
  respectively..............................................     6,507     15,012
Investment in Miami Arena operating contract................     8,886      9,271
Capitalized signing bonuses, net of accumulated amortization
  of $3,089 and $837 in 1996 and 1995, respectively.........     4,674      1,138
Other assets................................................       476        548
                                                              --------   --------
     Total assets...........................................  $ 47,760   $ 53,587
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Deferred revenue..........................................  $    988   $  3,917
  Note payable-related party................................    40,172     22,226
  Related party debt........................................    20,000     20,000
  Accounts payable and accrued expenses.....................     2,313      1,375
  Other current liabilities.................................     4,313      2,774
                                                              --------   --------
     Total current liabilities..............................    67,786     50,292
Long-term debt..............................................    25,000     25,000
Other non-current liabilities...............................     3,277        643
Commitments and contingencies (Notes 5, 7 and 8)
Shareholders' Equity (Deficit):
  Class A common stock, $.01 par value, 100,000,000 shares
     authorized and 870,968 shares issued and outstanding in
     1996 and 1995..........................................         9          9
  Class B common stock, $.01 par value, 10,000,000 shares
     authorized and none issued and outstanding.............        --         --
  Contributed capital.......................................   (48,312)   (22,357)
                                                              --------   --------
     Total shareholders' equity (deficit)...................   (48,303)   (22,348)
                                                              --------   --------
     Total liabilities and shareholders' equity (deficit)...  $ 47,760   $ 53,587
                                                              ========   ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED JUNE 30,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Revenue:
  Tickets..................................................  $ 23,226    $  9,559    $ 14,784
  Television and radio.....................................     5,141       3,717       3,163
  Advertising and promotions...............................     2,192       1,297       1,534
  NHL Enterprise rights....................................       885         846         761
  Decoma arena operations..................................     1,082       1,415          --
  Other, primarily arena concessions.......................     1,561         912       1,440
                                                             --------    --------    --------
          Total revenue....................................    34,087      17,746      21,682
Cost of revenue:
  Team operations..........................................    32,639      15,652      17,691
  Ticketing and arena operations...........................     3,319       1,558       2,498
  Selling, general and administrative......................     8,371       5,569       5,512
                                                             --------    --------    --------
          Total cost of revenue............................    44,329      22,779      25,701
Amortization and depreciation..............................    (9,815)     (6,266)     (6,444)
                                                             --------    --------    --------
Operating loss.............................................   (20,057)    (11,299)    (10,463)
Interest and other, net....................................    (5,082)     (4,087)     (2,463)
                                                             --------    --------    --------
Net loss...................................................  $(25,139)   $(15,386)   $(12,926)
                                                             ========    ========    ========
Pro Forma net loss per share...............................  $  (4.76)   $  (2.96)   $  (2.93)
                                                             ========    ========    ========
Pro Forma weighted average shares outstanding..............     5,276       5,203       4,405
                                                             ========    ========    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          CLASS A
                                                        COMMON STOCK
                                                     ------------------                      TOTAL
                                                     NUMBER OF            CONTRIBUTED    SHAREHOLDERS'
                                                      SHARES     AMOUNT     CAPITAL     EQUITY (DEFICIT)
                                                     ---------   ------   -----------   ----------------
Balance, July 1, 1993..............................        --     $--      $   (936)        $   (936)
  Net loss.........................................        --      --       (12,926)         (12,926)
                                                      -------     ---      --------         --------
Balance, June 30, 1994.............................        --      --       (13,862)         (13,862)
  Acquisition of Decoma Entities...................   870,968       9         8,193            8,202
  Net loss.........................................        --      --       (15,386)         (15,386)
  Dividends-Decoma Entities........................        --      --        (1,302)          (1,302)
                                                      -------     ---      --------         --------
Balance, June 30, 1995.............................   870,968       9       (22,357)         (22,348)
  Net loss.........................................        --      --       (25,139)         (25,139)
  Dividends-Decoma Entities........................        --      --          (816)            (816)
                                                      -------     ---      --------         --------
Balance June 30, 1996..............................   870,968     $ 9      $(48,312)        $(48,303)
                                                      =======     ===      ========         ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $(25,139)  $(15,386)  $(12,926)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................     9,815      6,266      6,444
     Deferred compensation..................................     1,334        363        169
     Minority interest......................................       174        384         --
  Changes in operating assets and liabilities --
     Accounts receivable....................................    (1,195)       440     (1,322)
     Prepaid expenses and other assets......................    (3,425)      (604)    (1,468)
     Accounts payable and accrued expenses..................       938        448      1,403
     Deferred revenue and other liabilities.................       138       (705)    (3,905)
                                                              --------   --------   --------
          Net cash used in operating activities.............   (17,360)    (8,794)   (11,605)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (140)      (161)    (1,275)
                                                              --------   --------   --------
          Net cash used in investing activities.............      (140)      (161)    (1,275)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on note payable -- related party.................    (3,500)    (7,200)    (5,500)
  Borrowings from note payable -- related party.............    21,446     17,733     10,749
  Payment of dividends -- Decoma Entities...................      (816)    (1,302)        --
  Distribution to minority interests -- Decoma Entities.....      (402)      (486)        --
                                                              --------   --------   --------
          Net cash provided by financing activities.........    16,728      8,745      5,249
                                                              --------   --------   --------
          Net decrease in cash and equivalents..............      (772)      (210)    (7,631)
CASH AND EQUIVALENTS:
  Balance, beginning of year................................     1,237      1,447      9,078
                                                              --------   --------   --------
  Balance, end of year......................................  $    465   $  1,237   $  1,447
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Cash paid during the year for interest....................  $  3,750   $  3,461   $  2,510
                                                              ========   ========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

(1)  ORGANIZATION AND BASIS OF PRESENTATION

  (a) General

     Florida Panthers Holdings, Inc. (the "Company"), through its wholly-owned subsidiary, Florida Panthers Hockey Club, Ltd. ("Limited" or the "Club"), owns and operates the Florida Panthers, a professional hockey team (the "Panthers") of the National Hockey League (the "NHL"). Additionally, the Company owns Arena Development Company Ltd., a Florida limited partnership formed for the purpose of developing a new multi-purpose, state-of-the-art sports and entertainment center (the "Broward County Civic Arena") in Broward County, Florida, and Arena Operating Company Ltd., a Florida limited partnership formed for the purpose of managing and operating the Broward County Civic Arena. Through its ownership of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), the Company also owns approximately 78% of the partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("DMAL") which operates the Miami Arena in which the Panthers currently play.

  (b) Initial Public Offering and Reorganization

     On November 13, 1996, the Company completed an initial public offering of its Class A common stock. Prior to the completion of the initial public offering and the concurrent offering (the "Prior Offerings") Mr. H. Wayne Huizenga, the Company's chairman, contributed the Club's Note Payable -- Related Party to the partnership. Following this contribution, all of the Club's partnership interests were exchanged for 4,149,710 shares of the Company's Class A common stock and 255,000 shares of the Company's Class B common stock (the "Recapitalization"). In addition, prior to the completion of the Prior Offerings, all of the partnership interests of Decoma I and Decoma II (collectively, "the Decoma Entities") were acquired by the Company in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by Mr. Huizenga, and the Financial Statements have been revised accordingly.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Hockey Revenue and Expense

     Revenue from Tickets, Television and radio broadcasting, and Advertising and promotions revenues generally are recorded at the time the game to which such proceeds relate is played. Team operations expenses, principally player compensation and game and playoff expenses (principally arena rentals and travel) are recorded as expenses on the same basis. Accordingly, advance ticket sales and payments on television and radio broadcasting contracts and payments for team and game expenses not earned or incurred are recorded as deferred revenues. Capitalized signing bonuses are amortized ratably as regular season games are played.

  (b) Arena Management Revenue and Expense

     Arena management revenue is recognized as earned and the related costs are charged to operations as incurred, in accordance with the terms of the Miami Arena Contract (the "MAC").

  (c) Pro Forma Net Loss Per Share

     Pro forma net loss per share is calculated assuming that the 4,404,710 shares of the Company's common stock issued in connection with the consummation of the Recapitalization described in Note 1 were outstanding at the beginning of all periods presented and that the 870,968 shares issued in connection with the

                        FLORIDA PANTHERS HOLDINGS, INC.

acquisition of the Decoma Entities were outstanding since August 6, 1994, the date such entities were acquired by Mr. Huizenga.

  (d) Cash and Equivalents

     Cash and equivalents consist primarily of cash in banks and highly-liquid investments with original maturities of 90 days or less.

  (e) Note Payable -- Related Party

     Note payable-related party represents a short-term borrowing of cash required for working capital from the Company's chairman. Such note bears interest at prime (8.25% at June 30, 1996) and is required to be repaid on demand.

  (f) Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Leasehold improvements......................................  5-20
Furniture, fixtures and equipment...........................  5- 7

  (g) Franchise Cost

     The Club was required to pay a $50,000,000 franchise fee to the NHL, of which $25,688,000 was allocated to the contracts of players selected in the 1993 expansion draft. The allocation was based upon the fair value of the player contracts acquired as determined by an independent appraisal firm. The portion allocable to player contracts is being amortized on a straight-line basis over the estimated useful lives of the contracts which has been determined to be approximately 6 years. The remaining portion of the franchise fee is classified as Franchise costs in the accompanying balance sheets and is being amortized on a straight-line basis over a 40 year life. For the fiscal years ended June 30, 1996, 1995 and 1994, the Club amortized $8,504,800, $5,083,856 and $5,592,189, respectively, in player contract acquisition costs. The amortization for the fiscal years ended June 30, 1996, 1995 and 1994 includes $4,899,630, $961,638 and $1,469,971 respectively, related to the write-off of unamortized player contract costs due to the outright release of certain players and the write-downs of contracts of active players to reflect reductions in remaining value.

     The Club accounts for trades of player contracts as like-kind exchanges, whereby the recorded basis of the contract of the acquired player(s) is equal to the net book value of the contract of the traded player(s) plus or minus any cash consideration.

     The Club continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of intangible assets, such as franchise cost and player contract acquisition costs, may warrant revision or that the remaining balance of the intangible asset may not be recoverable. If factors indicate that the franchise cost or player contract acquisition costs may be impaired, the Club uses an estimate of the remaining value of the franchise rights or the individual player's contract in measuring whether the intangible asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period.

     Effective July 1, 1995, the Company implemented the provisions of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As the Company had continually evaluated the realizability of its long-lived assets, adoption of the statement did not have a material effect on the Company's financial statements at the date of adoption.

                        FLORIDA PANTHERS HOLDINGS, INC.

  (h) Player Contract Costs

     Signing bonuses are amortized over the life of the player contract. Such signing bonuses expensed totaled approximately $2,251,700, $617,000 and $220,000 in the years ended June 30, 1996, 1995 and 1994, respectively, and have been included in Team operations in the accompanying consolidated statements of operations.

     Employment contracts with certain players require future compensation under certain circumstances. Generally, these contracts are executory in nature; accordingly, related payments are charged to operations over the contract playing seasons.

     The Club has obtained disability insurance policies for several of its players under multi-year contracts. Benefits would become payable after thirty consecutive games were missed by the insured player. The policies provide for payment of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.

  (i) Investment in Miami Arena Contract

     Amounts invested in the MAC have been reflected as Investment in Miami Arena contract in the accompanying consolidated balance sheets. Such amounts are being amortized using the straight-line method over the remaining term of the MAC.

  (j) Deferred Revenue

     Deferred revenue as of June 30, 1996, 1995 and 1994 consists primarily of payments for ticket purchases for the respective upcoming seasons. Ticket revenue is recognized as the underlying games are played.

  (k) Income Taxes

     The Company, as of the date of its incorporation, has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not". The adoption of SFAS No. 109 did not have a material impact on the financial position or results of operations of the Company.

     Prior to the Recapitalization, the Company's subsidiaries were non-tax paying entities. Accordingly, for all periods presented, no income tax provision has been provided, nor have any deferred tax assets or liabilities been established.

  (l) Concession Agreement

     Certain unrelated companies have the right, at home games, to sell consumable and non-consumable concessions. The Club is entitled to effectively receive amounts ranging from 7% to 35% of the hockey net consumable and non-consumable concessions income. The Club recorded $832,303, $363,401 and $763,651 for the years ended June 30, 1996, 1995 and 1994, respectively, in hockey net consumable and non-consumable concessions income. Such amounts have been included as a component of Other revenue in the accompanying consolidated statements of operations.

  (m) Television and Radio Agreements

     In August 1996, the Company entered into a letter of intent with SportsChannel Florida ("SportsChannel") for the local broadcast of the Panthers' games. The Company's chairman currently owns 70% of SportsChannel. Under the terms of this letter of intent, the Company granted to SportsChannel broadcast rights (other than radio broadcast rights) to a pre-determined number of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season. This letter of intent was subsequently

                        FLORIDA PANTHERS HOLDINGS, INC.

extended to cover the 1997-98 season. There can be no assurance that the Company and SportsChannel will enter into a definitive agreement. Currently, the Company and SportsChannel are operating under the terms of this letter of intent.

     In addition, the Club entered into a letter of intent with Sunshine Wireless Company Inc. ("Sunshine") for the local radio broadcast of all of the Panthers' games. Under the terms of this letter of intent, Sunshine has local radio broadcast rights to all of the Panthers' pre-season, regular season and post-season games during the 1996-97 season. Currently, the Company and Sunshine are operating under the terms of this letter of intent.

  (n) Advertising Agreements

     The Club has entered into multi-year agreements with several sponsors for advertising and promotional activities. Such agreements expire at various dates through June 30, 1998. The Club recognizes this revenue on a pro-rata basis over the respective terms of the underlying agreements.

  (o) Fair Value of Financial Instruments

     As of June 30, 1996 and 1995, the carrying amount of cash and equivalents, accounts receivable, note payable-related party, accounts payable and accrued expenses and long-term debt are reflected in the financial statements at cost which approximates fair value.

  (p) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (q) Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the accompanying financial statements have been reclassified to conform with the current year presentation.

  (r) Stock-Based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are continued, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to recognize compensation costs under the provisions of APB No. 25, and upon adoption of SFAS No. 123 as of July 1, 1996, will provide the expanded disclosure required by SFAS No. 123 for the year ending June 30, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

(3)  THE MIAMI ARENA

     The Miami Arena (the "Arena") is owned by the Miami Sports and Exhibition Authority ("MSEA"), an agency of the City of Miami. Under the terms of the MAC between MSEA and DMAL, DMAL operates the Arena. The MAC is scheduled to expire on July 8, 2020. Leisure Management Miami, Inc. ("LMMI"), manages the operations of the Arena, including rental of space, advertising, promotion, marketing, events management, box office, public relations and all custodial and support services. During 1994, subsequent to the execution of the MAC, approximately 50% of LMMI was acquired by the Company's chairman.

     A summary of certain terms of the MAC is presented below:

  (a) Operating Income (Loss)

     Under the terms of the MAC, the Arena's operating income (as defined by the MAC) is used to fund certain expenses and required payments before any distributions are made to DMAL and MSEA.

  (b) Seat Use Fee

     In accordance with the terms of the MAC, a $.75 to $1.00 seat use fee is collected by the Arena as part of the purchase price of all tickets sold. This charge is remitted quarterly to DMAL and MSEA based on percentages detailed in the MAC and is recognized by the Decoma Entities in the period during which the amount of such fees has been estimated and is determined to be collectible.

  (c) Operating Payment

     Under the terms of the MAC, DMAL is to receive a management fee from the Arena consisting of a fixed and variable operating payment. The fixed operating payment is based on an annual amount of $275,000, as adjusted for inflation. The variable operating payment is calculated as defined in the MAC, based upon the revenues of the Arena. In accordance with the terms of the MAC, the variable operating payment is made only after the Arena's operating income (as defined in the MAC) has been used to fund certain operating expenses and required payments. Any unpaid management fees are deferred up to a maximum of $1,000,000. DMAL is not entitled to recover any unpaid management fees in excess of $1,000,000. The Decoma Entities recognize variable operating payments as revenue in the period during which the amount of such payments has been determined and the collectibility is considered to be probable.

(4)  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1994, certain private corporate aircraft owned by Huizenga Holdings, Inc. ("HHI", a corporation whose sole shareholder is the Company's chairman) and its subsidiaries were leased by the Club. To the extent that such aircraft were used by Club employees, the actual operating and overhead costs related to such aircraft were charged back to the Club based on its pro-rata share of flight hours used during any given month. The Club incurred $94,613 of such charges in the year ended June 30, 1994. No such related party charges were incurred during the years ended June 30, 1996 and 1995.

     The Club pays a management fee to HHI equal to 1% of total revenue, excluding all NHL national television revenue and NHL Enterprise rights. Such fees totaled $293,239, $132,339 and $193,576 for the years ended June 30, 1996, 1995 and 1994, respectively, and are reflected as a component of Selling, general and administrative expenses in the accompanying consolidated statements of operations.

     During 1996, 1995 and 1994, the Company incurred interest expense of $3,448,136, $2,306,986 and $1,364,624, respectively, to related parties.

                        FLORIDA PANTHERS HOLDINGS, INC.

(5)  RELATED PARTY AND LONG-TERM DEBT

     In June 1993, the Company entered into a $25,000,000 revolving credit facility with a bank for the purpose of financing a portion of the $50,000,000 NHL franchise fee and to obtain working capital for use by Limited. The credit facility was subsequently converted to a $25,000,000 term loan. The Company is required to make quarterly interest payments through June 30, 1997 and quarterly principal and interest payments commencing July 1, 1997 and expiring May 31, 2001. The interest rate is LIBOR plus .75 percent per annum (6.34% at June 30, 1996). Following the completion of the Prior Offerings, this term loan was repaid in full.

     In June 1993, Limited entered into an agreement with an affiliate, Panthers Investment Venture ("PIV"), whereby Limited borrowed $20,000,000 bearing interest at LIBOR plus .75 percent per annum (6.34% at June 30, 1996). This note was issued contemporaneously with, and with terms similar to, a promissory note issued by PIV to a bank. PIV was a joint venture between the Company's chairman and Blockbuster Entertainment Corporation ("BEC"). However, during fiscal 1996, the terms of the joint venture agreement were modified such that BEC was no longer a party to the venture. PIV's note payable to the bank is guaranteed by the Company's chairman. This note is subordinated to the $25,000,000 term loan discussed above. Following the completion of the Prior Offerings discussed above, this note was repaid in full.

     The Club paid a commitment fee of $225,000 in connection with disbursements under these long-term debt arrangements. This amount has been capitalized as Other assets in the accompanying consolidated balance sheets and is being amortized over the period of the debt.

     The Club had entered into a series of interest rate swap agreements which synthetically fix the interest rates on the long-term debt agreements at 5.19% and 4.85% for the $25,000,000 term loan and the $20,000,000 PIV note payable, respectively. Such agreements expire concurrently with the underlying debt agreements. The Club accounts for these agreements as a hedge against the risk of future increases in interest rates. For the years ended June 30, 1996 and 1994, the Club recognized interest expense and income of approximately $353,000 and $134,000, respectively, as a result of entering into these interest rate swap agreements. For the year ended June 30, 1995, the Club recognized interest income and expense of $329,000 and $63,000, respectively, as a result of entering into these interest rate swap agreements. Amounts related to these interest rate swap agreements are reflected as a component of net interest expense in the accompanying consolidated statements of operations. Following the completion of the Prior Offerings, such swap agreements were terminated.

(6)  EMPLOYEE BENEFIT PLANS

     The Club's NHL hockey players are covered under the NHL Club Pension Plan and Trust (the "Plan") which is administered by the NHL and represents a multi-employer defined contribution plan. The Club's contributions to the Plan totaled $179,606, $89,379 and $183,564 for the years ended June 30, 1996, 1995 and 1994, respectively. Such contributions are included in Team operations in the accompanying consolidated statements of operations.

     Certain of the Club's employees are participants in a 401(k) Savings and Retirement Plan (the "401(k)"), a defined contribution plan for non-players. The 401(k) is available to employees over the age of 21 with at least one year of service who work a minimum of 1,000 hours per year. Game day arena employees are ineligible to participate in the 401(k). The Club may match a discretionary percentage of the amount contributed by the participant up to a limit of 6% of annual compensation. Employees may contribute up to 10% of their annual compensation. Participants are automatically vested in compensation deferrals. Vesting in Club matching contributions is at the rate of 20% after one year of plan participation, 40% after two years, 60% after three years, 80% after four years and 100% after five years. The Club did not make a discretionary contribution in 1996, 1995 or 1994.

                        FLORIDA PANTHERS HOLDINGS, INC.

     Through March 31, 1995, the Club's employees other than players and coaches were covered under a self-insured group health plan sponsored by HHI. The Club fully reimbursed the third-party administrator for its actual billed cost, including the cost of all paid claims for all Club employees other than coaches and players. Beginning April 1, 1995 the Club obtained commercial insurance coverage to cover such employees' health care costs for which employees make partial contributions. Players and coaches are covered under the NHL Medical and Dental Plan administered by the NHL, for which the Club pays 100% of the premiums.

(7)  COMMITMENTS AND CONTINGENCIES

     The Club is a party to a license agreement with LMII for the use of the Arena, for its home games. In May 1996, the Company entered into an amendment to the license for the Miami Arena (the "License Agreement"), extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The License Agreement contained substantially the same economic terms as the Miami Arena license and was subject to approval of MSEA. In June 1996, MSEA rejected the License Agreement and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the License Agreement. On an appeal, the decision was rendered in favor of the Company.

     The terms of the license and the related agreements provide for the Club to pay minimum rent of $9,000 per home game, a seat use charge of $.75 per ticket sold and 7.5% of gross ticket sales proceeds over $200,000 per season plus utilities, staffing and other operating expenses. For the years ended June 30, 1996, 1995 and 1994, rent expense for the license of the Arena was $1,787,795, $729,382 and $1,173,181, respectively.

     The Club has entered into employment agreements with various player and non-player employees which expire at various dates through June of 1999. As of June 30, 1996, the terms of these employment agreements require future payments, excluding bonuses, as follows:

FISCAL
------
1997........................................................  $17,757,121
1998........................................................   11,351,083
1999........................................................    2,013,049
                                                              -----------
                                                              $31,121,253
                                                              ===========

     In June 1996, the Company entered into a license agreement for the use of the Broward County Civic Arena (the "Broward License Agreement"). In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena for an amount to be determined concurrent with the issuance of the bonds. The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County the County Preferred Revenue Obligation. The Company believes that the revenue generated from the operations of the Broward County Civic Arena will be sufficient to provide Broward County with the County Preferred Revenue. The Broward License Agreement commences upon the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, the commencement of the Broward License Agreement may be deferred by the Club until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1, 1999. Once commenced, the Broward License Agreement is for a term of 30 years, which may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Club by Broward County.

     The Broward License Agreement entitles the Company to exclusive use of the Broward County Civic Arena during the playing of all its home games, and provides for nonexclusive use by the Club for practices and other team uses. Additionally, the License Agreement provides the Company with exclusive use of certain

                        FLORIDA PANTHERS HOLDINGS, INC.

spaces within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The Broward License Agreement contains a use covenant which requires the Company to play all of its home games at the Broward County Civic Arena during the term of the Broward License Agreement.

     Pursuant to the Broward License Agreement, the Company is entitled to receive all revenues from the sale of (i) general seating ticket sales for its home games to be played at the Broward County Civic Arena, (ii) non-consumable concession items at the Broward County Civic Arena during its home games, (iii) items in the Club's retail store to be located within the Broward County Civic Arena, (iv) (in conjunction with and subject to the rights of the NHL) the rights to all television and radio and other media broadcasting rights for hockey related events at the Broward County Civic Arena, (v) advertising within or on certain designated locations at the Broward County Civic Arena during hockey related events and (vi) Panthers' related sponsorships or NHL league-wide sponsorships. In addition, the Club is entitled to receive the first $14 million of "net operating income" generated by the Broward County Civic Arena and 80% with Broward County receiving 20% of all net operating income generated by the Broward County Civic Arena in excess of $14 million. "Net operating income" is defined to include revenues from building naming rights fees, food and beverage concessions, parking, non-hockey related advertising and all other revenues generated from non-hockey related events offset by certain arena operating and financing costs.

     The Club is obligated to pay rent in the amount of $7,500 per home game played by the Panthers at the Broward County Civic Arena and to pay certain utility and event staffing expenses, but the combined amounts payable by the Club under the Broward License Agreement will not exceed 5% of the gross receipts from the sale of general seating tickets to the Panthers' home games.

(8)  SUBSEQUENT EVENTS

  (a) Exchange Agreements

     On December 22, 1996, the Company entered into two definitive agreements (the "Exchange Agreements"), relating to the acquisition by the Company of direct and indirect ownership interests in each of the Hyatt Regency Pier 66 Resort & Marina and the Radisson Bahia Mar Beach Resort, in exchange for 4,450,000 shares and 3,950,000 shares of the Company's Class A Common Stock, respectively (together, the "Exchanges"). The Exchanges were consummated on March 4, 1997.

  (b) Broward County Litigation

     A lawsuit was filed on January 9, 1997 by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Broward County Civic Arena for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contained all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgment finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company appealed the decision rendered by the court. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $4,500,000.

                        FLORIDA PANTHERS HOLDINGS, INC.

  (c) Acquisition of Incredible Ice

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc., including the business, assets and operations of an operating twin pad ice rink facility. In addition, the Company acquired from an architectural firm and its principal certain architectural plans and designs relating to the ice rink facility. The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum obligation of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of Class A Common Stock with a market value of $4,000,000. These acquisitions will be accounted for as a purchase business combination.

  (d) Private Placement Transaction

     On January 30, 1997, the Company issued and sold 2,460,000 unregistered, but otherwise unrestricted (i.e., such shares are not subject to any type of "lockup" agreement), shares of Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $65,600,000 after deducting placement agency fees.

  (e) Securities Litigation

     On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against the Company and certain of its officers and directors which allege, among other things, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.

  (f) Boca Raton Hotel and Club

     On March 20, 1997, the Company entered into a contribution and exchange agreement related to the acquisition of substantially all of the assets of Boca Raton Hotel and Club Limited Partnership ("Boca Partnership") in exchange for certain consideration, including rights and warrants to acquire shares of the Company's Class A common stock, together with the assumption of certain indebtedness of Boca Partnership. The contribution and exchange was consummated on June 26, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
ASSETS
Current Assets:
  Cash and equivalents......................................  $ 75,129     $    465
  Accounts receivable.......................................    10,445        3,119
  Prepaid expenses and other................................     1,831          172
                                                              --------     --------
          Total current assets..............................    87,405        3,756
Property and equipment, net.................................   129,152          972
Franchise cost, net of accumulated amortization of $2,279
  and $1,823 at March 31, 1997 and June 30, 1996,
  respectively..............................................    22,033       22,489
Player contract acquisition costs, net of accumulated
  amortization of $21,250 and $19,181 at March 31, 1997 and
  June 30, 1996 respectively................................     4,438        6,507
Other intangible assets, net of accumulated amortization of
  $25 at March 31, 1997.....................................     6,118           --
Other assets................................................    12,925       14,036
                                                              --------     --------
          Total assets......................................  $262,071     $ 47,760
                                                              ========     ========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Deferred revenue..........................................  $  6,541     $    988
  Note payable -- related party.............................        --       40,172
  Related party debt........................................        --       20,000
  Accounts payable and accrued expenses.....................     9,298        2,313
  Current portion of long-term debt.........................    15,235           --
  Other current liabilities.................................     3,611        4,313
                                                              --------     --------
          Total current liabilities.........................    34,685       67,786
Long-term debt..............................................    25,951       25,000
Other non-current liabilities...............................     1,560        3,277
Shareholders' equity:
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 23,393,444 shares issued and
     outstanding............................................       234            9
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding...         3           --
  Contributed capital.......................................   200,124      (48,312)
  Accumulated deficit.......................................      (486)          --
                                                              --------     --------
          Total shareholders' equity (deficit)..............   199,875      (48,303)
                                                              --------     --------
  Total liabilities and shareholders' equity (deficit)......  $262,071     $ 47,760
                                                              ========     ========

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                           MARCH 31,               MARCH 31,
                                                     ---------------------   ----------------------
                                                      1997        1996        1997         1996
                                                     -------   -----------   -------    -----------
Revenue............................................  $21,754     $10,912     $37,137     $ 24,024
                                                     -------     -------     -------     --------
Operating expenses:
  Cost of services.................................   16,035      13,072      31,986       28,372
  Selling, general and administrative..............    3,146       1,669       7,243        5,055
  Amortization and depreciation....................    1,791       2,681       3,586        5,411
                                                     -------     -------     -------     --------
          Total operating expenses.................   20,972      17,422      42,815       38,838
                                                     -------     -------     -------     --------
     Net operating income (loss)...................      782      (6,510)     (5,678)     (14,814)
Interest and other income..........................      863          37       1,014           85
Interest and other expense.........................     (368)     (1,342)     (2,858)      (3,623)
                                                     -------     -------     -------     --------
     Net income (loss).............................  $ 1,277     $(7,815)    $(7,522)    $(18,352)
                                                     =======     =======     =======     ========

                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                           MARCH 31,               MARCH 31,
                                                     ---------------------   ----------------------
                                                      1997        1996        1997         1996
                                                     -------   -----------   -------    -----------
                                                               (PRO FORMA)              (PRO FORMA)
Per share data:
  Primary and fully diluted earnings (loss) per
     common and common equivalent share............  $  0.07     $ (1.48)    $ (0.72)    $  (3.48)
                                                     =======     =======     =======     ========
  Weighted average shares outstanding..............   17,510       5,276      10,498        5,276
                                                     =======     =======     =======     ========

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $ (7,522)   $(18,352)
  Adjustments to reconcile net loss to net cash used for
     operating activities --
     Amortization and depreciation..........................     3,586       5,411
     Deferred compensation..................................      (321)      1,669
     Minority interest......................................       416         153
  Changes in operating assets and liabilities --
     Accounts receivable....................................    (3,811)     (1,748)
     Prepaid expenses and other assets......................       112      (4,218)
     Accounts payable and accrued expenses..................       542         676
     Deferred revenue and other liabilities.................     3,013       3,744
                                                              --------    --------
          Net cash used in operating activities.............    (3,985)    (12,665)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in business acquisitions, net of cash
     acquired...............................................    (7,286)         --
  Capital expenditures......................................      (953)        (63)
                                                              --------    --------
          Net cash used in investing activities.............    (8,239)        (63)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................   131,938          --
  Payments on related party debt............................   (20,000)         --
  Payments on note payable and interest-related party.......      (340)     (3,500)
  Increase to interest payable-related party................     1,131       1,615
  Increase to note payable-related party....................        --      18,265
  Payment of long-term debt.................................   (25,130)         --
  Payment of dividends -- Decoma Entities...................      (140)       (643)
  Distribution to minority interests -- Decoma Entities.....      (571)       (283)
                                                              --------    --------
          Net cash provided by financing activities.........    86,888      15,454
                                                              --------    --------
          Net increase in cash and equivalents..............    74,664       2,726
Cash at beginning of period.................................       465       1,237
                                                              --------    --------
Cash at end of period.......................................  $ 75,129    $  3,963
                                                              ========    ========

NON-CASH TRANSACTIONS:

     In conjunction with the Prior Offerings and the reorganization of the Company, note payable -- related party of $40,963,000 was exchanged for 4,149,710 shares of Class A common stock, par value $.01 per share, and 255,000 shares of Class B common stock, par value $.01 per share, of the Company.

     In conjunction with the acquisitions of all of the ownership interests of Pier 66 and Bahia Mar, the Company issued 8,400,000 shares of Class A Common Stock. In conjunction with the acquisition of certain assets relating to the business of owning and operating a twin-pad ice rink facility, the Company issued 212,766 shares of Class A Common Stock.

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        (IN THOUSANDS EXCEPT SHARE DATA)

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of Florida Panthers Holdings, Inc. (the "Company") and its subsidiaries and have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The accompanying statements of operations cover the three and nine month periods ended March 31, 1997 and 1996. For financial reporting purposes, the Company recognizes all hockey related revenues and expenses over the course of the hockey season on a per game basis. With the National Hockey League ("NHL") regular season beginning in early October, the three and nine month periods ended March 31, 1997 encompassed 22 and 39 of the 41 Florida Panthers regular season home games, respectively. Based on the present NHL regular season schedule, which extends from early October through mid April, most of the Company's hockey related revenues and expenses are reported during the second and third quarters. Revenues and expenses relating to the Florida Panthers' participation in the 1996-97 Stanley Cup Playoffs will be reflected during the fourth quarter.

     Pro forma weighted average shares outstanding for the three and nine month periods ended March 31, 1996 and the nine month period ended March 31, 1997 include the 5,275,678 shares issued in connection with the Reorganization as if such Reorganization had occurred at the beginning of the periods presented. Such pro forma weighted average shares outstanding do not include the 7.3 million shares sold in the Prior Offerings prior to the date of the Prior Offerings (see
Note 2).

2. STOCK OFFERINGS

  THE PRIOR OFFERINGS

     On November 8, 1996, the Company sold a total of 7.3 million shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of which 2.7 million were sold to the public in an initial public offering ("IPO") and 4.6 million shares were sold in a concurrent offering directly to certain investors at a price equal to the IPO price per share less underwriting discounts and commissions but including the placement agent fee (collectively, the "Prior Offerings"). The shares of Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996.

     Prior to the completion of the Prior Offerings, and pursuant to an exchange agreement, the Company acquired all of the partnership interests in Florida Panthers Hockey Club, Ltd. ("Panthers Ltd.") in exchange for 4,149,710 shares of its Class A Common Stock and 255,000 shares of its Class B common stock, par value $.01 per share (the "Class B Common Stock"). Additionally, the Company acquired all of the outstanding stock of Decoma Investment, Inc. I (formerly BIL Development, Inc.) and Decoma Investment, Inc. II (formerly Linbeck Miami Corporation), and, in turn, approximately 78% of the partnership interests in

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

Decoma Miami Associates Ltd., a Florida limited partnership ("Decoma"), in exchange for 870,968 shares of its Class A Common Stock. Collectively, these transactions are referred to as the Reorganization.

     Common Stock Outstanding after the Prior Offerings:

Class A Common Stock........................................  12,320,678 shares
Class B Common Stock........................................     255,000 shares
                                                              -----------------
          Total.............................................  12,575,678 shares
                                                              =================

  PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in a private placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $65.6 million after deducting placement agency fees.

3. BUSINESS COMBINATIONS

  COMPLETED ACQUISITIONS

     Businesses acquired through March 31, 1997 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     On January 31, 1997, the Company acquired certain assets relating to the business of owning and operating a twin-pad ice facility located in Coral Springs, Florida in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Hyatt Regency Pier 66 Resort and Marina ("Pier 66") for 4,450,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997 the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar") in exchange for 3,950,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     The Company's consolidated results of operations on an unaudited pro forma basis assuming that the above acquisitions had occurred at the beginning of the period presented are as follows:

                                                              NINE MONTHS   NINE MONTHS
                                                                 ENDED         ENDED
                                                               MARCH 31,     MARCH 31,
                                                                 1997          1996
                                                              -----------   -----------
Revenue.....................................................    $67,582      $ 55,075
Net operating income (loss).................................    $ 1,083      $ (9,106)
Net loss....................................................    $(5,230)     $(15,531)
Pro forma fully diluted loss per common and common
  equivalent share..........................................    $  (.29)     $  (1.14)

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     The following summarizes the preliminary purchase price allocation for all business combinations accounted for under the purchase method of accounting consummated during the nine months ended March 31, 1997:

Property, plant and equipment...............................  $127,579
Other intangible assets.....................................     6,143
Working capital deficiency, excluding cash..................    (2,181)
Debt assumed................................................   (41,316)
Common stock issued.........................................   (82,939)
                                                              --------
Cash used in business acquisitions, net of cash acquired....  $  7,286
                                                              ========

  SUBSEQUENT ACQUISITIONS

     On March 20, 1997, the Company entered into a contribution and exchange agreement related to the acquisition of substantially all of the assets of Boca Raton Hotel and Club Limited Partnership ("Boca Partnership") in exchange for certain consideration, including 272,303 shares of Class A Common Stock, certain rights and warrants to acquire 5,112,396 shares of Class A Common Stock, and the assumption of $205.9 million of indebtedness and payment of deferred fees and additional interest charges owed by Boca Partnership. Consummation of the transaction, which will be accounted for under the purchase method of accounting, occurred on June 26, 1997. Accordingly, the financial statements included herein do not reflect any aspects of the exchanges.

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below:

                                                              MARCH 31,   JUNE 30,
                                                                1997        1996
                                                              ---------   ---------
Land and improvements.......................................  $ 28,588     $   --
Buildings and improvements..................................    89,106        792
Furniture, fixtures and equipment...........................    12,838        932
                                                              --------     ------
                                                               130,532      1,724
Less: accumulated depreciation..............................    (1,380)      (752)
                                                              --------     ------
                                                              $129,152     $  972
                                                              ========     ======

5. USE OF PROCEEDS/REPAYMENT OF OUTSTANDING DEBT

     The net proceeds from the sale of stock in the Prior Offerings totaled approximately $66.3 million. Shortly after the completion of the Prior Offerings, $45.0 million of the net proceeds of the Prior Offerings was used to repay the Company's indebtedness outstanding under the two term loans (which were used to pay the Company's cost of acquiring its NHL franchise). Additionally, in conjunction with the Reorganization, Mr. Huizenga received 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock in exchange for a note owed to him by the Company which represented cumulative advances, plus interest, totaling approximately $41.0 million as of September 30, 1996.

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

6. LONG-TERM DEBT

     In connection with the acquisition of the two resort and marina properties, the Company assumed certain debt. The Company's outstanding debt at March 31, 1997 consisted of the following:

Mortgage note, collateralized by substantially all Pier 66
  property and equipment, varying interest rate (8.39% at
  March 31, 1997), balloon payment on outstanding principal
  due June 29, 2000.........................................  $ 25,951
Note payable to bank, collateralized by substantially all
  Bahia Mar property and equipment, varying interest rate
  (8.69% at March 31, 1997), due June 30, 1997 but may be
  extended under a one year extension option................    15,235
                                                              --------
Total debt outstanding......................................    41,186
Less: current portion.......................................   (15,235)
                                                              --------
Long-term debt at March 31, 1997............................  $ 25,951
                                                              ========

7. STOCK OPTIONS AND WARRANTS

     The Company has a stock option plan under which the Company may grant to key employees and directors of the Company, stock options to purchase shares of Class A Common Stock. Stock options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Class A Common Stock at the date of grant.

     A summary of stock option transactions for the nine months ended March 31, 1997 is as follows:

Options outstanding at July 1, 1996.........................         --
Options Granted.............................................  1,033,265
Options Exercised...........................................         --
Options Canceled............................................    (16,725)
                                                              ---------
Options outstanding at March 31, 1997.......................  1,016,540
                                                              =========
Prices of options outstanding at March 31, 1997.............  $10.00 to
                                                              $   23.50
Average price of options outstanding at March 31, 1997......  $   10.20
Vested options at March 31, 1997............................         --
Options available for future grants at March 31, 1997.......  1,583,460

8. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of options. In computing earnings (loss) per common and common equivalent share, the Company utilizes the modified treasury stock method.

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings per share for the three months ended March 31, 1997, which is substantially the same as the computation used to calculate primary earnings per share, is as follows (in thousands):

Common shares outstanding...................................   23,648
Common equivalent shares....................................    1,017
Weighted average treasury shares purchased..................     (382)
Effect of using weighted average common and common
  equivalent shares outstanding.............................   (6,773)
                                                              -------
                                                               17,510
                                                              =======

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation and disclosure requirements for earnings or loss per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. The provisions of SFAS No. 128 require dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Furthermore, the provisions of SFAS No. 128 require basic EPS and diluted EPS be presented for both income (loss) from continuing operations and net income
(loss) on the face of the statement of operations. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data presented shall be restated to conform with the provisions of SFAS No. 128.

     The Company will adopt the provision of SFAS No. 128, as required. The Company's management believes such adoption will not have a material impact on the Company's EPS calculations.

                        FLORIDA PANTHERS HOLDINGS, INC.

                                INTRODUCTION TO
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

GENERAL

     The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1997 and the Unaudited Pro Forma Statements of Operations for the year ended June 30, 1996 and nine months ended March 31, 1997 reflect adjustments to Florida Panthers Holdings, Inc. Hyatt Regency Pier 66 Hotel, Radisson Bahia Mar Resort and Yachting Center, Incredible Ice and Boca Raton Resort & Club historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at March 31, 1997, or at the beginning of the period presented.

SEASONALITY

     The Company operates in two separate business segments, both of which are seasonal. Hockey related revenues and team operating expenses are recognized during the regular season which extends from early October through mid-April. In addition, approximately 45% to 50% of the resort net operating revenues are earned during the period from January through April.

THE PRIOR OFFERINGS

     The Unaudited Pro Forma Statements of Operations reflect the Company's Prior Offerings, which were effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the periods presented.

PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of $65.6 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Private Placement has been reflected in the Unaudited Pro Forma Consolidated Statements of Operations as if it had occurred at the beginning of the periods presented.

THE OFFERING

     The pro forma financial statements reflect this Offering (this "Offering") and the application of the net proceeds therefrom, as if the Offering had occurred on March 31, 1997, or at the beginning of the periods presented, as applicable. See "Use of Proceeds."

2301 LTD. AND RAHN LTD.

     Pursuant to the Pier 66 Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. were exchanged for 4,450,000 shares of the Company's Class A Common Stock. Pursuant to the Bahia Mar Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Rahn Ltd. were exchanged for 3,950,000 shares of the Company's Class A Common Stock. After the consummation of the transactions contemplated by the Exchange Agreements, the Company owns all of the ownership interests of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. and Rahn Ltd.

INCREDIBLE ICE

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc., including the business, assets and operations of a twin pad ice rink facility. In addition, the Company acquired from an architectural firm and such architectural firm's principal certain architectural plans and designs relating to the ice rink facility. The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $4,000,000. These acquisitions will be accounted for as purchase business combinations.

BOCA RATON HOTEL AND CLUB

     Pursuant to a contribution and exchange agreement on June 26, 1997, substantially all of the assets of Boca Raton Hotel and Club Limited Partnership (the "Boca Partnership") were transferred to Panthers BRHC Limited, a newly formed Florida limited partnership, in exchange for (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants to purchase 869,810 shares of the Class A Common Stock; (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control BRMC, L.P., a Delaware limited partnership, and the general partner of the Boca Partnership (the "Boca General Partner"), for their involvement in integrating Boca Raton Resort and Club ("Boca Resort") into the Company; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) exchange rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of the Company in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the acquisition of Boca Resort. Of the $95.9 million which was repaid, $60.9 million was paid from the Company's working capital and $35.0 million was paid from the incurrence of additional debt.

                        FLORIDA PANTHERS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                 BUSINESS ACQUIRED
                                                          --------------------------------
                                                             BOCA RATON                        PRO FORMA AS
                                      FLORIDA PANTHERS         RESORT         ACQUISITION    ADJUSTED FOR THE     OFFERING
                                       HOLDINGS, INC.          & CLUB         ADJUSTMENTS    BUSINESS ACQUIRED   ADJUSTMENTS
                                     ------------------   ----------------   -------------   -----------------   -----------
Current Assets:
 Cash and equivalents..............       $ 75,129            $  1,736         $ 35,000(c)       $ 16,012         $123,450(w)
                                                                                (95,853)(c)                        (76,143)(x)
 Accounts receivable...............         10,445              15,581                             26,026
 Prepaid expenses and other........          1,831              36,237                             38,068
                                           -------             -------         --------           -------         --------
       Total current assets........         87,405              53,554          (60,853)           80,106           47,307
Property and equipment, net........        129,152             116,789          228,201(a)        474,142
Franchise cost, net................         22,033                                                 22,033
Player contract acquisition costs,
 net...............................          4,438                                                  4,438
Investment in Miami Arena
 contract..........................          8,609                                                  8,609
Other intangible assets, net.......          6,118                                                  6,118
Other assets.......................          4,316              17,751           (9,620)(b)        12,447
                                           -------             -------         --------           -------         --------
       Total assets................       $262,071            $188,094         $157,728          $607,893         $ 47,307
                                           =======             =======         ========           =======         ========
Current Liabilities:
 Deferred revenue..................       $  6,541            $  4,936                           $ 11,477
 Accounts payable and accrued
   expenses........................          9,298              19,677         $ 11,800(b)         40,775
 Current portion of long-term
   debt............................         15,235                 400                             15,635         $(15,635)
 Other current liabilities.........          3,611               6,236           (3,725)(c)         6,122
                                           -------             -------         --------           -------         --------
       Total current liabilities...         34,685              31,249            8,075            74,009          (15,635)
Long-term debt.....................         25,951             174,800           20,332(b)        170,508          (60,508)(x)
                                                                                 35,000(c)
                                                                                (85,575)(c)
Other non-current liabilities......          1,560              58,511                             60,071
Shareholders' Equity
   Class A Common Stock............            234                                   45(d)            279               60(w)
   Class B Common Stock............              3                                                      3
   Contributed capital.............        200,124             (76,466)         179,851(d)        303,509          123,390(w)
   Accumulated deficit.............           (486)                                                  (486)
                                           -------             -------         --------           -------         --------
       Total shareholders'
        equity.....................        199,875             (76,466)         179,896           303,305          123,450
                                           -------             -------         --------           -------         --------
       Total liabilities and
        shareholders' equity.......       $262,071            $188,094         $157,728          $607,893         $ 47,307
                                           =======             =======         ========           =======         ========


                                     PRO FORMA AS
                                       ADJUSTED
                                     ------------
Current Assets:
 Cash and equivalents..............    $ 63,319

 Accounts receivable...............      26,026
 Prepaid expenses and other........      38,068
                                       --------
       Total current assets........     127,413
Property and equipment, net........     474,142
Franchise cost, net................      22,033
Player contract acquisition costs,
 net...............................       4,438
Investment in Miami Arena
 contract..........................       8,609
Other intangible assets, net.......       6,118
Other assets.......................      12,447
                                       --------
       Total assets................    $655,200
                                       ========
Current Liabilities:
 Deferred revenue..................    $ 11,477
 Accounts payable and accrued
   expenses........................      40,775
 Current portion of long-term
   debt............................          --
 Other current liabilities.........       6,122
                                       --------
       Total current liabilities...      58,374
Long-term debt.....................     110,000

Other non-current liabilities......      60,071
Shareholders' Equity
   Class A Common Stock............         339
   Class B Common Stock............           3
   Contributed capital.............     426,899
   Accumulated deficit.............        (486)
                                       --------
       Total shareholders'
        equity.....................     426,755
                                       --------
       Total liabilities and
        shareholders' equity.......    $655,200
                                       ========

           The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                         BUSINESSES ACQUIRED(V)(E)
                                                               PRO FORMA     -------------------------------------------------
                                                                   AS
                                  FLORIDA                       ADJUSTED
                                  PANTHERS         PRIOR        FOR THE
                               HOLDINGS, INC.    OFFERINGS       PRIOR                               ACQUISITION    INCREDIBLE
                                   ACTUAL       ADJUSTMENT     OFFERINGS     2301 LTD.   RAHN LTD.   ADJUSTMENTS       ICE
                               --------------   -----------   ------------   ---------   ---------   -----------    ----------
Revenue:
 Ticket sales................     $18,944                       $18,944
 Television and radio........       5,745                         5,745
 Advertising and promotion...       3,580                         3,580
 Arena operations............       2,138                         2,138
 Rooms.......................       2,535                         2,535       $ 8,846     $ 5,031
 Yachting and marina
   services..................         701                           701         2,242       2,865
 Food, beverage and
   banquets..................       1,209                         1,209         5,800       1,867
 Retail and other............         507                           507         1,623       1,815
 Other, primarily
   concessions...............       1,778                         1,778                                              $   356
                                  -------         ------        -------       -------     -------      -------       -------
      Total revenue..........      37,137                        37,137        18,511      11,578                        356
Cost of revenue:
 Team operations.............      27,482                        27,482
 Ticketing and arena
   operations................       2,865                         2,865
 Rooms.......................         408                           408         1,925       1,071
 Yachting and marina
   services..................         169                           169           656         612
 Food, beverage and
   banquets..................         843                           843         4,371       1,436
 Retail and other............         219                           219           727         796
 Selling, general and
   administrative............       7,243                         7,243         5,513       3,658      $   301(j)      1,175(k)
                                  -------         ------        -------       -------     -------      -------       -------
      Total cost of
       revenue...............      39,229                        39,229        13,192       7,573          301         1,175
Amortization and
 depreciation................      (3,586)                       (3,586)       (1,155)     (1,348)        (977)(i)       (36)
                                  -------         ------        -------       -------     -------      -------       -------
Operating income (loss)......      (5,678)                       (5,678)        4,164       2,657       (1,278)         (855)
Interest and other, net......      (1,844)        $2,069(g)         225        (1,487)       (816)
                                  -------         ------        -------       -------     -------      -------       -------
Net income (loss)............     $(7,522)        $2,069        $(5,453)      $ 2,677     $ 1,841      $(1,278)      $  (855)
                                  =======         ======        =======       =======     =======      =======       =======
Net income (loss) per
 share.......................     $ (0.72)(f)                   $ (0.43)(h)
Pro Forma weighted average
 shares outstanding..........      10,498(f)                     12,811(h)

                                        BUSINESSES ACQUIRED(V)(E)
                               --------------------------------------------          PRO FORMA AS
                                                                                     ADJUSTED FOR
                                                                                      THE PRIOR
                                                                                    OFFERINGS AND                     PRO FORMA
                               ACQUISITION      BOCA RATON      ACQUISITION         THE BUSINESSES      OFFERING          AS
                               ADJUSTMENTS    RESORT & CLUB     ADJUSTMENTS            ACQUIRED        ADJUSTMENT      ADJUSTED
                               -----------   ----------------   -----------        ----------------    ----------    ------------

Revenue:

 Ticket sales................                                                          $ 18,944                        $18,944

 Television and radio........                                                             5,745                          5,745

 Advertising and promotion...                                                             3,580                          3,580

 Arena operations............                                                             2,138                          2,138

 Rooms.......................                    $35,579                                 51,991                         51,991

 Yachting and marina

   services..................                                                             5,808                          5,808

 Food, beverage and

   banquets..................                     26,053                                 34,929                         34,929

 Retail and other............                     27,680                                 31,625                         31,625

 Other, primarily

   concessions...............                                                             2,134                          2,134

                                    ---            -----          -------                ------          ------        -------

      Total revenue..........                     89,312                                156,894                        156,894

Cost of revenue:

 Team operations.............                                                            27,482                         27,482

 Ticketing and arena

   operations................                                                             2,865                          2,865

 Rooms.......................                      8,199                                 11,603                         11,603

 Yachting and marina

   services..................                                                             1,437                          1,437

 Food, beverage and

   banquets..................                     20,410                                 27,060                         27,060

 Retail and other............                     14,694                                 16,436                         16,436

 Selling, general and

   administrative............     $   4(j)        25,917          $  (817)(j)(n)         42,994                         42,994

                                    ---            -----          -------                ------          ------        -------

      Total cost of

       revenue...............         4           69,220             (817)              129,877                        129,877

Amortization and

 depreciation................       (89)(l)       (4,667)          (1,768)(i)           (13,626)                       (13,626)

                                    ---            -----          -------                ------          ------        -------

Operating income (loss)......       (93)          15,425             (951)               13,391                         13,391

Interest and other, net......                    (13,250)           4,550(o)            (10,778)         $4,178(y)      (6,600)

                                    ---            -----          -------                ------          ------        -------

Net income (loss)............     $ (93)         $ 2,175          $ 3,599              $  2,613          $4,178        $ 6,791

                                    ===            =====          =======                ======          ======        =======

Net income (loss) per

 share.......................                                                          $   0.10(m)                     $  0.22(p)

Pro Forma weighted average

 shares outstanding..........                                                            26,623(m)                      30,324(p)


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1996

                                                                                             BUSINESSES ACQUIRED(V)(E)
                                                                                 --------------------------------------------------
                                                                   PRO FORMA
                                    FLORIDA                           AS
                                    PANTHERS                       ADJUSTED
                                   HOLDINGS,          PRIOR         FOR THE
                                      INC.          OFFERINGS        PRIOR                                ACQUISITION    INCREDIBLE
                                     ACTUAL        ADJUSTMENT      OFFERINGS     2301 LTD.   RAHN LTD.    ADJUSTMENTS      ICE(U)
                                 --------------    -----------    -----------    ---------   ----------   -----------    ----------
Revenue:
 Ticket Sales..................     $ 23,226                       $ 23,226
 Television and radio..........        5,141                          5,141
 Advertising and promotion.....        2,192                          2,192
 Arena operations..............        1,082                          1,082
 Rooms.........................                                                   $12,036     $ 6,251
 Yachting and marina
   services....................                                                     3,481       3,813
 Food, beverage and banquets...                                                     8,309       2,379
 Retail and other..............                                                     2,513       2,365
 Other, primarily
   concessions.................        2,446                          2,446
                                    --------         ------        --------       -------     -------       -------          --
      Total revenue............       34,087                         34,087        26,339      14,808
Cost of revenue:
 Team operations...............       32,639                         32,639
 Ticketing and arena
   operations..................        3,319                          3,319
 Rooms.........................                                                     2,698       1,402
 Yachting and marina
   services....................                                                     1,175         733
 Food, beverage and banquets...                                                     6,340       1,870
 Retail and other..............                                                     1,078       1,088
 Selling, general and
   administrative..............        8,371                          8,371         7,957       5,068       $   411(j)
                                    --------         ------        --------       -------     -------       -------          --
      Total cost of revenue....       44,329                         44,329        19,248      10,161           411
 Amortization and
   depreciation................       (9,815)                        (9,815)       (1,608)     (1,935)       (1,458)(i)
                                    --------         ------        --------       -------     -------       -------          --
Operating income (loss)........      (20,057)                       (20,057)        5,483       2,712        (1,869)
Interest and other, net........       (5,082)        $5,030(g)          (52)       (2,299)     (1,340)
                                    --------         ------        --------       -------     -------       -------          --
Net income (loss)..............     $(25,139)        $5,030        $(20,109)      $ 3,184     $ 1,372       $(1,869)         $
                                    ========         ======        ========       =======     =======       =======          ==
Net loss per share.............     $  (4.76)(q)                   $  (1.99)(r)
Pro Forma weighted average
 shares outstanding............        5,276(q)                      10,114(r)

                                        BUSINESSES ACQUIRED(V)(E)
                                 ----------------------------------------     PRO FORMA AS
                                                                              ADJUSTED FOR
                                                                                  THE
                                                                                 PRIOR
                                                BOCA RATON                   OFFERINGS AND                     PRO FORMA
                                 ACQUISITION     RESORT &     ACQUISITION    THE BUSINESSES     OFFERING          AS
                                 ADJUSTMENTS       CLUB       ADJUSTMENTS       ACQUIRED       ADJUSTMENT      ADJUSTED
                                 -----------   ------------   -----------    --------------    -----------    -----------
Revenue:
 Ticket Sales..................                                                 $ 23,226                       $ 23,226
 Television and radio..........                                                    5,141                          5,141
 Advertising and promotion.....                                                    2,192                          2,192
 Arena operations..............                                                    1,082                          1,082
 Rooms.........................                  $ 47,044                         65,331                         65,331
 Yachting and marina
   services....................                                                    7,294                          7,294
 Food, beverage and banquets...                    33,465                         44,153                         44,153
 Retail and other..............                    30,799                         35,677                         35,677
 Other, primarily
   concessions.................                                                    2,446                          2,446
                                      ---        --------       -------         --------         -------       --------
      Total revenue............                   111,308                        186,542                        186,542
Cost of revenue:
 Team operations...............                                                   32,639                         32,639
 Ticketing and arena
   operations..................                                                    3,319                          3,319
 Rooms.........................                    10,895                         14,995                         14,995
 Yachting and marina
   services....................                                                    1,908                          1,908
 Food, beverage and banquets...                    25,597                         33,807                         33,807
 Retail and other..............                    16,771                         18,937                         18,937
 Selling, general and
   administrative..............                    38,223       $(1,169)(n)(j)      58,861                       58,861
                                      ---        --------       -------         --------         -------       --------
      Total cost of revenue....                    91,486        (1,169)         164,466                        164,466
 Amortization and
   depreciation................     $(152)(l)      (6,420)       (1,719)(i)      (23,107)                       (23,107)
                                      ---        --------       -------         --------         -------       --------
Operating income (loss)........      (152)         13,402          (550)          (1,031)                        (1,031)
Interest and other, net........                   (15,697)        4,097(o)       (15,291)        $ 6,491(y)      (8,800)
                                      ---        --------       -------         --------         -------       --------
Net income (loss)..............     $(152)       $ (2,295)      $ 3,547         $(16,322)        $ 6,491       $ (9,831)
                                      ===        ========       =======         ========         =======       ========
Net loss per share.............                                                 $  (0.65)(s)                   $  (0.34)(t)

Pro Forma weighted average
 shares outstanding............                                                   25,237(s)                      28,938(t)


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

(a) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical cost is allocated based upon the relative market values as follows (in 000's):

                                             HISTORICAL   STEP-UP    AS ADJUSTED
                                             ----------   --------   -----------
Land.......................................   $ 26,851    $ 78,795    $105,646
Building, net..............................     63,157     149,406     212,563
Furniture and equipment, net...............     17,446          --      17,446
Construction-in-progress...................      9,335          --       9,335
                                              --------    --------    --------
  Total fixed assets.......................   $116,789    $228,201    $344,990
                                              ========    ========    ========

     The relative market values of property and equipment were determined by the Company's management in consultation with representatives of the current property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market. Although such allocation is preliminary, management believes that no material adjustments will be required once the Company's due diligence process has been completed.

(b) Represents adjustments to outstanding debt and related costs, including yield maintenance adjustment of $20,332,000 resulting from the early retirement of debt in connection with the change of control, reduction of deferred loan costs of $9,620,000 and accrual of acquisition closing costs of $11,800,000. The yield maintenance adjustment has been determined in accordance with Boca Partnership's debt agreements.

(c) Represents the use of Private Placement proceeds to repay approximately $30,243,000 of outstanding debt, approximately $20,332,000 of yield maintenance fees (see note (b) above) and $10,278,000 of deferred fees (including $3,725,000 of deferred fees due to the General Partner accrued at March 31, 1997) and additional interest charges owed by the Boca Partnership. Approximately $35,000,000 of additional debt will be repaid with funds provided by additional borrowings in accordance with the terms of the Contribution and Exchange.

(d) Represents the issuance of 4,514,889 shares of Class A Common Stock in exchange for the property and equipment detailed in note (a) less the fair value of long-term debt, per the Contribution and Exchange Agreement. The fair market value of the net assets received ($103,430,000 or $22.91 per share) is based on the average share price for 5 days before and 5 days after execution of the Contribution and Exchange Agreement reduced by a discount which was based upon the nature of the securities received (convertible limited partnership units) and the size of the block of shares to be ultimately issued. The adjustment amount is a combination of the partners' deficit and the fair value noted.

(e) Boca Raton Resort and Club has a fiscal year which ends on December 31. Reflected hereon are the results of operations for Boca Raton Resort and Club for the nine month period ended March 31, 1997 and the twelve month period ended June 30, 1996.

(f) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (i) 7,300,000 shares issued in connection with the Prior Offerings (ii) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) (iii) 212,766 shares issued in the acquisition of Incredible Ice and (iv) 2,460,000 shares issued in the Private Placement, all for the period for which they were actually outstanding.

(g) Represents the elimination of interest expense related to the term loan and the related party debt for the period prior to the Prior Offerings. The loans had an interest rate of LIBOR plus .75% per annum. In November 1996 these loans were repaid with the proceeds of the Prior Offerings.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(h) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings and for the periods for which they were actually outstanding and (i) 7,300,000 shares issued in connection with the Prior Offerings (ii) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) (iii) 212,766 shares issued in the acquisition of Incredible Ice and (iv) 2,460,000 shares issued in the Private Placement, all for the period for which they were actually outstanding.

(i) Represents the additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired companies.

(j) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings.

(k) These Selling, general and administrative costs include approximately $691,000 of legal and advisory costs incurred by the previous owners related to unconsummated private placement and business sale transactions.

(l) Represents the amortization of the excess of purchase price over the historical cost basis of assets of Incredible Ice ($6,092,000) over an estimated useful life of 40 years.

(m) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding and (vii) 4,514,889 shares issued in connection with the acquisition of Boca Raton Resort and Club as if they had been outstanding for the entire period presented and (viii) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness as if they had been outstanding for the entire period presented.

(n) Represents the net difference in contracted expenses incurred prior to the acquisition versus those to be incurred subsequent to the acquisition. Such costs include payments under employment contracts and management agreements.

(o) Represents the reduction of interest expense associated with approximately $145,000,000 of adjusted debt balances related to the acquisition of the Boca Raton Resort and Club as discussed in note (c).

(p) Net income per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice, as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     issued in the Private Placement for the period for which they were actually outstanding (vii) 4,514,889 shares issued in connection with the acquisition of Boca Raton Resort and Club as if they had been outstanding for the entire period presented, (viii) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness as if they had been outstanding for the entire period presented and (ix) 3,700,753 shares (of the 6,000,000 issued in the Offering) used to repay a portion of outstanding indebtedness assumed in the acquisition of the Resort Facilities, as if they had been outstanding for the entire period presented.

(q) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.

(r) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization and (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the entire period presented.

(s) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented and
     (iv) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented (v) 4,514,889 shares issued in connection with the acquisition of Boca Raton Resort and Club and
     (vi) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness as if they had been outstanding for the entire period presented.

(t) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (iv) 212,766 shares issued in the acquisition of Incredible Ice, as if they had been outstanding for the entire period presented, (v) 4,514,889 shares issued in connection with the acquisition of Boca Raton Resort and Club as if they had been outstanding for the entire period presented, (vi) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness as if they had been outstanding for the entire period presented and (vii) 3,700,753 shares (of the 6,000,000 issued in the Offering) used to repay a portion of outstanding indebtedness assumed in the acquisition of the Resort Facilities, as if they had been outstanding for the entire period presented.

(u) Incredible Ice commenced its operations during November, 1996. Accordingly, there are no results of operations included hereon for the period ended June 30, 1996.

(v) 2301 Ltd., Rahn Ltd. and Incredible Ice have fiscal years which end on December 31. Reflected hereon are the results of operations of 2301 Ltd., Rahn Ltd. and Incredible Ice for the twelve month period ended June 30, 1996 and the period from July 1, 1996 to the date of acquisition by the Company.

(w) Reflects the receipt of the net proceeds to the Company from the sale of 6,000,000 shares of Class A Common Stock in this Offering at a price of $20.58 per share after deducting underwriting discounts and commissions and other estimated offering expenses.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(x) Represents the use of the proceeds of the Offering to repay a portion of outstanding indebtedness assumed in the acquisition of the Resort Facilities.

(y) Represents the elimination of interest expense related to the repayment of indebtedness as discussed in note (x) above.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (a Florida limited partnership) as of December 31, 1995, and the related statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida,
  April 19, 1996

                             2301 SE 17TH ST., LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,665,918    $ 5,296,563
  Accounts receivable, net of allowance for doubtful
     accounts of $25,000 as of December 31, 1996 and 1995...    1,270,539      1,510,354
  Inventories...............................................      417,775        360,691
  Prepaid expenses and other current assets.................       52,650        112,827
                                                              -----------    -----------
          Total current assets..............................    7,406,882      7,280,435
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,989,415 and $3,402,512 as of December 31, 1996 and
  1995, respectively........................................   28,435,871     29,045,675
OTHER ASSETS, net of accumulated amortization of $1,659,860
  and $1,575,526 as of December 31, 1996 and 1995,
  respectively..............................................      350,338        387,638
                                                              -----------    -----------
          Total assets......................................  $36,193,091    $36,713,748
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   734,140    $ 1,210,721
  Accrued liabilities.......................................      974,562      1,070,441
  Advance deposits..........................................      400,049        522,622
                                                              -----------    -----------
          Total current liabilities.........................    2,108,751      2,803,784
LONG-TERM DEBT..............................................   25,741,929     25,522,398
                                                              -----------    -----------
          Total liabilities.................................   27,850,680     28,326,182
COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)
PARTNERS' EQUITY:
  General Partner...........................................       83,424         83,875
  Class A Limited Partners..................................    8,258,887      8,303,591
  Class B Limited Partners..................................          100            100
                                                              -----------    -----------
          Total partners' equity............................    8,342,411      8,387,566
                                                              -----------    -----------
          Total liabilities and partners' equity............  $36,193,091    $36,713,748
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Rooms..........................................  $ 12,885,858    $ 11,778,303    $  9,784,119
  Yachting and marina service....................     3,613,361       3,186,513       3,157,742
  Food, beverage and banquets....................     8,756,909       8,151,581       6,889,860
  Telephone, retail and other....................     2,466,427       2,516,960       2,100,903
                                                   ------------    ------------    ------------
          Total operating revenues...............    27,722,555      25,633,357      21,932,624
COSTS AND EXPENSES:
  Rooms..........................................     2,801,808       2,659,149       2,443,787
  Yachting and marina service....................     1,199,177         984,456         869,688
  Food, beverage and banquets....................     6,543,959       6,273,101       5,670,050
  Telephone, retail and other....................     1,098,451       1,121,172       1,082,039
  Selling, general and administrative............     3,389,522       3,488,941       3,020,107
  Property operations, maintenance and energy
     costs.......................................     2,723,454       2,535,241       2,423,787
  Royalty fees, property taxes, insurance,
     etc.........................................     1,404,356       1,189,549       1,103,749
  Depreciation and amortization..................     1,675,608       1,566,582       1,428,172
  Related party management fee...................       530,000         514,000         560,000
                                                   ------------    ------------    ------------
          Total costs and expenses...............    21,366,335      20,332,191      18,601,379

          Income from operations.................     6,356,220       5,301,166       3,331,245

OTHER INCOME (EXPENSE):
  Interest income................................       233,859         225,111         120,989
  Interest expense...............................    (2,375,634)     (2,424,040)     (2,168,908)
  Loss on disposal of fixed assets...............       (59,600)       (114,230)        (12,523)
                                                   ------------    ------------    ------------

NET INCOME.......................................     4,154,845       2,988,007       1,270,803
PRO FORMA INCOME TAX PROVISION (Note 3)..........     1,620,389       1,165,323         495,613
                                                   ------------    ------------    ------------
PRO FORMA NET INCOME AFTER INCOME TAXES..........  $  2,534,456    $  1,822,684    $    775,190
                                                   ============    ============    ============

NET INCOME ALLOCATED TO:
  General Partner................................  $     41,549    $     29,880    $     12,708
  Class A Limited Partners.......................     4,113,296       2,958,127       1,258,095
  Class B Limited Partners.......................            --              --              --
                                                   ------------    ------------    ------------

          Total Net income.......................  $  4,154,845    $  2,988,007    $  1,270,803
                                                   ============    ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          CLASS A             CLASS B
                                   GENERAL PARTNER    LIMITED PARTNERS    LIMITED PARTNERS       TOTAL
                                   ---------------    ----------------    ----------------    -----------
PARTNERS' EQUITY, December 31,
  1993...........................     $ 76,287          $ 7,552,369             $100          $ 7,628,756
  Partner distributions..........      (10,000)            (990,000)              --           (1,000,000)
  Net income.....................       12,708            1,258,095               --            1,270,803
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1994...........................       78,995            7,820,464              100            7,899,559
  Partner distributions..........      (25,000)          (2,475,000)              --           (2,500,000)
  Net income.....................       29,880            2,958,127               --            2,988,007
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1995...........................       83,875            8,303,591              100            8,387,566
  Partner distributions..........      (42,000)          (4,158,000)              --           (4,200,000)
  Net income.....................       41,549            4,113,296               --            4,154,845
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1996...........................     $ 83,424          $ 8,258,887             $100          $ 8,342,411
                                      ========          ===========           ======          ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,154,845    $ 2,988,007    $ 1,270,803
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization..................    1,675,608      1,566,582      1,428,172
     Amortization of debt discount..................      219,532        484,462        540,505
     Loss on disposal of fixed assets...............       59,600        114,230         12,523
     Changes in assets and liabilities:
       Accounts receivable..........................      239,815       (553,103)       262,716
       Inventories..................................      (57,084)         4,009         67,323
       Prepaid expenses and other current assets....       60,177         13,538         91,229
       Other assets.................................        6,706         37,494         31,515
       Restricted cash fund.........................           --         21,357        482,585
       Accounts payable and accrued liabilities.....     (572,461)       794,087     (1,386,047)
       Advance deposits.............................     (122,573)      (124,738)       304,176
                                                      -----------    -----------    -----------
          Total adjustments.........................    1,509,320      2,357,918      1,834,697
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    5,664,165      5,345,925      3,105,500
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,094,810)    (1,049,310)    (1,103,095)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................           --             --        994,105
  Repayment of long-term debt.......................           --             --        (48,000)
  Distributions to partners.........................   (4,200,000)    (2,500,000)    (1,000,000)
                                                      -----------    -----------    -----------
          Net cash used in financing activities.....   (4,200,000)    (2,500,000)       (53,895)
                                                      -----------    -----------    -----------
          Net increase in cash and cash
            equivalents.............................      369,355      1,796,615      1,948,510
CASH AND CASH EQUIVALENTS, beginning of period......    5,296,563      3,499,948      1,551,438
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............  $ 5,665,918    $ 5,296,563    $ 3,499,948
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........  $ 2,156,102    $ 1,936,838    $ 1,628,403
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     2301 SE 17th St., Ltd. (the "Partnership"), a Florida limited partnership, was formed on March 5, 1993 for the purpose of acquiring, owning and operating Pier 66 Resort Hotel and Marina, a 380-room resort hotel and conference facility and a marina which accommodates 142 yachts, located on approximately 23 acres in Fort Lauderdale, Florida, (the "Resort"). The partnership agreement, amended and modified on June 29, 1993, is hereinafter referred to as the "Partnership Agreement".

     The Partnership acquired its interest in the Resort from SSA Associates and Pier Operating Associates, Ltd. on June 29, 1993. The aggregate purchase price paid by the Partnership for its interest in the Resort was approximately $30,310,000. Of this amount, $22,000,000 was funded by refinancing the existing mortgage loan on the Resort.

     The Partnership will terminate on December 31, 2035, or sooner, in accordance with the terms of the Partnership Agreement (see Note 11). The General Partner of the Partnership is 2301 Mgt., Ltd. (the "General Partner"). 2301 Joint Venture and Rahn Pier, Inc. are Class A Limited Partners and First Winthrop Corporation and Sixty-Six Inc. are Class B Limited Partners.

     Class B Limited Partners are not required to make additional capital contributions, have no rights to vote on partnership matters and do not participate in the allocation of partnership profits and losses. If the General Partner and the Class A Limited Partners have both received the Minimum Qualified Distributions (as defined in the Partnership Agreement), then 15 percent of the distributions with respect to a Capital Transaction (as defined in the Partnership Agreement) that would otherwise have been made to the General Partner and the Class A Limited Partners will instead be made to the Class B Limited Partners.

     After any special allocations required by the Partnership Agreement, profits and losses of the Partnership shall be allocated 1 percent to the General Partner and 99 percent to the Class A Limited Partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Land improvements..............................      20 years
Building and improvements......................      40 years
Furnishings and equipment......................     5-7 years

                             2301 SE 17TH ST., LTD.

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The implementation of this standard had no impact on the financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis. Amounts outstanding at December 31, 1996 are $181,228 and are included in Accounts receivable in the accompanying balance sheet.

(3) INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The pro forma income tax provision in the accompanying statements of operations is presented for informational purposes as if the Partnership was a C corporation during the years presented. Pro forma taxes have been computed based on an overall estimated effective rate of 39%.

                             2301 SE 17TH ST., LTD.

(4) ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of December 31, 1996 and 1995:

                                                         1996         1995
                                                       --------    ----------
Accrued salaries and wages...........................  $195,613    $  168,736
Accrued vacation.....................................   227,883       191,046
Sales tax payable....................................   129,306       108,621
Other accrued liabilities............................   421,760       602,038
                                                       --------    ----------
                                                       $974,562    $1,070,441
                                                       ========    ==========

(5) LONG-TERM DEBT:

     The property was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company. In addition, the Partnership obtained an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. This rate was 8.39 percent and 8.0 percent at December 31, 1996 and 1995, respectively. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment on the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt franchise agreement, an assignment of leases, rents and profits, trademarks and the management agreement.

     The outstanding balances of the notes at December 31, 1996 and 1995 were as follows:

                                                       1996           1995
                                                    -----------    -----------
Note 1............................................  $21,951,325    $21,951,325
Note 2............................................    4,000,000      4,000,000
                                                    -----------    -----------
                                                     25,951,325     25,951,325
Less: Unamortized discount based on imputed
  interest rate of 9%.............................     (209,396)      (428,927)
                                                    -----------    -----------
                                                    $25,741,929    $25,522,398
                                                    ===========    ===========

     As required by the loan agreement, the Partnership maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3 percent of gross revenues net of amounts expended by the Resort for replacement of capital assets and is funded quarterly for the preceding quarter. The CEP establishes a minimum level of fixed asset expenditures to be made by the Partnership. To the extent these minimum expenditure levels are not achieved, such shortfall is to be included in the CEP fund. Beginning July 1, 1995, the Resort voluntarily increased the CEP reserve to 4 percent of gross revenues; however, the loan agreement fund is only funded for the required 3 percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996 and 1995, the balance of the CEP reserve is $1,284 and $9,218, respectively, and is included in Other assets in the accompanying balance sheets.

(6) MANAGEMENT AGREEMENT:

     The Partnership entered into a hotel management agreement with Rahn Pier Mgt., Inc., a company affiliated by common ownership and management with the general partner and Class A limited partners, effective June 29, 1993. The agreement provides for a management fee equal to three percent of gross

                             2301 SE 17TH ST., LTD.

revenues during the first year, payable monthly. Management fees for the second year equal two percent of gross revenues and for each year thereafter through December 31, 2003, an amount equal to the total management fee during the second year.

     Management fees for the Resort amounted to approximately $530,000, $514,000 and $560,000, in 1996, 1995 and 1994, respectively, and are included in Related party management fee in the accompanying statements of operations. Fees payable to Rahn Pier Mgt., Inc. were approximately $50,000 as of December 31, 1996 and 1995. In addition, during 1994 construction management fees of $48,000 were paid to Rahn Properties, Inc., an affiliate of the general partner and Class A limited partners and are included in Royalty fees, property taxes, insurance, etc., in the accompanying statements of operations.

(7) LICENSE AND FRANCHISE AGREEMENTS:

  Hyatt Franchise--

     As of November 14, 1994, Rahn Pier Mgt., Inc. entered into a franchise agreement with Hyatt Franchise Corporation. The agreement is for a 20 year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: one percent from December 1, 1994 through November 30, 1995, three percent from December 1, 1995 through November 30, 1996, four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees amounted to $398,175 and $132,449 in 1996 and 1995, respectively.

     The agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses" based on the relation of the Resort's total number of guest rooms to the average number of guest rooms in all Hyatt Resorts in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to the Hotel. Total Hyatt expenses other than the royalty fees amounted to $501,752 and $502,658 for the years ended December 31, 1996 and 1995, respectively, and are included in Rooms and Selling, general, and administrative expenses in the accompanying statements of operations.

     The franchise agreement requires the Partnership to maintain a reserve for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. This reserve is determined as a percentage of gross room revenues: three percent through November 1995 and four percent thereafter.

     The franchise agreement requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. In addition, the replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

                             2301 SE 17TH ST., LTD.

(8) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and land improvements........................      $ 6,547,452             $ 6,547,452
Building and improvements.........................       18,937,564              18,396,035
Furnishings and equipment.........................        7,742,848               7,315,209
Operating equipment...............................          197,422                 189,491
                                                        -----------             -----------
                                                         33,425,286              32,448,187
Less: Accumulated depreciation....................       (4,989,415)             (3,402,512)
                                                        -----------             -----------
                                                        $28,435,871             $29,045,675
                                                        ===========             ===========

(9) LEASES:

     Leases for operating equipment are contracted under the Partnership's name. The following is a schedule of future minimum lease payments for the operating leases, with initial or remaining terms in excess of one year, as of December 31, 1996:

  1997............................................     $ 75,825
  1998............................................       48,196
  1999............................................        2,136
  2000............................................          356
  Thereafter......................................           --
                                                       --------
                                                       $126,513
                                                       ========

     Operating lease costs totaled $89,073, $92,717 and $91,820, for 1996, 1995 and 1994, respectively.

     The Resort also has various marina and long-term tenant leases. The receipts on these tenant leases are included in Telephone, retail and other. Lease income totaled $381,296, $351,006 and $347,949, for 1996, 1995 and 1994,
respectively.

     The Partnership leased a restaurant located at the Resort to an unrelated party in August 1993 for a period of 5 years beginning November 1, 1993 with four, five-year renewal options. Annual rent is $204,000 plus 7 percent of annual gross sales in excess of $3,500,000.

     Other leases for building space have been contracted with unrelated parties for operation of a spa and a yacht broker. The spa lease is for a period of three years beginning February 1, 1992 with two three-year renewal options. The lease was renewed on February 1, 1995 with annual rent of $27,336 plus five percent of gross sales. The yacht broker lease is for three years beginning January 1, 1995 with one three-year renewal option. Annual rent is $92,812.

     The following is a schedule of future minimum cash receipts for tenant operating leases with initial term in excess of one year, as of December 31, 1996:

  1997............................................     $239,373
  1998............................................      191,554
  Thereafter......................................           --

                             2301 SE 17TH ST., LTD.

(10) DEFERRED COMPENSATION PLAN:

     The Rahn Pier Mgt., Inc. offers its employees a deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from one percent to 14 percent of their compensation during the Plan year. Rahn Pier Mgt., Inc. matches 25 percent of the first four percent contributed by each Plan participant and effective January 1, 1996, the matched contributed percentage was increased to six percent. Rahn Pier Mgt., Inc. incurred expenses related to the Plan of $48,359, $40,791 and $45,973, in 1996, 1995 and 1994, respectively.

(11) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 4.45 million shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Rahn Bahia Mar, Ltd.:

     We have audited the accompanying balance sheets of Rahn Bahia Mar, Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                              RAHN BAHIA MAR, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,653,789    $ 1,010,993
  Accounts receivable, net of allowance for doubtful
     accounts of $9,506 and $9,600 as of December 31, 1996
     and 1995...............................................      604,720        519,779
  Inventories...............................................      204,860        180,713
  Prepaid expenses and other current assets.................       63,522        124,681
                                                              -----------    -----------
     Total current assets...................................    3,526,891      1,836,166
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,311,773 and $2,381,116 as of December 31, 1996 and
  1995......................................................   28,907,213     30,005,394
OTHER ASSETS................................................      191,591        287,375
                                                              -----------    -----------
          Total assets......................................  $32,625,695    $32,128,935
                                                              ===========    ===========
                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   292,067    $   434,870
  Accrued liabilities.......................................      567,160        476,064
  Advance deposits..........................................      486,313        385,864
  Current portion of long-term debt.........................   15,495,000        710,000
                                                              -----------    -----------
          Total current liabilities.........................   16,840,540      2,006,798
LONG-TERM DEBT, net of current portion......................           --     15,495,000
                                                              -----------    -----------
          Total liabilities.................................   16,840,540     17,501,798
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
PARTNERS' EQUITY:
  General Partner...........................................      157,852        146,272
  Limited Partners..........................................   15,627,303     14,480,865
                                                              -----------    -----------
          Total partners' equity............................   15,785,155     14,627,137
                                                              -----------    -----------
          Total liabilities and partners' equity............  $32,625,695    $32,128,935
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
OPERATING REVENUES:
  Rooms..........................................    $ 6,881,263    $ 5,338,328       $1,421,161
  Yachting and marina service....................      3,870,609      4,213,381        1,995,704
  Food, beverage and banquets....................      2,686,536      1,782,380          621,207
  Telephone, retail and other....................      2,571,326      2,135,405          671,859
                                                     -----------    -----------       ----------
          Total operating revenues...............     16,009,734     13,469,494        4,709,931
COSTS AND EXPENSES:
  Rooms..........................................      1,499,432      1,294,583          572,516
  Yachting and marina service....................        765,719        996,900          536,137
  Food, beverage and banquets....................      2,104,675      1,593,065          758,372
  Telephone, retail and other....................      1,126,165      1,060,365          399,090
  Selling, general and administrative............      1,789,949      1,759,968          671,422
  Property operations, maintenance and energy
     costs.......................................      1,406,022      1,286,357          760,174
  Royalty fees, property taxes, insurance,
     etc.........................................      1,881,905      1,851,898          745,386
  Depreciation and amortization..................      1,970,770      1,848,544          593,033
                                                     -----------    -----------       ----------
          Total costs and expenses...............     12,544,637     11,691,680        5,036,130
                                                     -----------    -----------       ----------
     Income (loss) from operations...............      3,465,097      1,777,814         (326,199)
OTHER INCOME (EXPENSE):
  Interest income................................         98,126         57,983           18,288
  Interest expense...............................     (1,405,205)    (1,455,129)        (443,629)
  Loss on disposal of fixed assets...............             --         (1,991)              --
                                                     -----------    -----------       ----------
                                                      (1,307,079)    (1,399,137)        (425,341)
                                                     -----------    -----------       ----------
NET INCOME (LOSS)................................      2,158,018        378,677         (751,540)
PRO FORMA INCOME TAX BENEFIT (PROVISION) (Note
  3).............................................       (841,626)      (147,684)         293,101
                                                     -----------    -----------       ----------
PRO FORMA NET INCOME (LOSS) AFTER INCOME TAXES...    $ 1,316,392    $   230,993       $ (458,439)
                                                     ===========    ===========       ==========
NET INCOME (LOSS) ALLOCATED TO:
  General Partner................................    $    21,580    $     3,787       $   (7,515)
  Limited Partners...............................      2,136,438        374,890         (744,025)
                                                     -----------    -----------       ----------
          Total Net income (loss)................    $ 2,158,018    $   378,677       $ (751,540)
                                                     ===========    ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                   GENERAL PARTNER    LIMITED PARTNERS
                                                        (1%)               (99%)             TOTAL
                                                   ---------------    ----------------    -----------
PARTNERS' CONTRIBUTION, June 28, 1994............     $150,000          $14,850,000       $15,000,000
  Net loss.......................................       (7,515)            (744,025)         (751,540)
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1994..............      142,485           14,105,975        14,248,460
  Net income.....................................        3,787              374,890           378,677
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1995..............      146,272           14,480,865        14,627,137
  Partner Distributions..........................      (10,000)            (990,000)       (1,000,000)
  Net income.....................................       21,580            2,136,438         2,158,018
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1996..............     $157,852          $15,627,303       $15,785,155
                                                      ========          ===========       ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 2,158,018    $   378,677      $   (751,540)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities --
     Depreciation and amortization...............      1,970,770      1,848,544           593,033
     Loss on disposal of fixed assets............             --          1,991                --
     Changes in assets and liabilities:
       Accounts receivable.......................        (84,941)      (143,063)         (376,716)
       Inventories...............................        (24,147)        (5,469)         (175,244)
       Prepaid expenses and other current
          assets.................................         61,159         (2,270)         (122,411)
       Other assets..............................         95,784        (44,983)         (302,522)
       Accounts payable, accrued liabilities and
          advance deposits.......................         48,742     (1,298,268)        2,595,066
                                                     -----------    -----------      ------------
          Total adjustments......................      2,067,367        356,482         2,211,206
                                                     -----------    -----------      ------------
          Net cash provided by operating
            activities...........................      4,225,385        735,159         1,459,666
                                                     -----------    -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (872,589)    (3,776,347)      (28,612,485)
                                                     -----------    -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds........................             --      3,553,715        13,196,285
  Long-term debt repayments......................       (710,000)      (545,000)               --
  Partners' capital contribution.................             --             --        15,000,000
  Partners' capital distribution.................     (1,000,000)            --                --
                                                     -----------    -----------      ------------
          Net cash provided by (used in)
            financing activities.................     (1,710,000)     3,008,715        28,196,285
                                                     -----------    -----------      ------------
          Net increase (decrease) in cash and
            cash equivalents.....................      1,642,796        (32,473)        1,043,466
CASH AND CASH EQUIVALENTS, beginning of period...      1,010,993      1,043,466                --
                                                     -----------    -----------      ------------
CASH AND CASH EQUIVALENTS, end of period.........    $ 2,653,789    $ 1,010,993      $  1,043,466
                                                     ===========    ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.......    $ 1,405,205    $ 1,328,496      $    497,043
                                                     ===========    ===========      ============

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Rahn Bahia Mar, Ltd. (the "Partnership"), a Florida limited partnership, was formed and began operations on June 28, 1994 for the purpose of owning the Bahia Mar Resort and Yachting Center (the "Resort"), in Fort Lauderdale, Florida. Rahn Bahia Mar, G.P., Ltd. (the "General Partner"), a Florida limited partnership, is the general partner of the Partnership (1% owner) and engages in transactions on the Partnership's behalf. Limited partners include Rahn Bahia Mar, Inc., a Florida corporation (19.5% owner), and Bahia Mar Joint Venture, a Florida general partnership (79.5% owner). The term of the partnership agreement is 50 years and expires December 31, 2044.

     The Partnership's tax basis profits, losses and excess net cash flows, as defined by the Partnership agreement (the "Agreement"), are allocated to the partners on the basis of their respective percentage interests in the Partnership, as defined by the Agreement.

     On June 28, 1994, the Partnership entered into a license agreement with Radisson Hotels International, Inc. ("Radisson"), covering a period of 10 years. The terms of the agreement allow the Partnership to operate the Resort using the Radisson system. Annual fees payable to Radisson pursuant to the agreement range from one percent to four percent (increasing one percent each year) of the first $7,000,000 of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7,000,000 through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis:

Land improvements..................................  15 years
Building and improvements..........................  40 years
Furnishings........................................   7 years

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

                              RAHN BAHIA MAR, LTD.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. At the date of implementation, this standard had no impact on the Partnership's financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Partnership's business. In addition, the Partnership is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis.

(3) INCOME TAXES:

Provisions for federal and state income taxes have not been made in the accompanying financial statements, as the Partnership's tax basis profits and losses are allocated to the partners (see Note 1). The pro forma income tax provision in the accompanying statement of operations is presented for informational purposes as if the Partnership was a C corporation during the years for which pro forma information is presented. Such pro forma taxes have been computed on an overall estimated effective rate of 39%.

(4) RELATED PARTY TRANSACTIONS:

     Rahn Properties, Inc. ("Rahn"), provided renovation management services to the Partnership. Fees totaling $88,000 and $114,000 in 1995 and 1994, respectively, were paid to Rahn in connection with the renovation of the Hotel and are reflected in the cost of the property. The Partnership also reimbursed Rahn for various expenses incurred in performing these services including the renovation management and administrative staff salaries, telephone, utilities and postage. Reimbursements totaling $9,955 and $9,862 in 1995 and 1994, respectively, are also reflected in the cost of the property. No such fees or reimbursements were made in 1996. Included in accounts payable at December 31, 1995 are amounts due to Rahn of $8,576. No such amounts were payable at December 31, 1996.

                              RAHN BAHIA MAR, LTD.

     The Partnership has a management agreement with Rahn Bahia Mar Mgmt., Inc. ("Rahn Management") for a period of ten years ending June 30, 2004. The agreement requires a management fee of three percent of gross revenues, as defined in the management agreement, during the first eighteen months of the agreement and a two percent fee for 1996 and thereafter. Management fees paid to Rahn Management totaled $321,193, $405,261 and $141,298 in 1996, 1995 and 1994,
respectively.

     The management agreement requires Rahn Management to set aside cash from Hotel operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be restricted is three percent of the Hotel's gross revenues each month during the term of the agreement. All cash was spent on its required purpose at December 31, 1996.

     Fees paid to Radisson pursuant to the license agreement with Radisson (see
Note 1) totaled $206,438 $107,127, and $13,395, in 1996, 1995 and 1994,
respectively.

(5) LONG-TERM DEBT:

     Long-term debt consists of a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125 percent at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the note has monthly principal installments of $45,000 commencing in February 1995. The principal payments increased to $55,000 in August 1995 and $65,000 in August 1996. The maturity date for the note is June 30, 1997, but may be extended under a one year extension option. During the extension period, the monthly principal installments will increase to $75,000, the interest rate will increase by 1 percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Capitalized interest paid in 1994 and included in the cost of the property is $53,414. Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.

(6) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and improvements.............................      $ 8,202,702             $ 8,127,597
Buildings and improvements........................       18,149,511              17,798,505
Furnishings and equipment.........................        6,779,921               6,338,365
Operating equipment...............................           86,852                 122,043
                                                        -----------             -----------
                                                         33,218,986              32,386,510
Less: Accumulated depreciation....................       (4,311,773)             (2,381,116)
                                                        -----------             -----------
                                                        $28,907,213             $30,005,394
                                                        ===========             ===========

(7) COMMITMENTS AND CONTINGENCIES:

     The Partnership leases the Resort site under an operating lease which had a term through September 30, 2037. On January 4, 1995, the term of this lease was extended for an additional period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the lease agreement, the Partnership is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of a

                              RAHN BAHIA MAR, LTD.

percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of the annual gross operating revenue, as defined in the lease agreement, or a minimum annual rent payment. Minimum lease payments were $150,000 a year through September 30, 1995; effective October 1, 1995 the minimum annual rent is $300,000 payable in quarterly installments. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or eighty percent of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the lease totaled $632,907 and $510,956 for the years ended December 31, 1996 and 1995, respectively, and $174,174 for the period from inception (June 28, 1994) to December 31, 1994.

     Effective October 1, 1995 and continuing annually for the remaining term of the lease, the lease agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of the Resort's revenues, as defined in the lease agreement. All cash was spent on its required purpose at December 31, 1996.

     The Hotel also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including the property lease and operating leases, are as follows:

1997............................................     $   407,080
1998............................................         406,137
1999............................................         391,241
2000............................................         343,784
2001............................................         304,126
Thereafter......................................      18,200,000
                                                     -----------
                                                     $20,052,368
                                                     ===========

(8) DEFERRED COMPENSATION PLAN:

     Effective July 1, 1995, Rahn Management offered its employees a multi-employer deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from 1 percent to 14 percent of their compensation during the Plan year. Rahn Management matched 25 percent of the first 4 percent contributed by each Plan participant, prior to January 1, 1996. Effective January 1, 1996, Rahn Management matches 25 percent of the first six percent contributed by each Plan participant. Rahn Management contributed $16,002 and $9,721 to the Plan in 1996 and 1995, respectively.

(9) EXCHANGE AGREEMENT:


     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 3,950,000 shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and, as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Coral Springs Ice, Ltd.:

     We have audited the accompanying balance sheet of Coral Springs Ice, Ltd. (a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity (deficit) and cash flows for the period from inception (February 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Springs Ice, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 7, 1997.

                            CORAL SPRINGS ICE, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   35,614
  Accounts receivable.......................................      62,513
  Inventories...............................................      71,847
  Prepaid expenses and other current assets.................      56,883
                                                              ----------
          Total current assets..............................     226,857
Buildings and Equipment, at cost, net of accumulated
  depreciation of $17,285...................................   6,298,340
Other Assets................................................     138,000
                                                              ----------
          Total assets......................................  $6,663,197
                                                              ==========
               LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $  181,659
  Accrued expenses..........................................     376,684
  Deferred revenue..........................................     159,869
  Retainage payable.........................................     269,333
  Note payable..............................................   6,541,849
                                                              ----------
          Total current liabilities.........................   7,529,394
                                                              ----------
Partners' equity (deficit):
  General partner...........................................    (779,577)
  Limited partner...........................................     (86,620)
                                                              ----------
          Total partners' equity (deficit)..................    (866,197)
                                                              ----------
          Total liabilities and partners' equity
          (deficit).........................................  $6,663,197
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Revenues....................................................  $ 149,653
Cost of revenues............................................    (49,155)
                                                              ---------
          Gross profit......................................    100,498
Selling, General and Administrative Expenses................   (966,795)
                                                              ---------
          Net loss..........................................  $(866,297)
                                                              =========

  The accompanying notes to financial statements are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

                                                        GENERAL       LIMITED
                                                        PARTNER       PARTNER         TOTAL
                                                       ---------      --------      ---------
Capital contribution at inception....................  $      90      $     10      $     100
Net loss.............................................   (779,667)      (86,630)      (866,297)
                                                       ---------      --------      ---------
          Partners' deficit at December 31, 1996.....  $(779,577)     $(86,620)     $(866,197)
                                                       =========      ========      =========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net loss..................................................  $  (866,297)
  Adjustments to reconcile net loss to net cash used by
     operating activities --
     Depreciation and amortization..........................       17,285
     Changes in assets and liabilities:
       Accounts receivable..................................      (62,513)
       Inventories..........................................      (71,847)
       Prepaid expenses.....................................      (56,883)
       Other assets.........................................     (138,000)
       Accounts payable.....................................      181,659
       Accrued expenses.....................................      326,684
       Deferred revenue.....................................      159,869
       Retainage payable....................................      269,333
                                                              -----------
          Net cash used in operating activities.............     (240,710)
                                                              -----------

Cash Flows From Investing Activities:
  Capital expenditures......................................   (6,315,625)
                                                              -----------
          Net cash used in investing activities.............   (6,315,625)
                                                              -----------

Cash Flows From Financing Activities:
  Proceeds from note payable................................    6,541,849
  Advances from related parties.............................       50,000
  Capital contributions.....................................          100
                                                              -----------
          Net cash provided by financing activities.........    6,591,949
                                                              -----------
          Net increase in cash and cash equivalents.........       35,614
Cash and Cash Equivalents, beginning of period..............           --
                                                              -----------
Cash and Cash Equivalents, end of period....................  $    35,614
                                                              ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Coral Springs Ice, Ltd., a Florida limited partnership (the "Partnership"), was organized on February 26, 1996 with Coral Springs Ice, Inc. as the general partner as well as a limited partner and Iceland (Coral Springs) Corp. as the other limited partner. The Partnership was formed to construct, operate and manage an enclosed twin ice rink facility (the "Facility") in Coral Springs, Florida. The Facility will operate as the concessionaire under a Concession Agreement with the City of Coral Springs. The Partnership completed construction and commenced operation of the Facility in November, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (c) Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of hockey and figure skating retail goods and food and beverage items.

  (d) Buildings and Equipment

     The Partnership's assets are carried at the lower of cost or estimated fair value. All expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

  (e) Depreciation

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Building and improvements...................................   40 years
Furniture, fixtures and equipment...........................  5-7 years

  (f) Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market.

  (g) Deferred Revenue

     The Partnership collects fees in advance from customers for hockey and figure skating programs and records such fees as deferred revenue. Revenue is recognized as the related services are provided.

  (h) Fair Value of Financial Instruments

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable, accrued expenses and other financial instruments, generally determined using the present

                            CORAL SPRINGS ICE, LTD.

value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

(3)  INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership.

(4)  MANAGEMENT AGREEMENT:

     In November 1996, Real Ice Sports Facility Management, Inc. began providing management services to the Partnership for a monthly fee of $6,250 included in selling, general and administrative expenses. Coral Springs Ice, Ltd. operated under the terms of a management agreement with this company through January 1997, although the agreement was never signed.

(5)  BUILDINGS AND EQUIPMENT:

     The balance of buildings and equipment at December 31, 1996, consists of the following:

Building and improvements...................................  $5,892,195
Furniture, fixtures and equipment...........................     423,430
                                                              ----------
                                                               6,315,625
Less -- Accumulated depreciation............................     (17,285)
                                                              ----------
Building and equipment, net.................................  $6,298,340
                                                              ==========

     Included in the building costs is $269,333 of retainage. This represents the construction holdback of 5% of costs to date as per the construction contract. It will be paid to the contractor when all work is satisfactorily completed.

(6)  NOTE PAYABLE:

     The Partnership obtained a loan from Trizec Ice, Inc. (the sole owner of Coral Springs Ice, Inc.) to fund construction costs of the Facility and related costs. The outstanding loan balance ($6,678,874 as of January 31, 1997) was repaid in connection with the sale of assets (see Note 8).

(7)  CONCESSION AGREEMENT:

     The Partnership is party to a concession agreement with the City of Coral Springs which allows the Partnership to utilize city-owned land upon which the Facility is located. The term of this agreement is 49 years with an option to extend for two 25 year periods. The concession agreement requires the Partnership to pay a minimum monthly rental of $2,500 (plus six percent sales tax) to the City of Coral Springs. The agreement requires additional contingent payments that are dependent on the level of revenues. In the first five years of operations, four percent of total revenues, to the extent that this exceeds the minimum monthly charge, is payable to the City of Coral Springs each month.

(8)  SALE OF ASSETS:

     On January 31, 1997, the Partnership completed the sale of substantially all of its operating assets to Florida Panthers Ice Ventures, Inc., a wholly-owned subsidiary of Florida Panthers Holdings, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Boca Raton Hotel and Club Limited Partnership

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida

January 29, 1997, except as to Note 12, which is as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
Boca Raton Hotel and Club Limited Partnership

     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

West Palm Beach, Florida
January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit:
  General Partner...........................................    (2,492)    (2,249)
  Class A Limited Partners..................................   (80,067)   (65,892)
  Class B Limited Partner...................................    (1,674)    (1,328)
                                                              --------   --------
          Total Partners' deficit...........................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727   108,190..     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary items:
  Net gain on debt restructuring............................         --      10,328       6,704
  Net (loss) on debt restructuring, including debt
     prepayment penalty of ($3,515).........................     (8,932)         --          --
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................       --     (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club Membership cash and note payments.......       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (1,284)     11,374       8,213
                                                               ---------    --------    --------
Investing activities:
  Restricted cash and short-term investments................      (5,216)    (10,964)      1,124
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (22,596)    (15,565)     (2,330)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)

1.  ORGANIZATION

     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.

CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.

PREMIER CLUB MEMBERSHIP DEPOSITS

     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................  3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS

     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.

DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:

                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)

INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

          6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT

     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

5.  MORTGAGES AND OTHER LOANS PAYABLE

     Various refinancing activities occurred in 1996 and can be summarized as follows:

                                                            (IN THOUSANDS)
                                                                                      TOTAL
                                        OUTSTANDING        1996                    OUTSTANDING
                                        BALANCE AT       PRINCIPAL     1996          DEBT AT
LOAN DESCRIPTION, INTEREST RATE      DECEMBER 31, 1995   PAYMENTS    NEW DEBT   DECEMBER 31, 1996
-------------------------------      -----------------   ---------   --------   -----------------
Nomura-$75,000.....................       $ 71,524        $71,524                    $    -0-
Starwood-$50,000...................         51,000         51,000                         -0-
Starwood-$500 -- 14 1/2%...........            500                                        500
RMA -- 7%..........................         10,000            300                       9,700
Senior Facility, LIBOR + 2 1/4%....                                  110,000          110,000
Subordinate Facility, 13%..........                                   20,000           20,000
Starwood-$35,000, 18.5%............         10,000                    25,000           35,000
Other..............................            212            212                         -0-
                                          --------        --------   --------        --------
                                          $143,236        $123,036   $155,000        $175,200
                                          ========        ========   ========        ========

FIRST MORTGAGE NOTES

     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.

     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

     In conjunction with the refinancing, the Partnership recorded a loss on debt restructuring of $5,417 which represents the write off of debt issue costs. The Partnership paid a loan prepayment penalty of $3,515 to Nomura.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:

                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000

  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is collateralized by the notes receivable due from club members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========

---------------

(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500,

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.

     Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.

(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.

     In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.

(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.

     The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.

(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.

     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.

     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.

6.  BANYAN MORTGAGE LOANS

     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.

     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.

     Fees incurred in 1993
     Capital raising fee(1)......................................  $   1,650
     Debt reduction fee(2).......................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
     Capital raising fee(3)......................................        728
     Debt reduction fee(4).......................................      1,140
     Settlement fee(5)...........................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Plus: Fees incurred in 1995
     Debt restructuring fee(6)...................................        243
     Capital raising fee(7)......................................        173
     Debt reduction fee(8).......................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173
(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.

     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.

     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS

     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,    DECEMBER 31,
                                                              ---------    ------------
                                                                1997           1996
                                                              ---------    ------------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,736       $  1,126
  Restricted cash and short-term investments................    28,005         18,887
  Accounts receivable, net of allowance for doubtful
     accounts of $397 and $412, respectively, at March 31,
     1997 and December 31, 1996.............................    11,689         12,203
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,892          3,840
  Other current assets......................................       970            727
  Prepaid insurance.........................................     1,489          1,697
  Inventories...............................................     5,773          5,725
                                                              --------       --------
          Total current assets..............................    53,554         44,205
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,131          8,246
Property and improvements:
  Land......................................................    26,851         26,851
  Buildings and improvements................................   114,199        114,199
  Furnishings and equipment.................................    20,407         20,407
  Construction in progress..................................     9,335          6,750
                                                              --------       --------
                                                               170,792        168,207
  Less accumulated depreciation.............................   (54,003)       (52,479)
                                                              --------       --------
                                                               116,789        115,728
Deferred loan costs and other, net..........................     9,620         10,080
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

                           LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  5,791       $  4,490
  Advance deposits..........................................     2,511          3,027
  Accrued interest payable..................................     4,466          3,296
  Accrued payroll costs and employee benefits...............     2,674          3,015
  Due to general partner....................................     3,725          3,725
  Other accounts payable and accrued expenses...............     6,746          6,102
  Deferred membership revenue...............................     4,936          7,232
  Current portion of mortgage and other loans payable.......       400            400
                                                              --------       --------
          Total current liabilities.........................    31,249         31,287
Mortgage and other loans payable, less current portion......   174,800        174,800
Accrued settlement costs....................................       500            500
Premier Club membership deposits and credits, net...........    58,011         55,905
Partners' deficit:
  General Partner...........................................    (2,337)        (2,492)
  Class A Limited Partners..................................   (72,593)       (80,067)
  Class B Limited Partner...................................    (1,536)        (1,674)
                                                              --------       --------
          Total Partners' deficit...........................   (76,466)       (84,233)
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Rooms.....................................................   $18,523    $17,593
  Food and beverage.........................................    10,443     10,582
  Club Membership, Retail and Other.........................    10,664      9,454
                                                               -------    -------
          Total revenues....................................    39,630     37,629
Cost of Revenue:
  Rooms.....................................................     3,194      3,126
  Food and beverage.........................................     7,545      7,356
  Club Membership, Retail and Other.........................     5,772      5,142
  Selling, general and administrative.......................     4,334      4,270
  Property maintenance and energy costs.....................     2,444      2,555
  Other indirect costs......................................     2,007      2,369
                                                               -------    -------
          Total cost of revenue.............................    25,296     24,818
Depreciation and amortization...............................     1,559      1,391
Operating income............................................    12,775     11,420
Interest expense, net.......................................     5,008      3,903
Profit before extraordinary items...........................     7,767      7,517
                                                               -------    -------
Net income..................................................   $ 7,767    $ 7,517
                                                               =======    =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                                 (UNAUDITED)
Operating activities:
  Net income................................................  $ 7,767   $ 7,517
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,938     1,444
     Changes in operating assets and liabilities:
       Accounts receivable..................................      514    (2,064)
       Prepaid expenses and other assets....................      (35)     (622)
       Inventories..........................................      (48)      (82)
       Accounts payable, trade..............................    1,301    (1,265)
       Advance deposits.....................................     (517)     (275)
       Accrued interest payable.............................    1,170       540
       Accrued payroll costs and employee benefits..........     (341)       87
       Other accounts payable and accrued expenses..........      644     1,106
       Deferred membership revenue..........................   (2,296)   (1,705)
       Premier Club Membership cash and note payments.......    2,216     1,206
                                                              -------   -------
       Net cash provided by operating activities............   12,313     5,887
                                                              -------   -------
Investing activities:
  Restricted cash and short-term investments................   (9,118)    2,002
  Additions to construction in progress.....................   (2,585)   (2,183)
                                                              -------   -------
       Net cash used in investing activities................  (11,703)     (181)
                                                              -------   -------
Financing activities:
  Principal payments of mortgage and other loans payable....       --      (482)
                                                              -------   -------
       Net cash used in financing activities................       --      (482)
                                                              -------   -------
Net increase in cash and cash equivalents...................      610     5,224
Cash and cash equivalents at beginning of period............    1,126     2,886
                                                              -------   -------
Cash and cash equivalents at end of period..................  $ 1,736   $ 8,110
                                                              =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................  $ 3,447   $ 3,307
                                                              =======   =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements of Boca Raton Hotel and Club Limited Partnership (the "Partnership") as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.

2. COMMITMENTS AND CONTINGENCIES

     On March 20, 1997, BRMC, corporate general partner of BRMC, L.P., and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, had an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

3. SUBSEQUENT EVENT

     On April 3, 1997, the Partnership sold approximately 7 acres of land that formed part of the Resort Golf Course for $6,675,000. The proceeds from this sale will be used to completely reconstruct the Golf Course and provide additional working capital. The estimated cost of the project is approximately $6,000,000. Construction began on April 21, 1997 and is anticipated to be ready for play December 15, 1997.

======================================================

    NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
Prospectus Summary.......................    1
Summary Financial Data...................    5
Risk Factors.............................    6
Use of Proceeds..........................   16
Price Range of Class A Common Stock......   16
Dividend Policy..........................   16
Capitalization...........................   17
Selected Financial Data..................   18
Selected Unaudited Pro Forma Financial
  Data...................................   19
Management's Discussion and Analysis of
  Financial Condition And Results of
  Operations.............................   21
Business.................................   29
The National Hockey League...............   42
Management...............................   44
Certain Transactions.....................   49
Principal Shareholders...................   51
Selling Stockholders.....................   52
Description of Capital Stock.............   54
Underwriting.............................   57
Legal Matters............................   59
Experts..................................   59
Additional Information...................   59
Index to Financial Statements............  F-1


======================================================

======================================================


                                6,780,135 SHARES


                                    '[LOGO]

                        FLORIDA PANTHERS HOLDINGS, INC.

                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES  CORPORATION

                                ALLEN & COMPANY
                                  INCORPORATED

                        RAYMOND JAMES & ASSOCIATES, INC.
                                          , 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant pursuant to a contractual obligation, are as follows:

SEC Registration Fee........................................  $ 43,069
NYSE Additional Listing Fee.................................    51,300
NASD Filing Fee.............................................    14,213
Printing Expenses...........................................   175,000
Accounting Fees and Expenses................................    75,000
Legal Fees and Expenses.....................................   150,000
Miscellaneous...............................................    16,418
                                                              --------
          Total.............................................  $525,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
(1) or subsection (2), or in defense of any proceeding referred to in subsection
(1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in connection with the private placement (the "Private Placement") at a price of $27.75 per share to certain accredited investors. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to the Company of approximately $67.0 million after deducting placement agency fees.

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. ("Iceland") and Iceland Holdings, Inc. ("IHI"), including the business, assets and operations of an operating twin-pad ice rink facility. The consideration paid by the Company in connection with these acquisitions included 212,766 shares of Class A Common Stock. The issuance of these 212,766 shares of Class A Common Stock to the sole shareholder of Iceland and IHI, who is an accredited investor, was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 4, 1997, the Company acquired all of the direct and indirect ownership interests of Pier 66 and Bahia Mar in exchange for 4,450,000 and 3,950,000 shares of Class A Common Stock, respectively. The issuance of these shares was to accredited investors and was exempt from registration pursuant to
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1     --   Form of Underwriting Agreement by and between the Company
               and Donaldson, Lufkin & Jenrette Securities Corporation,
               Allen & Company Incorporated and Raymond James & Associates,
               Inc. (Class A Common Stock)
  2.1     --   Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
  2.2     --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3     --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
  2.4     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
  2.5     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
  2.6     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
  2.7     --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
  2.8     --   Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996.***
  2.9     --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC
               Corporation****
  2.10    --   Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff
  3.1     --   Amended and Restated Articles of Incorporation of the
               Company*
  3.2     --   Form of By-Laws of the Company*
  4.1     --   Amended and Restated Loan Agreement, dated June 25, 1997,
               among Panthers BRHC Limited, the banks listed on the
               signature page thereto and the Bank of Nova Scotia*****
  5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company*****
 10.1     --   Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida*
 10.2     --   Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida*
 10.3     --   Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida*
 10.4     --   Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida*
 10.5     --   Employment Agreement by and between William A. Torrey and
               the Company*
 10.6     --   Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
 10.7     --   Miami Arena Contract, dated as of October 10, 1986, as
               amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
 10.8     --   First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9     --   Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management International)*
 10.10    --   1996 Stock Option Plan*
 10.11    --   Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
 10.12    --   Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
 10.13    --   Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
 10.14    --   Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1     --   Subsidiaries of the Company*
 23.1     --   Consent of Arthur Andersen LLP*****



 23.2     --   Consent of KPMG Peat Marwick LLP*****
 23.3     --   Consent of Price Waterhouse LLP*****

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 23.4     --   Consent of Ernst & Young LLP*****
 23.5     --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinions filed as Exhibit 5.1)*****
 24.1     --   Powers of Attorney (included on the signature page of this
               Registration Statement)*****


---------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
   ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
  *** Incorporated by reference to the Company's Definitive Consent Solicitation
      Statement filed on March 4, 1997 -- SEC File No. 0-21435
 **** Incorporated by reference to the Company's Registration Statement on Form
      S-4 -- SEC File 333-28951

***** Previously Filed


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 4th day of August, 1997.


                                          Florida Panthers Holdings, Inc.

                                          By:     /s/ William M. Pierce
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and Chief
                                              Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                          *                            Chairman of the Board            August 4,
-----------------------------------------------------    (Principal Executive Officer)  1997
                  H. Wayne Huizenga

                          *                            Vice Chairman                    August 4,
-----------------------------------------------------                                   1997
                  Richard C. Rochon

                          *                            President and Director           August 4,
-----------------------------------------------------                                   1997
                  Richard H. Evans

                          *                            President of Florida Panthers    August 4,
-----------------------------------------------------    Hockey Club, Inc. and          1997
                  William A. Torrey                      Director

                /s/ WILLIAM M. PIERCE                  Senior Vice President and Chief  August 4,
-----------------------------------------------------    Financial Officer (Principal   1997
                  William M. Pierce                      Financial Officer)

                          *                            Vice President and Corporate     August 4,
-----------------------------------------------------    Controller (Principal          1997
                  Steven M. Dauria                       Accounting Officer)

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                          *                            Director                         August 4,
-----------------------------------------------------                                   1997
                  Steven R. Berrard

                                                       Director
-----------------------------------------------------
                 Dennis J. Callaghan

                                                       Director
-----------------------------------------------------
                   Michael S. Egan

                                                       Director
-----------------------------------------------------
                     Chris Evert

                          *                            Director                         August 4,
-----------------------------------------------------                                   1997
                  Harris W. Hudson

                                                       Director
-----------------------------------------------------
               George D. Johnson, Jr.

         *By:         /s/ William M. Pierce
-----------------------------------------------------
                  William M. Pierce
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement by and between the Company and Donaldson, Lufkin & Jenrette Securities Corporation,
               Allen & Company Incorporated and Raymond James & Associates,
               Inc. (Class A Common Stock)
 2.1       --  Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
 2.2       --  Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
 2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
 2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
 2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
 2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
 2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
 2.8       --  Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996.***
 2.9       --  Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC
               Corporation****
 2.10      --  Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff
 3.1       --  Amended and Restated Articles of Incorporation of the
               Company*
 3.2       --  Form of By-Laws of the Company*
 4.1       --  Amended and Restated Loan Agreement, dated June 25, 1997, among Panthers BRHC Limited, the banks listed on the
               signature page thereto and the Bank of Nova Scotia*****
 5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company*****
10.1       --  Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida*
10.2       --  Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida*
10.3       --  Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida*
10.4       --  Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida*
10.5       --  Employment Agreement by and between William A. Torrey and the Company*
10.6       --  Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
10.7       --  Miami Arena Contract, dated as of October 10, 1986, as amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
10.8       --  First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
10.9       --  Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management International)*
10.10      --  1996 Stock Option Plan*
10.11      --  Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
10.12      --  Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
10.13      --  Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
10.14      --  Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
21.1       --  Subsidiaries of the Company*
23.1       --  Consent of Arthur Andersen LLP*****
23.2       --  Consent of KPMG Peat Marwick LLP*****
23.3       --  Consent of Price Waterhouse LLP*****
23.4       --  Consent of Ernst & Young LLP*****
23.5       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinions filed as Exhibit 5.1)*****
24.1       --  Powers of Attorney (included on the signature page of this
               Registration Statement)*****


---------------

    * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
   ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
  *** Incorporated by reference to the Company's Definitive Consent Solicitation
      Statement filed on March 4, 1997 -- SEC File No. 0-21435
 **** Incorporated by reference to the Company's Registration Statement on Form
      S-4 -- SEC File 333-28951

***** Previously Filed